UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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STORE Capital Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April [    ], 2019

Dear Fellow Stockholder:

You are invited to attend the 2019 Annual Meeting of Stockholders of STORE Capital Corporation. The meeting will be held on Thursday, May 30, 2019, at 9:00 a.m., Arizona time. The Annual Meeting will be a completely “virtual meeting” of stockholders. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualstockholdermeeting.com/STOR2019 and entering the 16-digit control number included in your notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the business of our company by voting on the matters described in the accompanying proxy statement. We hope that you will be able to attend the meeting during which our directors and senior leadership team will be available to answer questions.

Your vote is important. Whether you plan to attend the meeting or not, please return a completed proxy card as promptly as possible or authorize your proxy on the Internet or by calling the toll-free telephone number included in the proxy materials provided to you. The attached proxy statement contains instructions regarding all three methods of authorizing your proxy. If you attend the meeting virtually through the Internet, you may continue to have your shares of common stock voted as instructed in a previously delivered proxy or you may electronically revoke your proxy and vote your shares of common stock online during the meeting. We look forward to your participation.

Sincerely,

Christopher H. Volk

President and Chief Executive Officer

This proxy statement is dated April [    ], 2019, and is first being made available to stockholders on or about

April [    ], 2019.

8377 East Hartford Drive, Suite 100

Scottsdale, Arizona 85255

(480) 256-1100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 30, 2019

Date and Time:	Thursday, May 30, 2019, at 9:00 a.m., Arizona time.

Place:	The Annual Meeting will be a completely virtual meeting of stockholders, which means that you will be able to attend the Annual Meeting, vote and submit your questions during the live webcast of the Annual Meeting by visiting www.virtualstockholdermeeting.com/STOR2019 and entering the 16-digit control number included in your notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

Items of Business:

At the Annual Meeting, holders of our common stock will be asked to consider and vote upon the following proposals, all of which are discussed in greater detail in the accompanying proxy statement:

1. To elect the nine director nominees named in the accompanying proxy statement to the Company’s Board of Directors to serve until the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2. To approve an amendment to the Company’s bylaws to allow stockholders to amend the bylaws by a majority vote of the outstanding shares entitled to be cast on the matter pursuant to a proposal submitted by an eligible stockholder;

3. To approve, on an advisory basis, the compensation of the Company’s named executive officers;

4. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and

5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Record Date:	Only stockholders of record at the close of business on April 1, 2019, the record date for the Annual Meeting (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

Delivery of Proxy Materials:	Beginning on April [ ], 2019, we began mailing a Notice of Internet Availability of Proxy Materials to our stockholders (the “Notice”) rather than a full paper set of the proxy materials. The Notice contains instructions on how to access our proxy materials over the Internet, as well as instructions on how stockholders may obtain a paper copy of our proxy materials. You may also request a paper copy of our proposed amendment to our bylaws attached as Annex A to the accompanying proxy statement by calling our Secretary at (480) 256-1100.

Internet Availability of Proxy Materials:	Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 30, 2019. The Notice of Annual Meeting, Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018 (which constitutes our annual report to stockholders) are available at
http://ir.storecapital.com.

Voting:	To make it easier for you to vote, Internet and telephone voting are available. The instructions on the Notice or, if you received a paper copy of the proxy materials, the proxy card describe how to use these convenient services.

BY ORDER OF THE BOARD OF DIRECTORS

Phoenix, Arizona April [ ], 2019	/s/ MICHAEL T. BENNETT Michael T. Bennett Executive Vice President—General Counsel, Chief Compliance Officer and Secretary

i

PROXY SUMMARY

The Board of Directors (the “Board”) of STORE Capital Corporation is soliciting proxies for the annual meeting of stockholders (the “Annual Meeting”), and at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and the accompanying notice. This Proxy Statement and the accompanying form of proxy card, and our Annual Report on Form 10-K for the year ended December 31, 2018, which constitutes our annual report to stockholders (the “Annual Report”), were first made available to stockholders on or about April [    ], 2019. Throughout this Proxy Statement, we refer to STORE Capital Corporation as “we,” “us,” “our,” “STORE” or the “Company.”

The summary below highlights information contained elsewhere in the Proxy Statement. The summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2018 performance, please review the Company’s Annual Report.

Summary of Matters to be Voted Upon Stockholders are being asked to vote on the following matters at the Annual Meeting:

Item 1: Election of directors.

The Board and the Nominating and Corporate Governance Committee believe that the nine director nominees possess the necessary qualifications, attributes, skills and experiences to provide quality advice and counsel to the Company’s management and effectively oversee the business and long-term interests of our stockholders.

	Our Board’s Recommendation: “FOR” each director nominee	Page Reference for Further Information: 5
Item 2: Approval of an amendment to the Company’s bylaws. The Board is proposing to amend the Company’s bylaws to allow stockholders to amend the bylaws by a majority vote of the outstanding shares entitled to be cast on the matter pursuant to a proposal submitted by an eligible stockholder. No other material changes will be made to the Company’s bylaws. A draft of the proposed amendment, showing the stricken text (indicated textually as ~~stricken text~~) and added text (indicated textually as bold and double-underlined text), is attached to this Proxy Statement as Annex A.	“FOR”	21
Item 3: Advisory vote to approve the compensation of our named executive officers. The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers as described in this Proxy Statement. The Board values the opinions of our stockholders and the Compensation Committee will take into account the outcome of this advisory vote when considering future named executive officer compensation decisions.	“FOR”	22
Item 4: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. The Audit Committee and the Board believe that the retention of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019 is in the best interests of the Company and its stockholders and we are asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP to serve in that capacity.	“FOR”	51

CORPORATE RESPONSIBILITY

STORE defines its success by its ability to make a positive difference for its many stakeholders. STORE’s beginning was inspired by its belief that it could make a positive difference for real estate intensive businesses across America by delivering innovative and superior real estate capital solutions. In that process, STORE has sought to add an important tool to middle market company capital formation while improving the liquidity of middle market businesses.

For its many customers, STORE’s real estate lease solutions have contributed to their prospects for wealth creation and to their ability to grow, create jobs and contribute to many communities across the country. In turn, meeting the needs of its customers provides an extraordinary investment opportunity that STORE believes holds the promise of sustainable long-term wealth creation for its stockholders. In fulfilling this mission, STORE has grown its staff to 90 associates, many of whom have worked together through predecessor companies. From the earliest of these predecessor companies in 1980, STORE’s leadership team has shown a commitment to employee development, employee engagement and personal growth central to the creation of a quality business.

Customers, stockholders and employees: these are our three most integral stakeholders. Through them, we can make a positive difference to our many other important stakeholders, including our creditors, suppliers and the many communities we serve.

Corporate Governance and Ethical Business Practices

We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. The following highlights certain key aspects of our corporate governance framework:

• We Have An Independent Board. Seven of our nine director nominees are independent.
• We Value Board Refreshment. Five of our nine director nominees have joined the Board since the beginning of 2016.

•   We Proactively Adopted Proxy Access. We have adopted proxy access on market terms, which permits eligible stockholders to submit director nominees for up to 20% of the Board for inclusion in our Proxy Statement if the eligible stockholder(s) and the nominee(s) meet the requirements in our bylaws.

• We Do Not Have a Staggered Board. We hold annual elections for our directors. • We Assess Board Performance. We conduct regular assessments of our Board and Committees.
• We Have an Independent Board Chairman. We separate the roles of Chairman and Chief Executive Officer and have an independent, non-executive Chairman of the Board.

• Our Independent Directors Meet Without Management. Our independent directors hold regular executive sessions without management present.
• We Value Transparency. We are a leader in providing detailed disclosures about our business to our stockholders.

•   We Maintain Stock Ownership Guidelines. We have adopted a stock ownership policy applicable to our executive officers and outside directors under which they are expected to maintain beneficial ownership of shares of our common stock with a value equal to a specified multiple of their cash compensation.

•   We Value Stockholder Input. We have a proactive stockholder program that includes direct engagement with our stockholders, use of a “virtual” annual meeting so that more stockholders can attend, and biennial Investor Day events.

• We Have Opted Out of MUTA. We have opted out of the control share acquisition statute and the business combination provisions in the Maryland General Corporation Law (the “Maryland

•   We Have a Diverse Board and Management Team. We demonstrably value diversity in our Board and in our company; two of our directors, two of our five named executive officers, and seven of our ten top officers are women.

•   Our Key Board Committees Are Fully Independent. We have fully independent Audit, Compensation and Nominating and Corporate Governance Committees.

Unsolicited Takeover Law” or “MUTA”) and we may not opt back in to these provisions without stockholder approval.

•   We Do Not Have a “Poison Pill.” We do not maintain a stockholder rights plan, nor will we adopt one in the future without (a) the approval of our stockholders or (b) seeking ratification from our stockholders within 12 months of adoption of the plan if the Board determines, in the exercise of its duties under applicable law, that it is in the Company’s best interest to adopt a rights plan without the delay of seeking prior stockholder approval.

Environmental Stewardship

The operation of commercial real estate assets can have a significant effect on the environment and on the health of building occupants. We believe that being conscious of, and seeking to address, these environmental impacts can play an important part in building and sustaining successful businesses.

•   Assessing Potential Properties for Acquisition. We engage third parties to conduct comprehensive due diligence, including environmental testing, on each property we propose to buy.

•   Addressing Environmental Conditions. Where we have identified one or more recognized environmental conditions, we act to address them through requiring further testing, requiring the seller to remediate the issue, submitting the property to any state voluntary compliance program and/or purchasing environmental insurance.

•   Acquiring Properties. If we are satisfied with the results and outcome of our pre-acquisition due diligence process, then we will purchase the property and execute a lease pursuant to which the tenant will agree to certain covenants and indemnities related to its continued use of the property.

Social Responsibility

We seek to provide a work environment that attracts, develops and retains top talent by affording our employees an engaging work experience that allows for career development and opportunities for meaningful civic involvement. Our employees further our commitment to social responsibility through their personal efforts to build connections with one another and their involvement in outside organizations that promote education, environmental and social well-being. We engage with our customers to help them build and sustain successful businesses that have a positive impact on their own communities.

•   Corporate Donations and Volunteering. For our community, we strive to be a good corporate citizen by supporting charitable organizations that promote education and social well-being, and by encouraging our employees to personally commit to organizations that are meaningful to them. STORE

•   Support for the Fleischer Scholarship Program. Our Board Chairman, Morton H. Fleischer, founded the Fleischer Scholarship Program. This program, operates at six universities across the country, providing underprivileged high school students with an inspirational educational is proud to support many local charities through financial and employee-driven volunteerism, including the Juvenile Diabetes Research Foundation, Arizona Helping Hands, the Society of St. Vincent de Paul and others.

•   Diversity. We have long acted to foster a diverse and vibrant workplace. Since the founding of the company in 2011, and at prior companies founded by our senior leadership team, we have believed that we must have the best talent, including individuals who possess a broad range of experiences, backgrounds and skills that enable us to anticipate and meet the needs of our business and those of our customers. Over time, we have hired, developed and retained a diverse workforce that is a key component in our success. Currently, women hold seven of the ten most senior positions in our management structure; as a company, we have a deep bench of men and women who are collectively capable of professionally operating the business and fulfilling our vision.

•   Internship Program. STORE is committed to developing talented individuals through our college internship program by providing career learning opportunities in several areas of our business. College internships with STORE contribute to our community and enhance the career prospects of our talented participants.

•   Employee-Directed Engagement Initiatives. For our employees, we are committed to creating a diverse and vibrant workplace that respects individuality, helps every person realize his or her full potential, and includes persons with a broad range of experiences, backgrounds and skills that enable us to anticipate and meet the needs of our business and those of our customers. We work to educate, empower and engage our employees to cultivate our future leadership, making a positive difference for STORE and for our community. STORE’s employee-run “engagement” committees develop and influence new employee onboarding, personal growth and professional development programs, company social and team-building events, and health and wellness programs.

experience designed to help them prepare for college and their careers. Exposing youth to the leadership and entrepreneurship possibilities that are open to them through their continued education, the program seeks to motivate young students to fulfill their potential. Through the generosity of Mr. Fleischer, and with corporate support provided by STORE and others, the program, including housing, meals and materials, is offered for free to all accepted students.

•   Tenant Employment and Economic Impact. For our customers, we seek to provide real estate financing solutions, backed by superior service, that help our customers grow and more efficiently manage their businesses. We target customers in the middle market, a sector with more than 200,000 businesses with annual revenues between $10 million and $1 billion. Real estate financing alternatives for middle market companies are limited. STORE’s solutions enable our customers to build and grow sustainable businesses, positively impacting their investors, employees and local economies nationwide.

•   Helping Our Customers Succeed. In 2017, we founded the Inside Track Forum, an annual, two-day event that we host in concert with other sponsors and Arizona State University to thank our customers for their business. The event, which includes topical and relevant speakers and panelists, was conceived to impart actionable ideas from industry experts and offer an opportunity to share business practices that can make a positive competitive difference for our customers.

•   STORE University. In concert with the Inside Track Forum, we created STORE University, an educational video series developed by our Chief Executive Officer, Christopher H. Volk. The video series currently includes ten lessons covering an array of business topics designed to collectively inspire business value creation. An additional seminar is planned for release in 2019. Altogether, the series has garnered thousands of views, with a reach well beyond STORE’s customer base.

2018 BUSINESS HIGHLIGHTS

The following provides summary highlights regarding our 2018 performance:

•   We completed record new acquisition volume. During the year ended December 31, 2018, we invested approximately $1.6 billion in 418 property locations at a weighted average initial real estate capitalization rate of 7.9% on the properties we acquired.

•   We strengthened and diversified our portfolio. As of December 31, 2018, our total gross investment in real estate had reached approximately $7.6 billion, representing 2,255 property locations operated by 434 customers across 49 states. Our top ten customers collectively accounted for only 18.1% of our annualized base rent and interest, with our largest customer accounting for only 2.7%.

•   We increased our liquidity under our credit facility. In February 2018, we expanded our unsecured revolving credit facility from $500 million to $600 million and increased the accordion feature from $300 million to $800 million for a total maximum borrowing capacity of $1.4 billion.

•   We completed our first public debt offering. In March 2018, we completed our first public debt offering, issuing $350 million in aggregate principal amount of unsecured, investment-grade rated 4.50% Senior Notes, due in March 2028.

•   We issued AAA notes under our STORE Master Funding debt program. In October 2018, we marked the inaugural issuance of AAA rated net-lease mortgage notes under our STORE Master Funding debt program; we issued a total of $592 million of net-lease mortgage notes, of which $378 million are rated AAA with the remainder rated A+. The weighted average coupon rate of the AAA rated notes is 4.16% and the weighted average coupon rate of the A+ rated notes is 4.66%

•   We continued to access the equity capital markets. During 2018, we raised aggregate net proceeds of $741.7 million from sales of common stock under our “at the market”, or ATM, equity offering program.

•   We increased our dividend. For the year ended December 31, 2018, we declared dividends totaling $1.28 per share of common stock to our stockholders. In the third quarter of 2018, we raised our quarterly dividend 6.5% from our previous quarterly dividend amount.

•   We grew our unencumbered assets. We concluded 2018 with more than $4.6 billion in unencumbered assets.

Director Nominees

The following provides summary information regarding our director nominees:

Name	Age	Director Since	Primary Occupation	Committee Memberships(1)							Other Public Company Boards

					A	C	NCG		I	E

Joseph M. Donovan+	64	2014	Senior investment banking executive (retired)	Ö	*			Ö			1

Mary Fedewa	53	2016	Chief Operating Officer and Director, STORE Capital Corporation								0

Morton H. Fleischer+	82	2011	Chairman of the Board, STORE Capital Corporation			Ö	Ö*		Ö*	Ö*	0

William F. Hipp+	64	2014	Senior banking executive (retired)		Ö				Ö		0

Catherine D. Rice+	59	2017	Senior financial executive (retired)		Ö						1

Einar A. Seadler+	62	2016	President, EAS Advisors LLC			Ö					0

Rajath Shourie+	45	2019	Managing Director and Co-Portfolio Manager, Oaktree Capital Management, L.P.				Ö		Ö		0

Quentin P. Smith, Jr. +	67	2014	President, Cadre Business Advisors LLC			Ö*	Ö			Ö	0

Christopher H. Volk	62	2011	President, Chief Executive Officer and Director, STORE Capital Corporation							Ö	0

+	Independent director
*	Chair
(1)	A=Audit Committee; C=Compensation Committee; NCG=Nominating and Corporate Governance Committee; I=Investment Committee; and E=Executive Committee

Questions and Answers

Please see the section titled “Questions and Answers About the Proxy Materials and Voting Information” for important information about the proxy materials, voting, the Annual Meeting, Company documents, communications and the deadlines to submit stockholder proposals and director nominees for the 2020 Annual Meeting of Stockholders. Additional questions may be directed to Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

Learn More About Our Company

You can learn more about the Company, view our governance materials and much more by visiting our website, www.storecapital.com.

Please also visit our 2019 Annual Meeting website, www.virtualstockholdermeeting.com/STOR2019, to easily access the Company’s interactive proxy materials, vote through the Internet, submit questions in advance of the 2019 Annual Meeting of Stockholders, and listen to a live webcast of the meeting.

GOVERNANCE

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

•	What am I voting on?

Stockholders are being asked to elect nine director nominees for a one-year term.

•	Voting recommendation:

“FOR” the election of each director nominee. The Board and the Nominating and Corporate Governance Committee believe that the nine director nominees each possess the necessary qualifications, attributes, skills and experiences to provide quality advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of our stockholders.

•	Vote Required:

The affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of directors. This means that the nine director nominees receiving the greatest number of votes will be elected. Stockholders of the Company are not permitted to cumulate their votes for the election of directors. Broker non-votes or withhold votes will have no effect on the results of the election of directors. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the election of each of the director nominees identified below.

Role of the Board

The stockholders of the Company elect the Board to oversee their interests in the long-term health and overall success of the Company’s business. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the stockholders. The Board plays a critical role in the strategic planning process and regularly discusses strategy throughout the year. The Board selects and oversees the members of our senior management team, who are charged by the Board with conducting the day-to-day business of the Company.

Board Composition and Refreshment

Our Board and its Nominating and Corporate Governance Committee seek nominees to serve on the Board who have diverse skills, professional experience and backgrounds, and effectively represent the long-term interests of our stockholders. The Board and its Nominating and Corporate Governance Committee also understand the importance of Board refreshment, and strive to maintain an appropriate balance of tenure, turnover, diversity and skills on the Board. The Board believes that new perspectives and ideas are critical to a forward-looking and strategic Board as is the ability to benefit from the valuable experience and familiarity that longer-serving directors offer. Of our nine director nominees, four have joined the Board since the beginning of 2016 and Mr. Shourie, who previously served on the Board from 2011 to 2016, was reappointed to the Board in February 2019.

Board Evaluation Process

The Board believes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. The Board, acting through the Nominating and Corporate Governance Committee, conducts a self-evaluation at least annually to determine whether it and its committees are functioning effectively, including as to whether the combination and mixture of skills, experience and judgment that directors bring to the Board provide the Board with the necessary tools to perform its oversight function effectively. Each of the Audit, Compensation and Nominating and Corporate Governance Committees also conducts a self-evaluation at least annually and reports the results to the Board, acting through the Nominating and Corporate Governance Committee.

Once the evaluation process is complete, the results are discussed by the full Board and each applicable committee and changes in practices or procedures may be considered and implemented as appropriate. The Nominating and Corporate Governance Committee may periodically review the format of the evaluation process to ensure that the matters being evaluated remain relevant and that useful feedback on the operation of the Board and its committees is received.

Director Nominee Selection Process and Considerations

Management-Recommended Director Candidates. The Nominating and Corporate Governance Committee is responsible for recommending to the Board a slate of nominees for election at each annual meeting. Nominees may be suggested by directors, members of management or stockholders (as discussed below). In evaluating candidates to serve on the Board, the Nominating and Corporate Governance Committee’s objective is to select individuals with holistically diverse skills and experience that can assist the Company and the Board in achieving their objectives. The Committee considers:

•	individual qualifications, including relevant career experience, strength of character, maturity of judgment, experience in, and familiarity with, the Company’s business and industry; and

•	all other factors it considers appropriate, which may include:

◇	age;

◇	diversity of background;

◇	existing commitments to other businesses;

◇	potential conflicts of interest;

◇	legal considerations;

◇	corporate governance background (including experience as a board member or officer of another publicly held company);

◇	financial and accounting background;

◇	executive compensation background; and

◇	the size, composition and combined expertise of the existing Board.

Though neither the Board nor the Nominating and Corporate Governance Committee has a formal policy concerning diversity, the Board values diversity on the Board, believes diversity should be considered in the director identification and nominating process, and seeks to compose a Board that is holistically diverse, with a range of views, backgrounds, leadership and business experience, and that includes racial, ethnic and gender diversity. The Committee also considers the extent to which the candidate would fill a present need on the Board. In selecting director nominees, the Board seeks to monitor the mix of specific experiences, qualifications and skills of its members in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. Presently, our nine-person board has four diverse members, including two women.

Once a prospective nominee has been identified, the Nominating and Corporate Governance Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

Stockholder-Recommended Director Candidates. A stockholder who desires to recommend a prospective nominee for the Board should notify Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. As set forth in the Company’s Corporate Governance Guidelines, the deadline for submission of stockholder recommendations is 120 calendar days prior to the first anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration by the Nominating and Corporate Governance Committee as other suggested nominees.

Stockholder-Nominated Director Candidates. Pursuant to the Company’s bylaws, stockholders are permitted to nominate directors in accordance with the Company’s advance notice provision contained in Article II, Section 11 of the bylaws. Article II, Section 11(a) provides that nominations of individuals for election to the Board may be made at an annual meeting of stockholders by any stockholder of the Company who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in Section 11(a) and at the time of the annual meeting and who is entitled to vote at the meeting in the election of each individual so nominated. For any nomination to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the Company and satisfied the other requirements set forth in Article II, Section 11 of the Company’s bylaws. To be timely, a stockholder’s notice must be delivered to the principal executive offices of the Company (8377 East Hartford Drive, Suite 100, Scottsdale, AZ 85255) not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting of stockholders; provided, however, if an annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, then, in order to be timely, a stockholder’s notice must be received by the Company no earlier than the 150th day prior to the date of such annual meeting and no later than the later of (a) the 120th day prior to the date of such annual meeting, as originally convened, or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The stockholder notice must comply with the information requirements set forth in the Company’s bylaws.

Proxy Access Rights

On February 13, 2019, the Company amended its bylaws to adopt a proxy access provision to permit a stockholder, or group of no more than 20 stockholders, meeting specified eligibility requirements, to include director nominees in the Company’s proxy materials for annual meetings of stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:

•	have owned shares of common stock equal to at least 3% of the outstanding shares of the Company’s common stock continuously for at least the prior three years;

•

represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control of the Company and that such stockholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director nominees in the Company’s proxy materials and provide other required information to the Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the prior year’s annual meeting).

Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria, and stockholders will not be entitled to utilize this proxy access right at an annual meeting if the Company receives notice through the advanced notice bylaw provisions that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed the greater of two directors or 20% of the number of directors then serving on the Board (rounding down to the closest whole number). The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in the Company’s bylaws.

Annual Elections of Directors

Directors are elected each year at the annual meeting of stockholders to hold office until the next annual meeting and until their successors are elected and qualified. Because term limits may cause the loss of experience and expertise important to the optimal operation of the Board, we currently do not impose limits on the number of terms a director may serve. The Nominating and Corporate Governance Committee, however, does evaluate the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

Policy on Directors Who Fail to Achieve a Majority Vote

Our Corporate Governance Guidelines provide that, in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive the majority of the votes cast with respect to that director (without regard to withhold votes or broker non-votes). If a director does not receive a majority vote, the director will promptly, and in any event within ten (10) days from the date of the certification of the election results, tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the resignation taking into account the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate and relevant, including, but not limited to:

•	the stated reasons, if any, why stockholders withheld their votes;

•	possible alternatives for curing the underlying cause of the withheld votes;

•	the director’s tenure, qualifications, and past and expected future contributions to the Company; and

•

the overall composition of the Board, and whether accepting the tendered resignation would cause the Company to fail to meet any applicable rule or regulation, including under NYSE listing requirements and federal securities laws.

When deciding the action to take, the Board may accept or reject the resignation offer or, upon the recommendation of the Nominating and Corporate Governance Committee, decide to pursue alternative actions such as (i) allowing the director to remain on the Board but not be re-nominated to the Board at the end of the current term, (ii) deferring acceptance of the resignation until a replacement director with certain necessary qualifications held by the subject director (for example, audit committee financial expertise) can be identified and elected to the Board, or (iii) deferring acceptance of the resignation if the director can cure the underlying cause of the withheld votes within a specified period of time (for example, if the withheld votes were due to another board directorship, by resigning from that other board). If the Board accepts a director’s resignation offer, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to the applicable provisions of the Company’s bylaws as then in effect. If the Board rejects a director’s resignation offer, then such director will continue to serve through the remainder of his or her term and until his or her successor is duly elected, or his or her earlier resignation or removal.

The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his or her resignation; provided, that (a) if a majority of the members of the Nominating and Corporate Governance Committee did not receive the vote of at least “the majority of the votes cast,” then the independent directors of the Board (including any who received the vote of at least “the majority of the votes cast” in such election) shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them, and (b) if three or fewer independent directors received at least “the majority of the votes cast” in the same election, then all independent directors may participate in any discussions or actions with respect to accepting or declining the resignation offers (except that no such director will vote to accept or decline his or her own resignation offer).

The Board must take action on the resignation within 90 days of the certification of the election results and will publicly disclose its decision and its rationale promptly thereafter.

In addition, pursuant to our Corporate Governance Guidelines, a director who experiences a significant change in his or her principal current employer or principal employment, including any director who is currently an officer or employee of the Company, or other similarly significant change in professional occupation or association, is asked to consider whether his or her resignation is appropriate. The Board will then determine the action, if any, to be taken with respect to any offer to resign.

2019 Director Nominees

The number of directors that serve on the Board is currently set at nine and may be fixed from time to time by the Board in the manner provided in the Company’s charter and bylaws. Upon the unanimous recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously nominated the following candidates for election as directors at the Annual Meeting:

• Joseph M. Donovan	• Einar A. Seadler

• Mary Fedewa	• Rajath Shourie

• Morton H. Fleischer	• Quentin P. Smith, Jr.

• William F. Hipp	• Christopher H. Volk

• Catherine D. Rice

If any of the foregoing nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, proxies will be voted for a replacement nominee designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees. At this time, the Board knows of no reason why the nominees listed above may not be able to serve as a director if elected.

Each of the nine director nominees currently serves as a director of the Company and, other than Mr. Shourie, was elected at the 2018 Annual Meeting of Stockholders. Mr. Shourie, who previously served as a director of the Company from its founding in 2011 until 2016, was recommended by our executive officers and reappointed by the Board in February 2019. If elected, each director will hold office until the 2020 Annual Meeting of Stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

The Board and the Nominating and Corporate Governance Committee believe that the combination of the various qualifications, attributes, skills and experiences of the director nominees has contributed and will continue to contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

Set forth below is biographical information for each director nominee named above. The following information also describes the specific experience, qualifications, attributes and skills that qualify each person to serve on the Company’s Board.

Joseph M. Donovan

Mr. Donovan has served as a director since 2014. Mr. Donovan is currently the non-executive Chairman of the Board and Chairman of the Audit Committee of Fly Leasing Limited, a Dublin, Ireland based commercial aircraft leasing company (NYSE:FLY), which he joined in 2007 prior to its initial public offering. Mr. Donovan also served, from 2009 to 2015, as a director of Institutional Financial Markets Inc. (AMEX:IFMI), a New York City based broker dealer and asset management company. Mr. Donovan has been involved in investment banking since 1983 and has worked at CS First Boston/The First Boston Corporation, Smith Barney Inc., Prudential Securities and Credit Suisse Securities (USA) LLC. Mr. Donovan was formerly a licensed certified public accountant. Mr. Donovan holds a B.B.A. degree in Accountancy from the University of Notre Dame and an M.B.A. with a concentration in Finance from the Wharton School, University of Pennsylvania.

Specific Qualifications, Attributes, Skills and Experience:

•    Service as a member of public company boards of directors

•    Extensive investment banking and capital markets experience

•    Expertise in accounting and finance

Director Since:	2011
Age:	64
Committees:	Audit Investment
Other Public Company Boards:	Fly Leasing Limited (NYSE:FLY)
Independent:	Yes

Mary Fedewa

Ms. Fedewa was one of the Company’s founders in May 2011 and has served as the Company’s Chief Operating Officer since October 2017. She was appointed to serve as a director in August 2016. From the Company’s organization until October 2017 she served as the Company’s Executive Vice President—Acquisitions, Assistant Secretary and Assistant Treasurer. Ms. Fedewa has over 20 years of experience in a broad range of financial services. Prior to co-founding the Company, Ms. Fedewa spent several years investing as principal in single-tenant commercial real estate for private real estate companies. From 2004 to 2007, Ms. Fedewa was a Managing Director of Acquisitions at Spirit Finance Corporation (now Spirit Realty Capital, Inc. (NYSE: SRC)) (“Spirit”), a real estate investment trust (“REIT”), originating net-lease transactions in a variety of industries across the United States. Prior to Spirit, Ms. Fedewa held numerous positions within GE Capital, concluding as a Senior Vice President of GE Franchise Finance, which was the successor company to Franchise Finance Corporation of America (“FFCA”), a Scottsdale, Arizona-based REIT acquired by GE Capital in 2001. Throughout her GE Capital tenure, Ms. Fedewa held leadership positions within Mortgage Insurance, Private Label Financing and Commercial Finance. While at GE, Ms. Fedewa was awarded a Six Sigma Black Belt and also served as a GE Quality Leader. Ms. Fedewa attended North Carolina State University, where she graduated summa cum laude with a B.A. degree in Business Management with a concentration in Finance. Ms. Fedewa was recommended for appointment to the Board by our Chief Executive Officer.

Specific Qualifications, Attributes, Skills and Experience:

•    Familiarity with the Company’s history and operations

•    Extensive experience acquiring and selling net-lease real estate

•    Management service at three public companies

Director Since:	2016
Age:	53
Committees:	None
Other Public Company Boards:	None
Independent:	No

Morton H. Fleischer

Mr. Fleischer has served as the non-executive Chairman of the Board since STORE’s organization in May 2011. Prior to his role as Chairman, Mr. Fleischer co-founded Spirit and served as Chairman from its inception in 2003 to February 2010, including the three years that Spirit was publicly traded on the NYSE, 2004 to 2007. Prior to Spirit, Mr. Fleischer founded numerous real estate limited partnerships in the 1980s that were predecessors to FFCA, a REIT that he formed and took public on the NYSE in 1994. Mr. Fleischer served as FFCA’s Chairman of the board of directors and Chief Executive Officer until FFCA was acquired by GE Capital in 2001. FFCA was the nation’s largest publicly traded net-lease REIT and owned or financed over 5,000 single-tenant properties at the time of its sale to GE Capital in 2001. As a result of over 35 years of experience in the real estate and net-lease industries and the invaluable guidance, support and wisdom Mr. Fleischer provided to the Company in the early years of its formation, our executive team considers him an honorary founder of STORE Capital.

Specific Qualifications, Attributes, Skills and Experience:

•    Familiarity with the Company’s history and operations

•    Extensive real estate and capital markets experience

•    Service as a chief executive officer of two public companies

Director Since:	2011
Age:	82
Committees:	Compensation Nominating and Corporate Governance Executive Investment
Other Public Company Boards:	None
Independent:	Yes

William F. Hipp

Mr. Hipp has served as a director since 2016. Mr. Hipp spent over 35 years in commercial banking, where he developed extensive experience with REITs, real estate capital markets and corporate finance. From 2004 until his retirement in 2015, Mr. Hipp was employed by KeyBank in various senior level roles, most recently as head of the Institutional Capital Group (ICG) for KeyBank’s real estate business, which he founded upon joining the bank and ran until his retirement. ICG’s mission is to identify real estate related borrowers, particularly public and private REITs and real estate opportunity funds with effective debt ratings ranging from high yield to mid investment grade, that have a significant need for bank debt and M&A advisory services, and for access to the syndicated loan market, the public equity markets, and the commercial mortgage backed securities and agency debt markets (Fannie Mae/Freddie Mac). Through the ICG platform, KeyBank provided debt and equity capital and advisory services to real estate related borrowers; and Mr. Hipp, in his capacity as head of ICG, was responsible for formulating and implementing strategy and for client selection and initial credit and risk decisions. Prior to his employment with KeyBank, Mr. Hipp spent 20 years with BankBoston, as head of its real estate group, and FleetBoston (following the merger of BankBoston and Fleet Financial Group) as co-head of real estate. Mr. Hipp holds a B.A. degree in Economics from Emory University and an M.B.A. with a concentration in Finance and Accounting from Tulane University.

Specific Qualifications, Attributes, Skills and Experience:

•    Experience identifying, underwriting and evaluating real estate investments

•    Familiarity with the Company’s history and operations

•    Expertise in accounting and finance

Director Since:	2016
Age:	64
Committees:	Audit Investment
Other Public Company Boards:	None
Independent:	Yes

Catherine D. Rice

Ms. Rice has served as a director since October 2017. Ms. Rice has over 30 years of experience in the real estate capital and investment markets and in the management and operation of public and private real estate companies. She currently serves as the lead independent director of Colony Credit Real Estate, Inc. (NYSE: CLNC), one of the largest commercial real estate credit REITs. From 2013 to 2016, Ms. Rice was Chief Financial Officer and then Senior Managing Director of W.P. Carey (NYSE: WPC), one of the largest global net lease REITs, where she completed a comprehensive reorganization of the finance, accounting and IT functions and the build-out of the investor relations and capital markets areas. She was responsible for financial strategy, all public capital-raising initiatives, and a company-wide strategic evaluation. She was a member of the operating and investment committees. From 2010 to 2013, Ms. Rice was a partner at Parmenter Realty Partners, a private real estate investment firm focused on distressed and value-add properties in the Southern regions of the U.S. Her responsibilities included both capital raising and investing for the firm’s fourth fund. From 2002 to 2009, Ms. Rice was the Chief Financial Officer of iStar Financial (NYSE: STAR), a publicly traded finance company focused on the commercial real estate industry, where she was responsible for financial strategy and capital-raising initiatives, financial reporting and investor relations. Ms. Rice spent the first 16 years of her career as a professional in the real estate investment banking groups of Merrill Lynch, Lehman Brothers and Banc of America Securities. During her career as an investment banker, she was involved in numerous capital-raising and strategic advisory transactions, including REIT IPOs, public and private debt and equity offerings, mergers and acquisitions, leveraged buyouts, and asset and corporate acquisitions and dispositions. Ms. Rice received a B.A. degree from the University of Colorado and an M.B.A. from Columbia University.

Specific Qualifications, Attributes, Skills and Experience:

•    Extensive real estate and capital markets experience

•    Service as a chief financial officer of a public company

•    Experience investing in and managing commercial real estate projects

Director Since:	2017
Age:	59
Committees:	Audit
Other Public Company Boards:	Colony Northstar Credit Real Estate (NYSE: CLNC)
Independent:	Yes

Einar A. Seadler

Mr. Seadler has served as a director since February 18, 2016. Mr. Seadler is the founder and President of EAS Advisors LLC, a management consulting firm specializing in advisory services to senior executives who seek to develop and execute enduring growth, operational improvement and human capital strategies. Prior to starting EAS Advisors in 2016, Mr. Seadler was a managing director of Accenture Strategy, an operating unit of Accenture PLC (NYSE: ACN), which he joined in 2008. His responsibilities included advising senior executives of Fortune 500 companies on increasing stockholder value, primarily in the consumer goods and services, retail, fast food dining, industrial, infrastructure and government sectors. Prior to Accenture, Mr. Seadler served as a leader in McKinsey & Company’s Operations Strategy Practice. He has also served in senior executive roles in retail and business services companies, with responsibilities that spanned sales, marketing, operations, real estate, supply chain, technology and finance. Mr. Seadler began his career as a United States Army infantry officer serving in various command and staff assignments, including as an associate professor at the United States Military Academy at West Point. Mr. Seadler is a graduate of the United States Military Academy at West Point and received a Master of Science degree from Cornell University.

Specific Qualifications, Attributes, Skills and Experience:

•    Experience in business and operational strategy across multiple industry sectors

•    Advisor to senior executives on increasing stockholder value across industry sectors relevant to the Company

•    Top leadership and operational experience as a senior executive

Director Since:	2016
Age:	62
Committees:	Compensation
Other Public Company Boards:	None
Independent:	Yes

Rajath Shourie

Mr. Shourie is a Managing Director and co-portfolio manager within Oaktree’s Distressed Debt group. He contributes to the analysis, portfolio construction and management of the Distressed Opportunities and Value Opportunities strategies. Since joining Oaktree in 2002, Mr. Shourie has spent his time investing in distressed debt. He has invested in the airline/aircraft industry for a number of years and led the firm’s investments in financial institutions during the global financial crisis. Mr. Shourie has worked with a number of Oaktree’s portfolio companies, and previously served on the board of directors of the Company (from 2011 to 2016) and of Taylor Morrison Homes Corporation (NYSE: TMHC). He has been active on a number of creditors’ committees, including the steering committee in the restructuring of CIT Group. Prior to joining Oaktree, he was an associate in the Principal Investment area at Goldman, Sachs & Co., and a management consultant at McKinsey & Co. Mr. Shourie earned a B.A. in economics from Harvard University, where he was elected to Phi Beta Kappa. He then went on to receive an M.B.A. from Harvard Business School, where he was a Baker Scholar.

Specific Qualifications, Attributes, Skills and Experience:

•    Prior service as a member of public company boards of directors

•    Experience in business and operational strategy across multiple industry sectors

•    Extensive investment banking and capital markets experience

Director Since:	2019
Age:	45
Committees:	Nominating and Corporate Governance Investment
Other Public Company Boards:	None
Independent:	Yes

Quentin P. Smith, Jr.

Mr. Smith has served as a director since 2014. Mr. Smith is the founder and President of Cadre Business Advisors LLC, a management consulting firm that specializes in strategic planning, business performance improvement, capital formation and turnaround management. Prior to starting Cadre, Mr. Smith was Partner in Charge of Arthur Andersen’s Desert Southwest business consulting practice with responsibility for business development and client engagement management for Arizona and New Mexico. Mr. Smith has business development, growth and operational profit and loss experience across a wide variety of industries. Mr. Smith also has over eight years of diversified corporate management experience. He currently serves on the board, and chairs the compensation committee, of Banner Health and previously served as its Chairman. From January 2015 through March 2017, Mr. Smith served as a member of the board of directors of Patriot National, Inc. (NYSE:PN), a provider of comprehensive full-service outsourcing solutions within the workers’ compensation insurance marketplace, chaired its compensation committee and served on its audit committee. He has served on the boards of the Arizona Public Service Company and Arizona MultiBank, as well as on the boards of Employee Solutions, Inc., Rodel, Inc. and iCrossing, Inc. until those companies were sold or acquired. Mr. Smith holds a B.S. degree in Industrial Management and Computer Science from Purdue University and an M.B.A. degree from Pepperdine University.

Specific Qualifications, Attributes, Skills and Experience:

•    Prior service as a member of public company boards of directors

•    Management consulting, corporate management and operational experience

•    Experience on public company compensation and audit committees

Director Since:	2014
Age:	67
Committees:	Compensation Nominating and Corporate Governance Executive
Other Public Company Boards:	None
Independent:	Yes

Christopher H. Volk

Mr. Volk was one of the Company’s founders in May 2011 and has served as the Company’s President and Chief Executive Officer and as a director since its organization. With more than 30 years of experience in structuring, managing and financing commercial real estate companies, Mr. Volk led the largest ever real estate limited partnership roll-up transaction of its time in 1994 in the formation of FFCA; oversaw the issuance of FFCA’s unsecured debt rating in 1995, which was the first unsecured debt rating ever issued to a net-lease REIT; and, in 2005 while CEO of Spirit, led the creation of the first commercial real estate master trust debt conduit in the United States designed to finance net-lease assets. Prior to forming the Company, Mr. Volk co-founded Spirit and served as its President and Chief Executive Officer and as a member of its board from August 2003 to February 2010. Prior to co-founding Spirit in 2003, Mr. Volk served for over 16 years in numerous capacities with FFCA, including President and Chief Operating Officer and a member of FFCA’s board of directors. Mr. Volk continued as Chief Operating Officer of GE Capital Franchise Finance, the new name given to the business following the FFCA acquisition, until December 2002. In addition to his service on the Board and as the Company’s President and Chief Executive Officer, Mr. Volk currently serves as Chairman of the board, and as a member of the compensation, investment and finance committees, of Banner Health. He received a B.A. degree from Washington and Lee University and an M.B.A. degree from Georgia State University.

Specific Qualifications, Attributes, Skills and Experience:

•    Familiarity with the Company’s history and operations

•    Extensive real estate and capital markets experience

•    Senior executive at three public companies

Director Since:	2011
Age:	62
Committees:	Executive
Other Public Company Boards:	None
Independent:	No

Board Recommendation

The Board recommends that you vote “FOR” the election of each of the director nominees named above.

BOARD AND COMMITTEE GOVERNANCE

We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. Accordingly, the Company has structured its corporate governance to align the Company’s interests with those of its stockholders, including but not limited to the following:

•	the majority of our Board members are independent and each of our committees (other than the Executive Committee) is composed entirely of independent directors;

•	we value board refreshment and five of our nine director nominees have joined the Board since the beginning of 2016 (including Mr. Shourie, who was reappointed in 2019);

•	we do not have a staggered Board and each director is subject to election annually;

•

we have adopted proxy access on market terms, which permits eligible stockholders to submit director nominees for up to 20% of the Board for inclusion in our Proxy Statement if the eligible stockholder(s) and the nominee(s) meet the requirements in our bylaws;

•	the Company has opted out of the Maryland business combination and control share acquisition statutes (takeover defense protections), and, in the future, will not opt in without stockholder approval;

•	the Company does not maintain a stockholder rights plan, nor will it adopt a stockholder rights plan in the future without (a) the approval of our stockholders or (b) seeking ratification from stockholders within 12 months of adoption of the plan if the Board determines, in the exercise of its duties under applicable law, that it is in the Company’s best interest to adopt a stockholder rights plan without the delay of seeking prior stockholder approval; and

•	we value transparency and are a leader in providing detailed disclosures about our business to our stockholders.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board at annual meetings of stockholders, we expect that our directors will participate in our meetings, absent a valid reason for not doing so. All of our current directors then serving on the Board attended the 2018 Annual Meeting of Stockholders.

Board Leadership Structure

The Board has no fixed policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board retains the discretion to determine, at any time, whether to combine or separate the positions as it deems to be in the best interests of the Company and its stockholders. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Currently, the Board believes that separating the positions of Chief Executive Officer and Chairman is the best structure for the Company because it improves the ability of the Board to exercise its oversight role by having an independent director who is not an officer or member of management to serve in the role of Chairman.

Board Executive Sessions

The non-management members of the Board meet in executive session without management present at the conclusion of each regular Board meeting. Mr. Fleischer, the Chairman of our Board, acts as the presiding director at all of these executive sessions.

Board Role in Risk Oversight

The Board oversees the proper safeguarding of the assets of the Company, the maintenance of appropriate financial and other internal controls and the Company’s compliance with applicable laws and regulations and proper governance. Inherent in these responsibilities is the Board’s understanding and oversight of a company-wide approach to risk management that is carried out by our senior leadership team. The Board determines the appropriate risk for us generally, assesses the specific risks faced by us and reviews the steps taken by our senior leadership team to manage those risks. The Board’s committees assist in discharging the Board’s risk oversight role by performing the subject matter responsibilities outlined below. The Board retains full oversight responsibility for all subject matters not assigned to a committee. In fulfilling its risk management responsibilities, the Board recognizes that it is neither possible nor prudent to eliminate all risk and that purposeful and appropriate risk taking is essential for the Company to be competitive in its industry and to achieve the Company’s long-term strategic objectives. In performing its oversight responsibilities, the Board and its committees review policies and guidelines that senior management uses to manage the Company’s exposure to material categories of risk. As these issues sometimes overlap, committees address certain issues at the full Board level.

In addition, the Board oversees the Company’s cyber risk management program. In order to respond to the threat of security breaches and cyber-attacks, we have developed a program that is designed to protect and preserve the confidentiality, integrity and continued availability of all information owned by, or in the care of, the Company. This program also includes a cyber-incident response plan. The Audit Committee, which is tasked with oversight of certain risk issues, receives periodic reports, and regularly briefs the full Board, on these matters, and the full Board also receives periodic briefings on cybersecurity threats in order to enhance our directors’ literacy on cybersecurity issues.

Committee	Risk Oversight Focus Areas
Audit Committee

•   Oversees risks related to the Company’s financial statements, the financial reporting process and accounting and legal matters, including related party transactions and other conflicts of interest situations. Also oversees the internal audit function.

•   Periodically receives reports on and discusses governance of the Company’s risk management processes and reviews significant risks and exposures, including those related to information technology and cybersecurity, identified by management, the internal auditors or the independent registered public accounting firm (whether financial, operational or otherwise), and management’s actions to address them.

Compensation Committee

•   Evaluates the risks and rewards associated with the Company’s compensation philosophy and programs.

•   Reviews and approves compensation programs with features that incentivize performance through individual and corporate goals while discouraging risky behaviors.

Nominating and Corporate Governance Committee

•   Oversees the Company’s governance practices, including its Code of Business Conduct and Ethics and its Corporate Governance Guidelines, director selection and nomination processes and Board and committee evaluations.

•   Oversees the Company’s position and activities in furtherance of its corporate responsibility, including the Company’s efforts in the areas of environmental stewardship, social responsibility and ethical business practices.

Investment Committee

•   Oversees the Company’s real estate investments and has final approval authority over any investment transaction that would (i) result in any single credit being greater than 1.0% of the Company’s total assets as of the previous quarter end but less than 2.0%; (ii) increase the Company’s existing exposure to a single credit previously approved by the Investment Committee under the immediately preceding clause (i) by 25% or more in any subsequent year; or (iii) cause the Company’s overall investment mix to exceed 17.5% for industrial and agriculture or 20% for retail.

In establishing the Board’s current leadership structure, risk oversight was one factor among many considered by the Board, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. The Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If, in the future, the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight function, it may make any change it deems appropriate.

Committees and Meetings of the Board

During the year ended December 31, 2018, the Board met seven times. None of our current directors attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by all committees on which he or she served that were held during the year ended December 31, 2018 and that were held while such person was a director of the Company or a member of such committee. The Board has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Investment Committee and the Executive Committee. The charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on our investor relations website at http://ir.storecapital.com. The Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee Meetings Held in 2018: Five
Members	Independence(1)	Primary Responsibilities of the Committee
Joseph M. Donovan (Chair)(2) William F. Hipp(2) Catherine D. Rice(2)	Ö Ö Ö

•   reviewing our financial statements, including any significant financial items or changes in accounting policies, with our senior management and independent registered public accounting firm;

•   reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;

•   selecting and determining the compensation of our independent registered public accounting firm;

•   establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and

•   reviewing and overseeing our independent registered public accounting firm.

(1)

Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements, and meets the independence requirements of the NYSE, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s Corporate Governance Guidelines.

(2)	The Board has determined that Messrs. Donovan and Hipp and Ms. Rice each qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee Meetings Held in 2018: Five
Members	Independence(1)	Primary Responsibilities of the Committee
Quentin P. Smith, Jr. (Chair) Morton H. Fleischer Mark N. Sklar(2) Catherine D. Rice(2)	Ö Ö Ö Ö

•   approving goals (both individual and corporate) and objectives relevant to the compensation of our key executives; evaluating the performance of these executives in light of those goals and objectives; and determining the compensation of these executives based on that evaluation;

•   reviewing and approving director compensation;

•   reviewing and approving overall compensation programs;

•   administering our incentive compensation and equity-based plans; and

•   as necessary, engaging an independent compensation consultant to assist with the structure of our director and executive compensation programs.

(1)

Each member of the Compensation Committee meets the independence requirements of the NYSE and the Company’s Corporate Governance Guidelines and qualifies as a “non-employee director” under SEC Rule 16b-3.

(2)	Ms. Rice was appointed to serve on the Compensation Committee, effective July 30, 2018, replacing Mr. Sklar. Mr. Sklar resigned from the Board, effective August 9, 2018.

Nominating and Corporate Governance Committee Meetings Held in 2018: Five
Members	Independence(1)	Primary Responsibilities of the Committee
Morton H. Fleischer (Chair) Einar A. Seadler Quentin P. Smith, Jr.	Ö Ö Ö

•   identifying individuals qualified to become members of the Board and recommending director nominees and members of the Board for committee assignment;

•   developing and recommending to our Board corporate governance guidelines; and

•   overseeing the evaluation of our Board and its committees.

(1)	Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE and the Company’s Corporate Governance Guidelines.

Investment Committee Meetings Held in 2018: Four
Members	Independence	Primary Responsibilities of the Committee
Morton H. Fleischer (Chair) Joseph M. Donovan William F. Hipp Mark N. Sklar(1)	Ö Ö Ö Ö

•   reviewing property acquisitions for tenant relationships that would result in any single credit being greater than 1.0% of the Company’s total assets as of the previous quarter end but less than 2% of total assets as of the previous quarter end, and evaluating these acquisitions in accordance with the Company’s investment guidelines; and

•   approving or declining proposed property acquisitions based on its assessment of the overall quality of the transaction and whether it believes the transaction is in the best interests of the Company and its stockholders.

(1)	Mr. Sklar resigned from the Board and from his position on the Investment Committee, effective August 9, 2018.

Executive Committee Meetings Held in 2018: Two
Members	Independence	Primary Responsibilities of the Committee
Morton H. Fleischer (Chair) Christopher H. Volk Quentin P. Smith, Jr.	Ö c Ö

•   acting on behalf of the Board during intervals between regularly scheduled meetings of the Board; and

•   exercising all powers of the Board, except as otherwise provided by law and the Company’s bylaws and consistent with the authority which has been delegated to the Executive Committee by the Board.

Changes in Committee Composition

In connection with the appointment of Mr. Shourie to the Board, effective February 13, 2019, the Nominating and Corporate Governance Committee recommended, and the Board approved, the appointment of Mr. Shourie to serve on the Nominating and Corporate Governance Committee, replacing Mr. Seadler, and the appointment of Mr. Seadler to serve on the Compensation Committee, replacing Ms. Rice. The Board also appointed Mr. Shourie to serve on the Investment Committee, filling a vacancy created with the resignation of Mr. Sklar from the Board, effective August 9, 2018.

Communication with the Board

The Board has adopted a process by which stockholders and other interested parties who desire to contact our Board, a particular Board committee, a particular group of directors (e.g., our independent directors), or individual members of the Board, including our Chairman (the presiding director), may do so electronically by email at CorporateSecretary@storecapital.com, or by mail addressed to the named individual, the committee, the group, or the Board as a whole c/o Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary, at STORE Capital Corporation, 8377 East Hartford Drive, Suite 100, Scottsdale, AZ 85255. In general, any communication delivered to the Company for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any abusive, threatening or otherwise inappropriate materials.

ADDITIONAL CORPORATE GOVERNANCE FEATURES

Stockholder Engagement

Over the years, we have developed our stockholder engagement program as a means to provide continuous and meaningful interaction with our stockholders. The Company engages with its stockholders through a multi-pronged program pursuant to which we seek input, address questions and concerns, and provide perspective on Company policies and practices to our stockholders throughout the entire year. In developing the Company’s approach to stockholder engagement, our principal goal is to develop strong relationships with our key stockholders that will allow us to understand those issues that are most meaningful to them, thereby giving us insight into stockholder support of any initiatives and strategies that we propose to implement in furtherance of our long-term growth, improved governance or other matters. We recognize that stockholders are the owners of the Company and we use every component of the engagement effort to provide stockholders with detailed disclosures about our business and our thoughts on relevant issues, including the rationale for our corporate strategy.

The five components of our stockholder engagement program are:

•

Direct Engagement. Each year, we seek to engage with our significant stockholders on matters related to corporate governance or other matters that they may wish to discuss. These engagements consist of focused, one-on-one meetings (in person or via teleconference) between stockholders and our management that are designed to give our institutional stockholders an opportunity to better understand our company so that they may speak directly with management regarding any concerns they have, as well as fulfill their own fiduciary duties to their own investors. To make these meetings most productive for our investors’ governance teams, we set meeting times well in advance and provide advance materials covering the primary topics of discussion, thus ensuring that stockholder participants will have the opportunity and information to prepare and engage in meaningful dialogue. This season, we engaged directly on corporate governance and related matters with institutional investors, including our six largest stockholders, who collectively held more than 47.0% of our stock as of December 31, 2018.

•

Biennial Investor Day. We host an Investor Day every other year. At the event, our senior executives and acquisition team members provide market commentary, as well as investment and portfolio management case-studies and other informative insights. We design our Investor Days to provide stockholders a view of our long-term outlook and strategy. The event draws institutional equity and fixed income investors, as well as analysts who generally publish their observations. As necessary, highlights of the presentations are also filed with the Securities and Exchange Commission (the “SEC”) in a Form 8-K and made available to all stockholders.

•

Virtual Stockholder Meeting. We conduct our annual meeting as a “virtual meeting,” allowing our stockholders to join remotely from anywhere with an Internet connection or access to a telephone. Our virtual meeting platform empowers stockholders to submit questions to our Board and management team, who are then able to thoughtfully review and respond to those questions in an organized manner. We remain very sensitive to concerns regarding virtual meetings generally from investor advisory groups and other stockholder rights advocates, who have suggested that virtual meetings may diminish stockholder voice or reduce accountability. Accordingly, we have designed this virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the online format allows stockholders to communicate with us in advance of, and during, the meeting so they can ask questions of our Board or management. During the live question-and-answer session of the meeting, we answer questions as they come in and address those asked in advance, as time permits. We have committed to publishing and answering each question received following the meeting. Although the live webcast is available only to stockholders at the time of the meeting, a replay of the meeting is made publicly available on the company’s investor relations site. We have continued to receive positive support from larger holders of our shares who have indicated the virtual format is beneficial and appropriate in the context of our broader direct outreach program and given our geographic location, which is far removed from the offices of our principal investors.

Virtual stockholder meetings also offer other benefits. We avoid the time, effort and elevated expenses of organizing physical meetings which historically have been attended by only a few stockholders; our stockholders who wish to attend our annual meeting do not need to incur travel and other costs to do so; and we reduce the environmental impact our annual meetings have by cutting transport and related carbon emissions, paper materials, and other negative impacts necessarily a part of a physical meeting. Our virtual meeting platform also allows us to better track attendance and more easily verify the identity of our stockholders. We believe these factors allow us to conduct our annual meetings in a manner that is more meaningful to us and our stockholders.

•

Annual Letter to Stockholders. On an annual basis, our Chief Executive Officer, Christopher H. Volk, publishes a letter to stockholders. In this letter, Mr. Volk provides insights into our financial performance, the foundational elements of our business, the long-term strategies that we follow and the value that we provide to our customers. The annual letter is announced via press release in concert with the filing with the SEC of the Company’s Annual Report on Form 10-K and is available on our investor relations website.

•

Quarterly Investor Presentation. Each quarter, together with the filing of our earnings release, we prepare and file a comprehensive investor presentation that provides detailed information regarding our corporate strategy, financial results, investment portfolio statistics and other key metrics regarding our business. We update this presentation each quarter, file it with the SEC and make it available on our investor relations website.

We supplement these efforts throughout the year through post-earnings communications, participation at industry and investor conferences and general availability to respond to investor inquiries. We believe this multi-pronged approach to stockholder engagement allows us to maintain meaningful interaction with a broad audience including large institutional investors, smaller to mid-size institutions, pension funds, advisory firms and individual investors.

At the Annual Meeting we are proposing to amend the Company’s bylaws to allow stockholders to amend the bylaws by a majority vote of the outstanding shares entitled to be cast on the matter pursuant to a proposal submitted by an eligible stockholder. Prior to the Board’s determination to make this proposal, management, with the encouragement of the Nominating and Corporate Governance Committee, directly discussed this proposal with institutional investors, including our six largest stockholders, who collectively held more than 47.0% of our stock as of December 31, 2018. See the section titled “Governance—Proposal No. 2 – Approval of an Amendment to the Company’s Bylaws” for a discussion of this proposal and stockholder reaction.

Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies

The Board considers it inappropriate for any director, officer or employee to enter into speculative transactions in the Company’s securities, as well as transactions that, while allowing the holder to own the Company’s securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of other stockholders. Therefore, the Company’s Corporate Governance Guidelines prohibit the purchase or sale of puts, calls, options or other derivative securities based on the Company’s securities by directors, officers or employees. They also prohibit hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. Under the terms of the Company’s insider trading policy, our directors and executive officers are, in addition, prohibited from engaging in short sales of our common stock, from purchasing securities on margin or, except with the prior written consent of the Chief Compliance Officer, pledging securities as collateral for a loan or other arrangement.

Stock Ownership Guidelines Applicable to Executive Officers and Outside Directors

We believe that stock ownership by our executive officers and outside directors helps to align their interests with the interests of our stockholders. As such, in February 2016, we adopted a stock ownership policy applicable to our executive officers and outside directors under which they are expected to maintain beneficial ownership of shares of our common stock with a value equal to the following:

Position	Minimum Equity Ownership Requirement
Chief Executive Officer	6x annual base salary
Chief Operating Officer/Executive Vice President	3x annual base salary
Outside Director	5x annual cash fees

Calculation of required ownership levels. The required stock ownership levels are based on the annual base salary or annual cash fees payable to an executive officer or outside director, as applicable, as of the date such person becomes subject to the stock ownership guidelines and the average closing sale price of the Company’s common stock for the 60 trading days following such date. The requirement is determined on an individual basis, first in dollars as a multiple of the person’s annual base salary or annual cash fees, as applicable, and then by converting such amount to a fixed number of shares. Once established, a person’s requirement will not change due to changes in his or her base salary or annual cash director fees or fluctuations in the Company’s stock price and will only change in connection with a change to a different executive position.

Eligible equity. Each person may count toward his or her ownership requirement shares owned directly, including restricted stock and shares deliverable upon settlement of restricted stock units the performance period for which has been completed (but not restricted stock units still subject to the achievement of performance goals), and shares owned indirectly, if the person has an economic interest in the shares. Stock options and outstanding performance-based awards do not count toward the requirement.

Satisfying the requirement. Each person subject to the policy has five years to satisfy his or her applicable ownership requirement after becoming subject to the policy or following a change in the person’s requirement. If a person does not satisfy the specified ownership levels when the applicable transition period ends, the stock ownership policy does not require the person to purchase shares in the open market but does require that person to retain 100% of any shares then held and any shares subsequently acquired pursuant to any equity grants (after the payment of any applicable exercise costs and taxes) until the minimum ownership requirement is satisfied.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics that apply to all of our directors, officers and employees. The current versions of these corporate governance documents are available free of charge on the Company’s investor relations website at http://ir.storecapital.com and in print to any stockholder who requests copies by contacting Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. The Company will promptly disclose to our stockholders, if required by applicable law or NYSE rules and regulations, any amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website, www.storecapital.com, rather than by filing a Form 8-K.

Diverse Board and Management Team

We seek to provide a work environment that attracts, develops and retains top talent by affording our employees an engaging work experience that allows for career development and opportunities for meaningful civic involvement. Since the founding of the Company in 2011, and at the prior companies founded by our management team, we have believed that we must have the best talent, including individuals who possess a diverse range of experiences, backgrounds and skills that enable us to anticipate and meet the needs of our business and those of our customers. Over time, we have hired, developed and retained a diverse workforce that is a key component in the Company’s success and an important part of the Company’s culture.

Our ability to attract, develop and retain diverse talent is reflected at both the Board and management levels. Our nine-person Board reflects our emphasis on inclusion and diversity. In addition, our management structure includes ten positions at the level of senior vice president and above, of which seven are currently held by women, including Mary Fedewa, our Chief Operating Officer and a Board member since 2016, and Catherine Long, our Executive Vice President—Chief Financial Officer and Treasurer.

DIRECTOR COMPENSATION

2018 Director Compensation

In 2018, Mr. Fleischer, as the non-executive Chairman of the Board of the Company, received cash fees of $200,000 and a grant of restricted stock having a value of $200,000 at grant that vests over four years. For 2018, our other non-employee directors each received cash fees of $60,000 and a grant of restricted stock having a value of $95,000 at grant that vests at the end of their one-year term. The restricted stock grant to Mr. Fleischer is made in February of each year, while the grants to the other non-employee directors are made on the date of the annual meeting each year.

In 2018, Messrs. Donovan and Smith also received additional cash fees of $17,500 and $10,000 for their service as the chairs of our Audit Committee and Compensation Committee, respectively. Mr. Fleischer does not receive additional fees to serve as the chair of the Nominating and Corporate Governance Committee. If, in the future, a non-employee director other than Mr. Fleischer were to serve as chair of the Nominating and Corporate Governance Committee, that person would receive additional cash fees pursuant to the director compensation program as then in effect. All cash fees are paid in quarterly installments over the calendar year.

The following table shows the compensation paid to the non-employee directors who served on our Board during 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Joseph M. Donovan	77,500	95,006	172,506
Morton H. Fleischer	200,000	200,004	400,004
William F. Hipp	60,000	95,006	155,006
Catherine D. Rice	60,000	95,006	155,006
Einar A. Seadler	60,000	95,006	155,006
Quentin P. Smith, Jr.	70,000	95,006	165,006
Mark N. Sklar(3)	51,667	95,006	146,673

(1)

All stock award amounts in this column reflect the aggregate grant date fair value of restricted stock calculated in accordance with FASB ASC Topic 718. For each director other than Mr. Fleischer, the number of shares of restricted stock granted was determined by dividing the grant date value of the award, $95,006, by $26.80 (the closing price of our common stock on May 31, 2018, the date of the grant).

For Mr. Fleischer, the number of shares of restricted stock granted was determined by dividing the grant date value of the award, $200,004, by $23.63 (the closing price of our common stock on February 15, 2018, the date of the grant).

(2)	At December 31, 2018, our independent directors had the following aggregate numbers of unvested stock awards outstanding:

Name	Unvested Stock Awards
Joseph M. Donovan	3,545
Morton H. Fleischer	8,464
William F. Hipp	3,545
Catherine D. Rice	3,545
Einar A. Seadler	3,545
Quentin P. Smith, Jr.	3,545
Mark N. Sklar(3)	—

(3)

Mr. Sklar resigned from the Board, effective August 9, 2018. In connection with his resignation, and in light of the circumstances thereof, the Compensation Committee elected to vest his 2018 restricted stock grant.

Changes to Director Compensation for 2019

The Compensation Committee reviews the compensation of our non-employee directors periodically and recommends changes to the Board when it deems appropriate. In 2018, the Compensation Committee engaged Korn Ferry Hay Group, Inc. (“Korn Ferry”) to review the existing director compensation program as the program had last been evaluated in 2016. Korn Ferry provided the Compensation Committee with market data and made recommendations with respect to compensation mix and levels. Our Board, based on the recommendation of the Compensation Committee following consultation with Korn Ferry, modified the non-employee director compensation program, effective January 1, 2019, as follows:

Compensation Element	Director Compensation Program
	Position	2018	2019
Annual Cash Fees:	Non-Executive Chairman: Other Non-Employee Directors:	$200,000 $60,000	No change $65,000

Annual Equity Grant:	Non-Executive Chairman: Other Non-Employee Directors:	$200,000 in restricted stock that vests over four years $95,000 in restricted stock that vests at the end of their one-year term	No change $100,000 in restricted stock that vests at the end of their one-year term

Board and Committee Meeting Fees:	All Non-Employee Directors:	None	None

Committee Chair Fee:	Audit: Compensation: Nominating and Corporate Governance:	$17,500 $10,000 N/A	$20,000 $15,000 $12,500 (if other than Mr. Fleischer)

DIRECTOR INDEPENDENCE AND RELATED PARTY TRANSACTIONS

Independence Determinations

Under the corporate governance listing standards of the NYSE and the Company’s Corporate Governance Guidelines, the Board must consist of a majority of independent directors. In making independence determinations, the Board observes NYSE and SEC criteria and considers all relevant facts and circumstances. Under NYSE corporate governance listing standards, to be considered independent:

•	the director must not have a disqualifying relationship, as defined in the NYSE standards; and

•

the Board must affirmatively determine that the director otherwise has no material relationship with the Company directly, or as an officer, stockholder or partner of an organization that has a relationship with the Company.

The Board, through its Nominating and Corporate Governance Committee, annually reviews all relevant business relationships any director and director nominee may have with the Company. As a result of its annual review, the Board has determined that none of the following director nominees has a material relationship with the Company and, as a result, such director nominees are independent: Joseph M. Donovan, Morton H. Fleischer, William F. Hipp, Catherine D. Rice, Einar A. Seadler, Rajath Shourie and Quentin P. Smith, Jr.

Christopher H. Volk, who serves as the Company’s President and Chief Executive Officer, and Mary Fedewa, who serves as the Company’s Chief Operating Officer, are executive officers of the Company and therefore are not independent directors.

All of the directors who serve as members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent as required by the NYSE corporate governance rules. Under these rules, our Audit Committee members also satisfy the separate SEC independence requirement and our Compensation Committee members also satisfy the additional NYSE independence requirement.

Certain Relationships and Related Party Transactions

Our Board has adopted a written statement of policy regarding transactions with related parties, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K under the Securities Act of 1933, as amended) must promptly disclose to our Chief Compliance Officer any transaction in which the amount involved exceeds $1,000 and in which any related person had or will have a direct or indirect material interest and all material facts with respect thereto. Following a determination of whether the proposed transaction is material to the Company (with any transaction in which the amount involved exceeds $50,000 being deemed material for purposes of the related person policy), the Chief Compliance Officer will report the transaction to the Audit Committee for its approval. No related party transaction will be executed without the approval or ratification of the Audit Committee. It is our policy that directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest. The Audit Committee will consider all relevant facts and circumstances when deliberating such transactions, including whether such transactions are in, or not inconsistent with, the best interests of the Company and its stockholders.

The following is a summary of related party transactions since January 1, 2018. The related party transactions listed below were all approved by the Audit Committee and/or the Board.

•

Julie N. Bennett, who is our Senior Vice President—Tax Director, is the spouse of Michael T. Bennett, who is Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company. For 2018, STORE paid Mrs. Bennett total compensation of $514,007, comprised of salary, bonus, the value of restricted stock granted during 2018, and STORE contributions to the STORE 401(k) plan.

•

We are a party to indemnification agreements with our directors and certain members of management. These agreements require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under securities laws may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

•

Following a competitive bidding process conducted in the fall of 2018, we selected Berkshire Hathaway Specialty Insurance Company (“BHSIC”) to provide our primary layer of directors & officers liability insurance. For the policy period of December 31, 2018 through December 31, 2019, we paid a premium of $176,560 for such policy. As of December 31, 2018, National Indemnity Company, a subsidiary of Berkshire Hathaway Inc. and the parent company of BHSIC, held approximately 8.4% of our outstanding common stock.

PROPOSAL NO. 2 – APPROVAL OF AN AMENDMENT TO THE COMPANY’S BYLAWS

•	What am I voting on?

Stockholders are being asked to approve an amendment to the Company’s bylaws (the “Proposed Bylaw Amendment”) to add a provision that permits stockholders to amend the Company’s bylaws. In accordance with Maryland law, the bylaws currently provide that the Board has the exclusive authority to adopt, alter or repeal any provision of the Company’s bylaws and to make new bylaws; however, the Board has determined to voluntarily submit the Proposed Bylaw Amendment for stockholder consideration. The effectiveness of the Proposed Bylaw Amendment is expressly conditioned on stockholder approval at the Annual Meeting, and accordingly, the Board will reconsider the Proposed Bylaw Amendment if it is not approved by the stockholders at the Annual Meeting.

The Proposed Bylaw Amendment would allow stockholders to amend the Company’s bylaws by a majority vote of the outstanding shares entitled to be cast on the matter, pursuant to a binding proposal submitted for approval at a duly called annual meeting or special meeting of stockholders by a stockholder, or group of up to 20 stockholders, owning at least 3% of the Company’s outstanding common stock continuously for at least the prior three years. The foregoing right to submit a binding proposal to amend the bylaws would be subject to additional eligibility, procedural and disclosure requirements set forth in Sections 3 and 11 of Article II of the Company’s bylaws. In addition, pursuant to the terms of the Proposed Bylaw Amendment, a stockholder proposal submitted under such provision, may not alter or repeal (i) Article XII of the bylaws, which provides for indemnification and advancement of expenses for the Company’s directors and officers, (ii) Article XIV of the bylaws, which provides an exclusive forum for certain litigation, or (iii) Article XV, which addresses procedures for amendment of the bylaws, without the approval of the Board.

A copy of the Proposed Bylaw Amendment is attached as Annex A to this Proxy Statement and is incorporated by reference into this proposal.

•	Voting recommendation:

“FOR” the approval of the Proposed Bylaw Amendment.

•	Vote Required:

The affirmative vote of a majority of the votes cast on this proposal is required to approve the Proposed Bylaw Amendment. Broker non-votes or abstentions will not be counted as votes cast and will have no effect on the result of the vote on this proposal.

Background and Reasons for the Proposed Bylaw Amendment

One of the major proxy advisory firms adopted a policy in late 2016 pursuant to which it will recommend that stockholders vote against, or withhold their votes for, director nominees who are members of the governance committee of any public company that has governance documents that restrict the stockholders’ ability to amend that company’s bylaws by a majority vote of the outstanding shares entitled to be cast on the matter. Our Third Amended and Restated Bylaws, consistent with Maryland law, generally vest the Board with the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

In response to the proxy advisory firm’s policy, our Nominating and Corporate Governance Committee has considered in each of the last two years whether changing our bylaws to grant stockholders the concurrent right to amend our bylaws by a majority vote of the outstanding shares entitled to be cast on the matter was in the best interests of the Company and all of its stockholders. For the various reasons discussed in our proxy materials for the 2017 and 2018 annual meetings of stockholders, the committee, while reiterating its commitment to strong corporate governance practices, determined that the Board was in the best position to consider possible future bylaw amendments, including any that may be proposed by our stockholders in accordance with the provisions of our bylaws.

In connection with its regular review of the Company’s corporate governance structure during 2018, the Nominating and Corporate Governance Committee considered several modifications to the Company’s corporate governance practices, including amending the Company’s bylaws to adopt a proxy access right and further amending the bylaws to grant stockholders the concurrent right to amend the bylaws by a majority vote of the outstanding shares entitled to be cast on the matter. The committee determined that the adoption of a proxy access bylaw, the terms of which have been developed over the course of the past decade and adopted by a significant number of companies on a consistent basis, was in the best interests of the Company and its stockholders. Accordingly, as discussed above, on February 13, 2019, the Company amended its bylaws to adopt a proxy access provision that permits a stockholder, or group of no more than 20 stockholders, meeting specified eligibility requirements, to include director nominees in the Company’s proxy materials for annual meetings of stockholders.

With regard to amending its bylaws to grant stockholders the concurrent right to amend the bylaws by a majority vote of the outstanding shares entitled to be cast on the matter, the Nominating and Corporate Governance Committee, as in past years, continued to have the following concerns:

•

The proxy advisory firm’s policy applies to all Maryland companies across the board without regard to any particular company’s overall corporate governance practices or its economic performance under its board’s leadership.

•

The proxy advisory firm’s policy is applied inconsistently; while all Maryland companies must grant their stockholders the right to amend that company’s bylaws based on a simple majority vote or subject their governance committee members to the stated consequences, the policy does not extend to Delaware corporations, many, if not most of which, impose super-majority limitations on their stockholders’ concurrent right to amend the bylaws.

•

Despite its regular and proactive engagement with its stockholders, the Company has never received a stockholder proposal or, despite its regular and proactive engagement with its stockholders, request to amend its bylaws in any fashion, which would seem to indicate that most or all of our stockholders do not believe that the lack of concurrent stockholder power to amend the bylaws has a negative impact on the effectiveness of our corporate governance practices or on our economic performance.

After further careful consideration of this matter, the Nominating and Corporate Governance Committee and the Board ultimately concluded that amending the Company’s bylaws to grant stockholders the concurrent right to amend the bylaws is in the best interests of the Company and its stockholders. The committee and the Board also concluded, however, in light of the considerations discussed in more detail below, that such a right should be granted only to those stockholders who meet the eligibility requirements applicable to the exercise of the proxy access right.

Because the terms of the Proposed Bylaw Amendment deviate from the proxy advisory firm’s policy on this topic, the Nominating and Corporate Governance Committee and the Board determined not to adopt the Proposed Bylaw Amendment directly but to approve it at the Board level and then propose it for approval and adoption by the stockholders. Prior to making this decision, however, management, with the encouragement of the Nominating and Corporate Governance Committee, directly discussed this proposed course of action with institutional investors, including our six largest stockholders, who collectively held more than 47.0% of our stock as of December 31, 2018. All stockholders with whom we engaged reacted favorably to the Proposed Bylaw

Amendment, believed that it reflected an improvement in the Company’s stockholder rights, and, in most cases, endorsed the reasoning behind applying the same stockholder eligibility requirements to the exercise of this right as are applied to the exercise of the proxy access right (as further discussed below). Lastly, because of the prophylactic nature of the proxy advisory firm’s policy, under which the Proposed Bylaw Amendment would not be acceptable and, if adopted directly by the Board, would result in the proxy advisory firm once again recommending that stockholders withhold their votes for director nominees who are members of the Nominating and Corporate Governance Committee, the stockholders with whom we engaged understood the reasons why we desired to present the Proposed Bylaw Amendment for approval by our stockholders.

For the reasons below, the Board believes the Proposed Bylaw Amendment achieves a reasonable balance between enhancing stockholder rights and adequately protecting stockholder interests:

The stockholder proponent ownership requirement in the Proposed Bylaw Amendment broadly enables stockholders who have a meaningful and long-term interest in the Company to propose binding amendments to the Company’s bylaws.

The Board recognizes that allowing all stockholders the ability to submit binding proposals to amend the bylaws by a majority vote of the outstanding shares entitled to be cast on the matter is viewed by some as an important governance best practice. However, unlike the Company’s directors, under Maryland law, stockholders of the Company do not have any duty or obligation to act in the best interest of the Company and are permitted to take or recommend actions that are in their own individual interests as stockholders without taking into account the broader interests of the Company or other stockholders. As a result, the Board believes that only those stockholders with a meaningful and long-term stake in the Company should be entitled to submit binding proposals to amend the bylaws, as such proponents are more likely to make proposals that are in the best interests of all stockholders and not simply to advance interests that may not be shared by the majority of stockholders.

Stockholders that meet the eligibility requirements in Rule 14a-8 of the Exchange Act will continue to have the right to submit non-binding (precatory) proposals to amend the Company’s bylaws.

The Company’s stockholders have had, and will continue to have, the right to submit non-binding (precatory) proposals to amend the Company’s bylaws or take other action pursuant to Rule 14a-8 of the Exchange Act, which requires stockholder proponents to own at least $2,000 of our common stock for one year. If such a proposal were made to amend the Company’s bylaws, and passed by a majority vote, then the Board would determine whether to implement the proposed amendment. Through this process, the Board, which has a legal duty to act in the best interests of the Company and stockholders, can ensure that any proposed bylaw amendments are prudent and are designed to protect and maximize long-term value for all stockholders.

The Board strives to be responsive to the Company’s stockholders. The Board has consistently demonstrated its commitment and accountability to stockholders by adopting corporate governance practices and policies that it believes are in the best interests of the Company and our stockholders. As described elsewhere in this Proxy Statement, in connection with our initial public offering in 2014, the Board provided for the annual election of directors and opted out of virtually all of the takeover defense protections optionally afforded Maryland companies by Maryland law, including certain provisions of MUTA, the business combination statute, the control share acquisition statute, and provisions otherwise granting the Company the right to adopt a stockholder rights plan, and agreed not to opt back into any of those statutes or provisions without the approval of our stockholders or, in the case of a rights plan, stockholder ratification within 12 months of adoption of such a plan. As a result of the Board’s action at the time of our initial public offering, we were, and today remain, one of the few Maryland REITs to have opted out of all of the foregoing statutory takeover defense protections. In addition, since our initial public offering, we have adopted a robust stock ownership policy, an incentive compensation clawback policy, a majority vote director resignation policy and a proxy access bylaw.

We remain committed to strong corporate governance practices and will continue to update such practices when we believe it is in the best interests of the Company and all of its stockholders. The Board believes that the Proposed Bylaw Amendment is in the best interests of the Company and all of its stockholders.

Board Recommendation

The Board recommends that you vote “FOR” the approval of the Proposed Bylaw Amendment.

EXECUTIVE COMPENSATION

PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

•	What am I voting on?

Stockholders are being asked to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this Proxy Statement.

•	Voting recommendation:

“FOR” the advisory vote to approve the compensation of our named executive officers. The Compensation Committee takes very seriously its role in the governance of the Company’s compensation programs and will take into account the outcome of the advisory vote when considering future executive compensation decisions.

•	Vote Required:

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this non-binding advisory resolution. Broker non-votes or abstentions will have no effect on the results of this proposal.

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, the Company requests that our stockholders cast an annual non-binding, advisory vote to approve the compensation of the Company’s named executive officers identified in the section titled “Compensation Discussion and Analysis” set forth below in this Proxy Statement. This proposal, commonly known as the “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Details concerning how we implement our compensation philosophy and structure our plans to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion and Analysis” set forth below in this Proxy Statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and Company performance.

This vote is merely advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the duties of the Company, the Board or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.

Board Recommendation

The Board recommends that you vote “FOR” the resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

EXECUTIVE OFFICERS

Set forth below is biographical information with respect to each of our executive officers as of the date of this Proxy Statement, except Mr. Volk, the Company’s President and Chief Executive Officer, and Ms. Fedewa, the Company’s Chief Operating Officer. Mr. Volk and Ms. Fedewa also serve as directors of the Company and their respective biographical information is available above in the section titled “Governance—Proposal No. 1 – Election of Directors—Information Regarding the Board of Directors.”

Michael T. Bennett

Mr. Bennett was one of the Company’s founders in May 2011 and served as the Company’s Executive Vice President-Operations, Chief Compliance Officer and Corporate Secretary from its organization until late 2013, when he was named Executive Vice President-General Counsel, Chief Compliance Officer, Corporate Secretary and Assistant Treasurer. Mr. Bennett has over 35 years of legal, transactional and operational experience in the real estate and finance industries. Prior to co-founding the Company, Mr. Bennett was Senior Vice President-Operations, Chief Compliance Officer and Corporate Secretary at Spirit from early 2005 to February 2010, where he was involved in structuring, negotiating and closing all of its real estate and debt related transactions. From 1991 to 2000, Mr. Bennett served as Vice President and General Counsel of Farmer Mac (NYSE:AGM), a government sponsored enterprise providing financing to America’s agricultural industry. Mr. Bennett’s legal career included several years in private law practice concentrating on complex mortgage and other asset-based structured finance transactions. He received a B.A. degree summa cum laude in Government and Foreign Affairs from Hampden-Sydney College (where he was elected to Phi Beta Kappa) and a J.D. degree from the University of Virginia Law School. In 2017, Mr. Bennett was named Arizona Corporate Counsel of the Year in the Public Company (medium) category. He is a member of the bars of the District of Columbia, the State of New York and the Commonwealth of Virginia.

	Officer Since: Age:	2011 61
Catherine Long

Ms. Long was one of the Company’s founders in May 2011 and has served as its Executive Vice President-Chief Financial Officer, Treasurer and Assistant Secretary since its organization. Ms. Long has over 30 years of accounting, operating and financial management expertise. Prior to co-founding the Company, Ms. Long was CFO, Senior Vice President and Treasurer of Spirit from its inception in August 2003 to February 2010. Prior to Spirit, Ms. Long served in various capacities with FFCA and its successor, GE Capital Franchise Finance. Ms. Long was also FFCA’s Principal Accounting Officer and actively participated in FFCA’s real estate limited partnership rollup, as well as numerous securitization transactions and business combinations. Prior to her employment with FFCA, Ms. Long was a senior manager specializing in the real estate industry with the international public accounting firm of Arthur Andersen in Phoenix, Arizona. She was named CFO of the Year in 2008 by the Arizona chapter of Financial Executives International. She received a B.S. degree in accounting with high honors from Southern Illinois University and has been a certified public accountant since 1980.

	Officer Since: Age:	2011 62

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we describe the material components of our executive compensation program for our named executive officers (the “Named Executive Officers” or “NEOs”), whose compensation is set forth in the 2018 Summary Compensation Table and other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we explain how and why the Compensation Committee of our Board arrived at the specific compensation decisions involving the NEOs for 2018.

For 2018, our NEOs were:

•	Christopher H. Volk, our President and Chief Executive Officer;

•	Mary Fedewa, our Chief Operating Officer;

•	Catherine Long, our Executive Vice President—Chief Financial Officer and Treasurer;

•	Michael T. Bennett, our Executive Vice President—General Counsel, Chief Compliance Officer and Secretary; and

•	Christopher K. Burbach, our former Executive Vice President—Underwriting.

Mr. Burbach, who served as an executive officer throughout 2018, resigned from the Company, effective February 28, 2019.

Executive Summary

Business Highlights

Our Business. We are an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is our target market and the inspiration for our name. We are one of the largest and fastest-growing net-lease REITs and own a well-diversified portfolio that consists of investments in 2,255 property locations across 49 states as of December 31, 2018. Our customers operate across a wide variety of industries within the service, retail and manufacturing sectors of the U.S. economy, with restaurants, early childhood education centers, furniture stores, health clubs and movie theaters representing the top industries in our portfolio

2018 Performance Highlights. 2018 was a successful year for STORE, as we posted new records in all key performance metrics in 2018, including real estate investment activity, AFFO (as defined and discussed herein) and AFFO per share. We also delivered our fourth consecutive year of double-digit returns to our stockholders, in part due to our fourth dividend increase in as many years. During the year, we acquired 418 properties for a total of $1.63 billion at sector-leading average investment yields of 7.9%, further diversifying our tenant base to 434 customers across the United States. From a capital markets perspective, we strengthened our financing flexibility and reduced our cost of capital with the successful completion of our inaugural public unsecured note offering, together with the first-ever AAA rated real estate master funding debt issuance.

The decisions made by the Compensation Committee and the Board on the compensation of our NEOs are reflective of the Company’s successes during the year, which include:

•   We completed record new acquisition volume. During the year ended December 31, 2018, we invested approximately $1.6 billion in 418 property locations at a weighted average initial real estate capitalization rate of 7.9% on the properties we acquired.

•   We strengthened and diversified our portfolio. As of December 31, 2018, our total gross investment in real estate had reached approximately $7.6 billion, representing 2,255 property locations operated by 434 customers across 49 states. Our top ten customers collectively accounted for only 18.1% of our annualized base rent and interest, with our largest customer accounting for only 2.7%.

•   We increased our liquidity under our credit facility. In February 2018, we expanded our unsecured revolving credit facility from $500 million to $600 million and increased the accordion feature from $300 million to $800 million for a total maximum borrowing capacity of $1.4 billion.

•   We completed our first public debt offering. In March 2018 we completed our first public debt offering, issuing $350 million in aggregate principal amount of unsecured, investment-grade rated 4.50% Senior Notes, due in March 2028.

•   We issued AAA notes under our STORE Master Funding debt program. In October 2018, we marked the inaugural issuance of AAA rated net-lease mortgage notes under our STORE Master Funding debt program; we issued a total of $592 million of net-lease mortgage notes, of which $378 million are rated AAA with the remainder rated A+. The weighted average coupon rate of the AAA rated notes is 4.16% and the weighted average coupon rate of the A+ rated notes is 4.66%

•   We continued to access the equity capital markets. During 2018, we raised aggregate net proceeds of $741.7 million from sales of common stock under our “at the market”, or ATM, equity offering program.

•   We increased our dividend. For the year ended December 31, 2018, we declared dividends totaling $1.28 per share of common stock to our stockholders. In the third quarter of 2018, we raised our quarterly dividend 6.5% from our previous quarterly dividend amount.

•   We grew our unencumbered assets. We concluded 2018 with more than $4.6 billion in unencumbered assets.

Executive Compensation Highlights

The Compensation Committee has instituted a number of changes to our executive compensation program over the last several years to align with evolving competitive and governance practices and strengthen the link to performance and rigor of our program. For 2018, these changes included:

•   New Peer Group. We developed a new peer group for 2018 that includes both net-lease REITs and other REITs that have experienced significant asset growth and/or growth in per share funds from operations (FFO) in recent years, many of which also have relatively small employee populations.

•   Increase in Target Annual Compensation. We made modifications to each NEO’s target annual compensation and increased the maximum award that NEOs may receive under performance-based RSUs for superior performance, in each case in order to facilitate retention going forward and to

•   New Absolute Long-Term Incentive Metric. We now require that 50% of our NEOs’ performance-based RSUs be earned based on AFFO per share growth, which the Compensation Committee believes is among the most important measures of operational performance.

•   Cap on Relative Long-Term Incentive Metric. While retaining the compounded annual TSR metric for performance-based RSUs granted in 2018 that we had used in 2017, we incorporated a cap so that the maximum award payout is provide meaningful incentive plan targets that reward the executive management team for continuing superior performance for the Company’s stockholders.

•   Eliminated the Service Requirement. We believe that performance-based RSUs should be earned based on achievement of the designated performance metrics during the performance period. Accordingly, we eliminated the requirement that NEOs must remain employed for an additional year following the end of the three-year performance period in order to vest in 50% of the award earned at the end of the performance period.

limited to the target award if the Company’s absolute compounded annual TSR is negative, regardless of how the Company performs on a relative basis.

•   Adjustment to Short-Term Incentive Metric. We adjusted the short-term incentive plan to reduce the weighting of AFFO per share given the inclusion of AFFO per share growth as a metric in the 2018 performance-based RSU grants.

Response to Advisory Vote on Executive Compensation

At each of our last three annual stockholder meetings, at least 94.4% of the votes cast on the non-binding advisory vote on the compensation of our Named Executive Officers were voted in support of our executive compensation program. Consistent with our strong commitment to engagement, communication and transparency, our Compensation Committee regularly reviews our executive compensation program to ensure alignment between the interests of our senior executives and stockholders. Based on this review, which is informed by interaction with its compensation consultant and changing market practices, the Compensation Committee has made several modifications to the compensation program for our NEOs over the last two years. The changes that we implemented for 2018 are discussed above. During 2018, the Company’s NEOs once again delivered sustained, superior performance for our stockholders, Accordingly, for 2019, the Compensation Committee has made additional adjustments to ensure that the Company continues to provide market-competitive compensation and incentives to retain the Company’s high-performing NEOs and reward the team for continued success. See the section titled “Executive Compensation—Compensation Discussion and Analysis—Changes to Compensation Program Beginning in 2019.”

Compensation Philosophy and Objectives

We believe the most effective compensation program is one that promotes our ability to attract and retain highly qualified and motivated individuals who are aligned with the interests of our stockholders. Our Compensation Committee seeks to develop a well-balanced program that contains a competitive annual base salary but that is weighted towards variable at-risk pay elements through the use of our short-term cash incentive and long-term equity-based compensation. We foster a culture where our NEOs must contribute to the achievement of measurable financial performance metrics of the Company in order to increase their cash compensation and also must deliver meaningful returns to our stockholders in order to earn a significant portion of their equity compensation. Each element of our compensation program is discussed in more detail below.

To further these objectives, we adhere to the following compensation and corporate governance practices:

What We Do:

We Pay for Performance: A substantial portion of our compensation is not guaranteed but rather is linked to the achievement of key financial metrics that are disclosed to our stockholders.

We Balance Short-Term and Long-Term Incentives: Our incentive programs provide a balance of annual and longer-term incentives, including a variety of performance metrics that measure both absolute and relative performance.

We Can Claw Back Compensation: Our independent directors have the ability to recoup incentive compensation from an NEO if the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by the NEO.

We Retain an Independent Compensation Consultant: Our Compensation Committee engages an independent consultant to provide guidance on a variety of compensation matters.

We Seek Alignment with Our Stockholders: We require both our Named Executive Officers and our directors to maintain a meaningful ownership stake at levels specified in our stock ownership policy, and 69% or more of our NEOs’ total direct compensation is performance-based.

What We Don’t Do:

No Automatic Salary Increases or Guaranteed Bonuses: We do not guarantee annual salary increases or bonuses and none of the employment agreements with our NEOs contain such provisions.

No Guaranteed Incentives: We do not provide multi-year guaranteed incentive awards for our NEOs.

No Payment of Dividends or Dividend Equivalents on Unvested Performance-Based Restricted Stock Units: Performance-based restricted stock units do not receive dividends or dividend equivalents until the shares are vested.

No Excessive Perquisites: Our NEOs are provided with limited perquisites and benefits.

No Hedging or Pledging: We have policies that prohibit our officers and directors from hedging, effecting short sales, or pledging our stock.

No Tax Gross-Ups: We do not provide tax gross-ups on any severance, change-in-control or other payments.

No Change of Control Acceleration: We do not provide “single-trigger” accelerated vesting of equity-based awards upon a change in control.

No Excessive Severance: Our executive officers cannot receive severance payments and benefits exceeding 2.99 times salary and cash bonus without stockholder approval.

How We Determine Compensation

Role of the Compensation Committee. The Compensation Committee, operating pursuant to authority delegated to it by the Board, oversees the design, development and implementation of our executive compensation program. The Compensation Committee also administers our compensation plans and awards for the Company’s directors and Named Executive Officers and is primarily responsible for reviewing and approving our compensation policies and the compensation paid to our Named Executive Officers. The Compensation Committee’s responsibilities are set forth in its written charter and are more fully described in this Proxy Statement under the heading “Governance—Board and Committee Governance—Committees and Meetings of the Board.”

Role of Management. Certain of our Named Executive Officers, principally our President and Chief Executive Officer and our Chief Financial Officer, work closely with the Compensation Committee and its consultant to analyze relevant peer data and to provide input into the compensation program design. Management assists the Compensation Committee’s consultant in its survey of executive compensation by providing historical compensation information. Management makes recommendations of the program design for the Named Executive Officers for consideration by the Compensation Committee.

Role of Compensation Consultant. In 2018, the Compensation Committee engaged Korn Ferry as its independent compensation consultant to assist the Compensation Committee with the structure of our executive compensation program. Korn Ferry provided the Compensation Committee with market data and made recommendations regarding the compensation mix and levels with respect to the 2018 executive compensation program described herein. The Compensation Committee conducts independence assessments of its consultants and has determined that no conflict of interest exists that would require disclosure under SEC rules. Korn Ferry does not provide services to the Company in any other capacity.

Competitive Market Analysis. In developing our 2016 executive compensation program, the Compensation Committee, with the assistance of our prior compensation consultant and management, gathered and reviewed the compensation practices, salary levels and target incentive levels of a group of other publicly traded REITs comparable to the Company in terms of asset focus, structure, size (total capitalizations that are generally within 0.5x to 2.0x the Company’s total capitalization) and/or growth trajectories (the “2016 Peer Group”). For purposes of developing our 2017 executive compensation program, our prior compensation consultant recommended, and the Compensation Committee approved, utilizing the same 2016 Peer Group. The 2016 Peer Group utilized for 2016 and 2017 consisted of the following companies:

VEREIT, Inc.*	Omega Healthcare Investors, Inc.*
National Retail Properties, Inc.*	Spirit Realty Capital, Inc.*
EPR Properties*	Medical Properties Trust, Inc.
Gramercy Property Trust Inc.*	Apple Hospitality REIT, Inc.
iStar Inc.	LaSalle Hotel Properties
Lexington Realty Trust*	Sunstone Hotel Investors, Inc.
National Health Investors*	STAG Industrial, Inc.*

*	Denotes a net-lease oriented company.

In reviewing potential compensation and incentive plan modifications to implement in 2018, the Compensation Committee, with the advice and input of Korn Ferry, began by evaluating the Company’s existing peer group, as described above. The Company has experienced rapid growth in assets and Adjusted Funds From Operations (“AFFO”) per share in the past several years and its growth profile varies from that of many of the Company’s net-lease REIT competitors. Rapid growth within an organization that has a small number of employees presents operational challenges that other organizations, including many of the Company’s net-lease REIT competitors, do not experience. For this reason, the Compensation Committee opted to develop a new peer group for 2018 that includes both net-lease REITs and other REITs that have experienced significant asset growth and/or growth in per share funds from operations (“FFO”) in recent years, many of which also have relatively small employee populations.

In assessing potential peers to include in the updated group, the Compensation Committee and Korn Ferry focused primarily on peer companies’ asset size (seeking a peer group with respect to which the Company’s asset size is close to median), revenue, growth in assets and FFO per share (as a proxy for AFFO per share growth) and number of employees (with an emphasis on including REITs that have less than 250 employees). Based on these factors, Korn Ferry recommended, and the Compensation Committee approved, the following peer group (the “2018 Peer Group”) to review compensation levels for our NEOs and to evaluate market approaches to incentive design:

Acadia Realty Trust	Omega Healthcare Investors, Inc.*†
National Retail Properties, Inc.*†	Digital Realty Trust
EPR Properties*†	Medical Properties Trust, Inc.†
Gramercy Property Trust Inc.*†	Education Realty Trust, Inc.
Physicians Realty Trust	American Homes 4 Rent
CyrusOne, Inc.	Douglas Emmett, Inc.
National Health Investors*†	STAG Industrial, Inc.*†
Gaming and Leisure Properties, Inc.	QTS Realty Trust, Inc.
W.P. Carey Inc.*

*	Denotes a net-lease oriented company
†	Included in prior peer group.

The Compensation Committee reviews each compensation element and aggregate total direct compensation (the sum of base salary, short-term cash incentives and long-term equity incentives) for each of our Named Executive Officers compared to similarly situated employees of companies in the 2018 Peer Group, but does not target compensation to a specific percentile of the market data. In determining actual pay levels, the Compensation Committee considers peer group data as well as other factors that, in its collective judgment, it believes to be relevant, including the executive’s experience and performance, internal pay equity among the Company’s senior management team based on the executive’s respective scope of responsibilities and specific skills, the executive’s ability to impact business results, and other business events or conditions.

In the discussion below, we reference AFFO, which is a non-GAAP measure. FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional non-cash revenues and expenses such as straight-line rents, including construction period rent deferrals, and the amortization of deferred financing costs, stock-based compensation and lease-related intangibles as such items may cause short-term fluctuations in net income but have no impact on long-term operating performance. We believe that these costs are not an ongoing cost of the portfolio in place at the end of each reporting period and, for these reasons, the portion expensed is added back when computing AFFO. As a result, we believe AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability. Therefore, we disclose both FFO and AFFO and reconcile them to the most appropriate GAAP performance metric, which is net income, and we use AFFO as a component of both our short-term and long-incentive programs. Our FFO and AFFO may not be comparable to similarly titled measures employed by other companies. For a discussion of the manner in which we compute AFFO and to view a table setting forth a reconciliation of our FFO and AFFO to our net income (as determined in accordance with U.S. generally accepted accounting principles), please see Item 7, “Management’s Discussion and Analysis of

Financial Condition and Results of Operations—Non-GAAP Measures,” on page 53 of our Annual Report filed with the SEC on February 22, 2019.

Elements of 2018 Compensation

The Named Executive Officers’ 2018 compensation was set forth in an annual written compensation plan as approved by the Compensation Committee. For 2018, the compensation of our Named Executive Officers consisted of three principal components:

•	Base salary;

•	Short-term incentives (annual cash bonus program); and

•	Long-term incentives (equity-based compensation program).

The following chart presents the overall target mix of compensation elements for the CEO and all other NEOs as a group for 2018:

Name	Base Salary %	Target Bonus %	Target LTI %
Christopher Volk	17%	25%	58%
Mary Fedewa	21%	26%	53%
Catherine Long	24%	24%	52%
Michael Bennett	31%	27%	42%
Christopher Burbach(1)	31%	27%	42%

(1)	Mr. Burbach resigned from his position as Executive Vice President—Underwriting of the Company, effective February 28, 2019.

Set forth below is a discussion of each of the principal components of 2018 compensation for our NEOs.

Base Salary. Base salary represents a stable means of cash compensation to our Named Executive Officers. Our goal in setting base salary amounts is to provide competitive compensation that reflects the contributions and skill levels of each executive. As shown above, however, consistent with our philosophy of tying pay to performance, our executives receive a relatively small percentage of their overall target compensation in the form of base salary. We generally implement any base pay increases on a calendar year basis, while reserving the ability to make mid-year increases to reflect a promotion, increased responsibilities or other factors.

Short-Term Incentives. Payment opportunities for cash awards under the annual cash bonus program administered pursuant to our STORE Capital Corporation 2015 Omnibus Equity Incentive Plan (the “2015 Incentive Plan”) are expressed as a percentage of base salary and reflect each individual’s contributions to the Company and the market level of compensation for such position. We have designed our annual cash bonus program to motivate the Company’s executive officers to achieve performance goals established by the Compensation Committee that reinforce our annual business plan, to assist the Company in attracting and retaining qualified executives and to promote the alignment of the Named Executive Officers’ interests with those of the Company’s stockholders.

In administering the annual cash bonus program, the Compensation Committee may make adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company’s corporate performance metrics or to reflect modifications made to our annual business plan. For example, in August 2017, the Company announced updated AFFO per share guidance that reflected the impact of the June 2017 stock sale to a subsidiary of Berkshire Hathaway. The Berkshire Hathaway investment meaningfully accelerated the timing of the Company’s planned equity issuances for 2017, reducing expected AFFO per share for the year by approximately $0.043 per share. Given this unique opportunity, the determination of the Board to consummate the Berkshire Hathaway investment and the meaningful value that the relationship with Berkshire Hathaway provided to the Company and its stockholders, the Compensation Committee exercised its authority to make adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or to reflect modifications made to its annual business plan and, accordingly, adjusted the original AFFO per share performance goal for the 2017 annual cash bonus program by a like amount. No such adjustments were made for 2018.

For 2018, the Compensation Committee approved the following threshold, target and maximum cash bonus award opportunities, expressed as a percentage of base salary, which the executives are eligible to receive under the annual cash bonus program. Straight line interpolation is used to determine awards for results in between performance levels:

	Payout Opportunities (as a percentage of base salary)
Name	Threshold	Target	Maximum
Christopher Volk	75%	150%	300%
Mary Fedewa	60%	120%	240%
Catherine Long	50%	100%	200%
Michael Bennett	45%	85%	170%
Christopher Burbach	45%	85%	170%

As illustrated in the chart below, all of the Named Executive Officers were eligible to earn annual cash bonuses based 75% on the Company’s achievement of identified corporate performance metrics (as described in more detail below) and 25% on each individual officer’s achievement of personal goals specifically developed for each Named Executive Officer and approved by the Compensation Committee. The Compensation Committee weights corporate metrics more heavily than individual performance metrics because such metrics represent the primary drivers of the Company’s financial performance and thus serve to better align our NEOs with our stockholders.

2018 Annual Incentive Program Design

Corporate Performance. As stated above, the Compensation Committee based 75% of the 2018 annual cash bonus opportunity on corporate performance metrics. For 2018, the Compensation Committee identified the following three primary quantitative measures (and assigned the associated weightings out of the 75% total) to evaluate corporate performance:

•

AFFO per share is defined as AFFO divided by the number of shares used to calculate our earnings per share and is used because it is considered a meaningful measure of a REIT’s operating performance and an indicator of its continued ability to pay dividends. For 2018, the AFFO per share metric represented 40% of the weighting of the corporate performance metrics and 30% of the total bonus opportunity. AFFO per share is the most weighted corporate performance metric because it is reflective of portfolio performance and accretive annual investment activity. AFFO per share growth enables our dividend growth and, over the long term, has the highest impact upon our share price.

•

Debt to EBITDA is defined as net debt divided by EBITDA calculated on a run rate basis and is used because this measure encourages management to focus on growth in operating results while maintaining appropriate levels of debt. For 2018, the debt to EBITDA metric represented 33.33% of the weighting of the corporate performance metrics and 25% of the total bonus opportunity. The inclusion of leverage as a corporate performance metric reflects the importance to STORE of borrowing efficiency as a component of our cost of capital, promoting AFFO per share growth, but within preferred leverage ranges.

•

Origination Volume is defined as the aggregate of the gross purchase prices of property paid to sellers or the face amount of notes receivable originated and is used because income generated from new investment volume impacts not only current period results but also contributes to income in future years. For 2018, the origination volume metric represented 26.67% of the weighting of the corporate performance metric and 20% of the total bonus opportunity. The inclusion of Origination Volume as a corporate performance metric reflects its importance to current and future AFFO per share growth and also to the importance of investment diversity and balance sheet size to mitigate long-term risk.

The illustrations below set forth the 2018 corporate performance goal levels, as well as actual results for each performance metric. To the extent actual performance falls between two performance goal levels, linear interpolation is applied:

AFFO per share(1)	Origination Volume(2)

Debt to EBITDA(3)

(1)

AFFO is a non-GAAP measure. For a discussion of the manner in which we compute AFFO and to view a table setting forth a reconciliation of our AFFO to our net income (as determined in accordance with U.S. generally accepted accounting principles), please see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures,” on page 53 of our Annual Report filed with the SEC on February 22, 2019. AFFO per share is calculated by dividing AFFO by our weighted-average common shares outstanding on a fully diluted basis.

(2)	Represents our annual investment volume excluding non-cash items and investments meant to be temporary in nature.

(3)

Represents outstanding net debt divided by adjusted EBITDA calculated on a run-rate basis, as an average of the four quarterly periods. Adjusted EBITDA is a non-GAAP measure, which we calculate by adding back to our net income amounts in respect of interest, depreciation and amortization and interest expense, and adjusting for the impact of gain or loss on sale or impairment of real estate investments.

Individual Performance. The Compensation Committee based the remaining 25% of the 2018 annual cash bonus opportunity on individual goals specifically developed for each Named Executive Officer that were designed to enhance the efficiency of each NEO’s department and the processes he or she oversees in ways that are meaningful to the Company’s competitive market position and the implementation of long-term strategic initiatives. In the case of the NEOs other than our CEO, the individual performance goals generally included the completion or implementation of identified projects, improvements and/or processes supplementary to each of their primary executive management roles within the Company. In 2018, these goals included the following:

•	For Ms. Fedewa: closing cycle and lease administration enhancements and information technology redesign.

•	For Ms. Long: accounting process enhancements, future accounting standards implementation and accounting systems and information technology redesign.

•	For Mr. Bennett: insurance and legal cost efficiencies and information technology redesign.

•	For Mr. Burbach: human resources and departmental organizational, training and information technology initiatives.

Mr. Volk, our CEO, achieves his individual performance goal only to the extent the other executive officers achieve their individual goals.

The Compensation Committee determines the achievement of these personal goals in its discretion and, in doing so, it does not rank the individual goals in order of importance, nor does it assign individual values for each goal with respect to the overall bonus opportunity.

2018 Payouts. For 2018, each Named Executive Officer successfully completed his or her individual goals. Accordingly, each earned a cash bonus based on the weighted achievement of the corporate performance metrics and the successful completion of individual goals. The following table shows the actual payouts for each NEO under the annual cash bonus program for 2018:

NEO	Actual Payout	% of Maximum Bonus Opportunity
Christopher Volk	$2,400,000	100%
Mary Fedewa	1,344,000	100%
Catherine Long	920,000	100%
Michael Bennett	637,500	100%
Christopher Burbach	637,500	100%

Long-Term Incentives. Pursuant to our 2015 Incentive Plan, the Compensation Committee makes awards of restricted shares of the Company’s common stock and other awards and performance-based grants to officers, directors and key employees of the Company, including our Named Executive Officers. We expect to make equity grants to our NEOs as part of our annual compensation program to align their long-term interests with those of our stockholders and to maintain the competitiveness of our total compensation package. It is the Compensation Committee’s policy to review and approve all annual equity compensation awards to directors, officers and all other eligible key employees at its first regularly scheduled meeting of each year, which typically occurs in the first quarter of each year.

During 2018, as in prior years, we granted time-based restricted stock and performance-based restricted stock units (“RSUs”) to our Named Executive Officers. The Compensation Committee believes restricted stock and performance-based RSUs are a more meaningful tool for compensating our Named Executive Officers as compared to other equity-based awards such as stock options because a significant component of returns on the common stock of REITs generally takes the form of dividends as opposed to being limited solely to price appreciation. While the Company has never issued stock options or other forms of equity compensation to its employees, the Compensation Committee intends to monitor equity compensation trends in the REIT industry and may use other forms of equity compensation, including stock options, in the future to achieve our desired compensation objectives. The Compensation Committee believes that the equity awards granted in 2018 appropriately align the long-term interests of our Named Executive Officers with those of our stockholders.

During 2018, the Compensation Committee approved the target equity grants shown in the table below, expressed as a percentage of base salary, to the NEOs, of which:

(i)

75% were granted in the form of performance-based RSUs that are eligible for vesting at the end of a three-year performance period ending December 31, 2020, with 50% of the RSUs vesting based on achieving specified compounded annual growth rates during the performance period of the Company’s AFFO per share (a primary measure of cash flow for REITs and one that is often used as an operating performance benchmark), and 50% of the RSUs vesting based on the compounded total stockholder return over the performance period of the Company relative to the MSCI US REIT Index (the “MSCI Index”) (the MSCI Index includes roughly 99% of US REITs and, therefore, the total shareholder return of the MSCI Index represents the strongest comparison in terms of alternative investment opportunities to the Company as well as general industry performance). If earned, shares of common stock representing 100% of the earned amount of RSUs will vest on December 31, 2020 and will be settled following the completion of our audited financial statements for the fiscal year then ended. For purposes of this calculation, the compounded annual growth rate of the Company’s AFFO per share is expressed as a percentage (rounded to the nearest tenth of a percent) of the Company’s AFFO per weighted average basic common share during the performance period (as reported in the Company’s earnings release for the year ending December 31, 2020) (“Compounded AFFO Per Share Growth”). In addition, total stockholder return is calculated as the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent), in the value per share of common stock during the performance period due to the appreciation in the price per share of common stock and dividends paid to a stockholder of record with respect to one share of common stock during the performance period, assuming dividends are reinvested on the ex-dividend date (“Compounded Annual TSR”). For purposes of this calculation, the beginning and ending share price of our common stock are based on a 20-day trailing average closing stock price and the beginning and ending index values are based on a 20-day trailing average closing value. To the extent actual performance falls between two performance goal levels, linear interpolation is applied.

(ii)	25% were granted in the form of time-based restricted stock that vests in annual increments over a four-year period assuming continued employment of the NEO.

NEO	2018 Target Value of Equity Grant (as a percentage of base salary)
Christopher Volk	350%
Mary Fedewa	250%
Catherine Long	215%
Michael Bennett	135%
Christopher Burbach	135%

The actual number of shares of time-based restricted stock and RSUs awarded to each NEO was determined by dividing the applicable grant amount (in dollars) by the average closing market price of our common stock on the NYSE for the 20-day trading period ending December 29, 2017. The table below reflects the number of shares of time-based restricted stock and RSUs (at target) granted to each of our NEOs in 2018 as part of our 2018 executive compensation program, as well as the target value of those awards:

Name	# of Restricted Shares	# of Performance-Based RSUs (at Target)	Target Value of Restricted Shares and RSUs
Christopher Volk	27,139	81,417	$2,800,000
Mary Fedewa	13,570	40,709	$1,400,000
Catherine Long	9,586	28,758	$989,000
Michael Bennett	4,907	14,721	$506,250
Christopher Burbach	4,907	14,721	$506,250

As with other elements of compensation, the Compensation Committee based individual equity-based incentive awards on each individual’s contributions to STORE and the market level of compensation for the officer’s position without benchmarking against a specific percentile. Holders of time-based restricted stock are entitled to dividends when paid by the Company and performance-based RSUs accrue a dividend equivalent that is paid in cash when and, solely to the extent, the underlying RSUs vest.

The following table illustrates the performance measurement period and vesting period, as applicable, of our 2018 long-term equity incentive award grants:

Absolute Compounded AFFO Per Share Growth Component. With respect to the 50% of the performance-based RSUs that may be earned and become vested based on the absolute Compounded AFFO Per Share Growth of the Company over the performance period, the actual number of performance-based RSUs that may be earned and become vested will be between 0% and 300% of the target number, depending on our level of achievement of Compounded AFFO Per Share Growth over the performance period. The specific targets and corresponding award levels are contained in the table below:

Performance Level	Absolute Compounded AFFO Per Share Growth	RSUs Earned as a Percentage of Target
Threshold	3.0%	33.33%
Target	4.5%	100.00%
Maximum	6.5% or greater	300.00%

As shown in the table above, threshold, target and maximum performance result in the Named Executive Officers earning 33.33%, 100% or 300% of the target number of performance-based RSUs associated with each performance level, with linear interpolation between specified levels. No performance-based RSUs under the Compounded AFFO Per Share Growth component are earned for performance below the threshold level, and payout is capped at 300.00% of the target number even if performance exceeds the maximum level.

Relative Compounded Annual TSR Component. With respect to the 50% of the performance-based RSUs that may be earned and become vested based on the achievement of the Compounded Annual TSR of the Company relative to the MSCI Index, the actual number of performance-based RSUs that may be earned and become vested will be between 0% and 300% of the target number depending on our level of achievement of Compounded Annual TSR relative to the Compounded Annual TSR of the MSCI Index over the performance period (the “MSCI Index Return”). The MSCI Index is a free float-adjusted market capitalization index that is comprised of approximately 150 equity REITs. The specific requirements and corresponding award levels are contained in the table below.

Performance Level	Company Compounded Annual TSR Relative to MSCI Index Return	RSUs Earned as a Percentage of Target
Threshold	Company TSR must be at least the MSCI Index Return less 3.0%	33.33%
Target	Company TSR must be at least the MSCI Index Return plus 0.5%	100.00%
Maximum	Company TSR must be at least the MSCI Index Return plus 5.0%	300.00%

As shown in the table above, threshold, target and maximum performance result in the Named Executive Officers earning 33.33%, 100% or 300% of the target number of performance-based RSUs associated with each performance level, with linear interpolation between specified levels. No performance-based RSUs under the relative Compounded Annual TSR component are earned for performance below the threshold level, and payout is capped at 300% of the target number even if performance exceeds the maximum level. In addition, in designing this component, the Compensation Committee incorporated an additional cap that limits the maximum award payout to the target award level if the Company’s absolute Compounded Annual TSR is negative, regardless of how the Company performs on a relative basis against the MSCI Index Return.

Results of 2016 Performance-Based RSU Grants

In 2016, our Named Executive Officers received awards of performance-based RSUs (the “2016 Performance RSUs”) that covered a three-year performance period ended December 31, 2018, with 50% of the RSUs earned based on the achievement of an absolute Compounded Annual TSR of the Company, with the maximum award level being achieved if the Company achieved a Compounded Annual TSR over the performance period of at least 10.0%, and 50% of the RSUs earned based on the Compounded Annual TSR of the Company relative to the Compounded Annual TSR of a custom REIT peer group described in our proxy materials for the 2017 annual meeting of stockholders (the “2016 Index Return”), with the maximum award level being achieved if the Company’s Compounded Annual TSR was at least 125% of the 2016 Index Return. If earned, shares of common stock representing 50% of the earned amount of the 2016 Performance RSUs would vest on December 31, 2018 and 50% would vest on December 31, 2019, subject to the NEO’s continued

employment through such date. The specific requirements and corresponding award levels for the 2016 Performance RSUs are contained in the tables below:

Absolute Compounded Annual TSR Component (50%)

Performance Level	Company Absolute Compounded Annual TSR	RSUs Earned as a Percentage of Target
Threshold	8.0%	33.33%
Target	9.0%	100.00%
Maximum	10.0%	233.33%

Relative Compounded Annual TSR Component (50%)

Performance Level	Company Compounded Annual TSR Relative to 2016 Index Return	RSUs Earned as a Percentage of Target
Threshold	Company Compounded Annual TSR must be at least 85% of 2016 Index Return	33.33%
Target	Company Compounded Annual TSR must be at least 105% of the 2016 Index Return	100.00%
Maximum	Company Compounded Annual TSR must be at least 125% of the 2016 Index Return	233.33%

At December 31, 2018, the Company’s Compounded Annual TSR over the performance period was 13.6%. Accordingly, the Company achieved the absolute Compounded Annual TSR component of the 2016 Performance RSUs at the maximum level. In addition, the Company’s Compounded Annual TSR over the performance period of 13.6% represented 109.7% of the 2016 Index Return of 12.4%. Accordingly, the Company achieved the relative Compounded Annual TSR component of the 2016 Performance RSUs at a level between the target and maximum levels. As a result, the actual 2016 Performance RSUs earned as of the end of the performance period as a percentage of target was 181.8%, of which 50% vested on December 31, 2018, and 50% will vest on December 31, 2019, subject to each NEO’s continued employment through such date. With respect to each NEO, the number of shares earned at the conclusion of the performance period, the number of shares vested at the conclusion of the performance period, and the number of shares subject to vesting upon continued employment through December 31, 2019 in connection with the 2016 Performance RSUs are set forth in the table below:

Name	# of Shares Earned at End of Performance Period	# of Shares Vested at End of Performance Period	# of Shares Subject to Continued Service-Based Vesting
Christopher Volk	117,199	58,599	58,600
Mary Fedewa	52,905	26,452	26,453
Catherine Long	44,234	22,117	22,117
Michael Bennett	24,982	12,491	12,491
Christopher Burbach(1)	24,982	12,491	12,491

(1)

Mr. Burbach resigned from his position as Executive Vice President—Underwriting of the Company, effective February 28, 2019. Consequently, the shares subject to continued service-based vesting were forfeited.

Status of Outstanding 2017 and 2018 Performance-Based RSU Grants at Year End

2017 Performance RSUs. In 2017, our Named Executive Officers received awards of performance-based RSUs (the “2017 Performance RSUs”) that cover a three-year performance period ending December 31,

2019, with 50% of the RSUs vesting based on the achievement of an absolute Compounded Annual TSR of the Company, with the maximum award level being achieved if the Company’s absolute Compounded Annual TSR is at least 12% over the performance period, and 50% of the RSUs vesting based on the Compounded Annual TSR of the Company relative to the MSCI Index Return over the performance period (the “2017 Index Return”), with the maximum award level being achieved if the Company’s Compounded Annual TSR is at least 125% of the 2017 Index Return. If earned, shares of common stock representing 50% of the earned amount of the 2017 Performance RSUs would vest on December 31, 2019 and 50% would vest on December 31, 2020, subject to the NEO’s continued employment through such date. The specific requirements and corresponding award levels for the 2017 Performance RSUs are contained in the tables below:

Absolute Compounded Annual TSR Component (50%)

Performance Level	Company Absolute Compounded TSR	RSUs Earned as a Percentage of Target
Threshold	4.0%	33.33%
Target	8.0%	100.00%
Maximum	12.0%	233.33%

Relative Compounded Annual TSR Component (50%)

Performance Level	Company Compounded Annual TSR Relative to 2017 Index Return	RSUs Earned as a Percentage of Target
Threshold	Company Compounded Annual TSR must be at least 85% of the 2017 Index Return	33.33%
Target	Company Compounded Annual TSR must be at least 105% of the 2017 Index Return	100.00%
Maximum	Company Compounded Annual TSR must be at least 125% of the 2017 Index Return	233.33%

If the performance period had ended on December 31, 2018, the actual 2017 Performance RSUs earned as a percentage of target would have been 233.33%, representing a maximum outcome with respect to both the absolute Compounded Annual TSR component and the relative Compounded Annual TSR component.

2018 Performance RSUs. The Company’s grants of performance-based RSUs made prior to 2018 are earned based on the Company’s achievement of absolute and/or relative TSR metrics. As described above, for the performance-based RSUs granted in 2018 (the “2018 Performance RSUs”), the Company continued to utilize a relative TSR metric but replaced the absolute TSR metric with a metric based on the compounded annual growth rate during the three-year performance period of the Company’s AFFO per share. Compounded AFFO Per Share Growth is a performance condition that is designed to be calculated, and as to which achievement can only be determined, at the end of the performance period. Accordingly, the Company is unable to calculate the level of achievement of the 2018 Performance RSUs on an interim basis.

401(k) Plan

We have established a 401(k) retirement savings plan for our employees who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code of 1986, as amended (the “Code”), allows eligible employees to defer a portion of their compensation within prescribed limits, generally on a pre- or post-tax basis, through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for retirement savings though our

401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and provides further incentives to our employees, including our NEOs, in accordance with our compensation policies.

Severance and Change in Control Arrangements

Our NEOs are eligible for severance payments and benefits in the event of an involuntary termination of employment without “cause” or for “good reason,” as well as certain benefits in connection with a change in control of the Company. Our NEOs are also eligible for “double trigger” severance payments and benefits in the event of an involuntary termination of employment without “cause” or a termination of employment with “good reason” in connection with a change in control of the Company. Our equity awards are also designed to be “double trigger,” so long as such awards are allowed to continue in effect following any change in control transaction on substantially equivalent terms and conditions to those applicable prior to such transaction.

For detailed information on the estimated potential payments and benefits payable to the NEOs in the event of their termination of employment, including following a change in control of the Company, see the section titled “Potential Payments Upon Termination or Change in Control.”

Perquisites and Other Personal Benefits

We do not provide our NEOs with perquisites or other personal benefits, except for a long-term disability policy, reimbursement for the costs of an annual physical and reimbursement for the monthly dues at a fitness or country club. These items are provided because we believe that they serve a necessary business purpose and represent an immaterial element of our executive compensation program. The value of these perquisites is reported in the Summary Compensation Table.

We do not provide tax reimbursements or any other tax payments, including excise tax “gross-ups,” to any of our executive officers.

Other Compensation Policies

Clawback Policy. Under the clawback policy applicable to our NEOs, if, in the opinion of the independent directors of the Board, the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of the NEOs, the independent directors have the discretion to use their best efforts to remedy the fraud or misconduct and prevent its recurrence. The Company’s independent directors may, based upon the facts and circumstances surrounding the restatement, direct that the Company recover all or a portion of any bonus or incentive compensation paid, or cancel the stock-based awards granted under the 2015 Incentive Plan, to an NEO. In addition, the independent directors may also seek to recoup any gains realized with respect to equity-based awards, including with regard to performance-based RSU awards, regardless of when issued. The remedies that may be sought by the independent directors are subject to a number of conditions, including, that: (i) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, (ii) the executive officers in question engaged in the intentional misconduct and (iii) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

Process for Approving Long-Term Incentive Awards. The Compensation Committee approves long-term incentive awards (including restricted stock grants and performance-based RSUs) on an annual basis. As appropriate during the year, the Compensation Committee may approve long-term incentive awards to newly hired or promoted executives. The number of restricted stock awards and performance-based RSUs awarded to an individual is determined by a formula that divides the compensation value of the overall award by the average closing market price of our common stock on the NYSE for the final 20-day trading period of the prior calendar year, with 75% of the award then being granted as a performance-based RSU and 25% of the award being granted as a time-based restricted stock grant.

Tax and Accounting Considerations

Prior to January 1, 2018, Section 162(m) of the Code (“Section 162(m)”) generally placed a limit of $1.0 million on the amount of compensation that we may deduct in any calendar year with respect to our Chief Executive Officer and each of our three most highly paid executive officers (excluding our Chief Financial Officer). However, an exception to the $1.0 million limitation was provided for commission-based and performance-based compensation meeting certain requirements. Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the remuneration of a publicly-traded corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemptions from the deduction limit for commission-based and performance-based compensation are no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1.0 million paid to a specified executive (other than compensation derived from stock awards granted prior to November 2, 2017) generally will not be deductible.

Our Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that may not be deductible as a result of the deduction limit of Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of the Company and our stockholders. The Compensation Committee periodically reviews the estimated accounting and tax impacts of material elements of our executive compensation program. These factors are considered along with other factors in making awards as to whether the program is consistent with our compensation objectives in the exercise of the business judgment of the members of the Compensation Committee.

Compensation Risk Assessment

The Company and the Compensation Committee consider many factors in making compensation decisions for our Named Executive Officers. One factor is the risk associated with our compensation programs. During the first quarter of fiscal year 2019, the Compensation Committee conducted its annual risk assessment of our compensation policies and practices covering all employees. After a review and assessment of potential risks, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company for the following reasons, among others:

•	the Compensation Committee engages an independent, external compensation consultant to assist with developing the executive compensation program;

•	the Compensation Committee maintains the right, in its sole discretion, to modify the compensation policies and practices at any time;

•	the Compensation Committee has elected to use time-based restricted stock and performance-based RSUs that provide our NEOs with a significant interest in the Company’s long-term performance;

•	short-term cash incentive awards are based on metrics related to Company financial and operational goals;

•	our stock ownership policy requires our NEOs and directors to own meaningful levels of our stock; and

•

pursuant to agreements with each of the NEOs, the Company may recover all or a portion of any bonus or incentive compensation paid, or cancel stock-based awards granted, to the NEO if the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of the Company’s NEOs.

Changes to Compensation Program Beginning in 2019

In 2017, the Compensation Committee retained Korn Ferry to help the committee evaluate potential enhancements to NEO compensation and incentive plan designs to implement in 2018 with additional incremental changes to occur in 2019. The Company’s NEOs have delivered sustained, superior performance for our stockholders, as reflected in the absolute TSR chart below, and the Compensation Committee desired to ensure that the Company continues to provide market-competitive compensation and incentives to retain the Company’s high-performing NEOs and reward the team for continued success.

Comparison of the Company’s absolute TSR for the one-year and three-year periods ending on the last trading day of 2017 relative to the absolute TSR for the MSCI US REIT Index and S&P 400 REIT Index

After updating its evaluation of compensation practices among the Company’s peer group (as discussed above), and considering the Company’s high-performing executive team, the Compensation Committee reviewed modifications to each NEO’s target annual compensation designed to facilitate retention going forward and to provide meaningful incentive plan targets that reward the executive management team for continuing superior performance for the Company’s stockholders. With those goals in mind, the Compensation Committee approved the following changes for NEO compensation in 2019:

Name	Base Salary		Target Bonus (% of Base Salary)		Target LTI (% of Base Salary)
	2018	2019	2018	2019	2018	2019
Christopher Volk	$800,000	$800,000	150%	150%	350%	400%
Mary Fedewa	$560,000	$600,000	120%	130%	250%	325%
Catherine Long	$460,000	$480,000	100%	100%	215%	250%
Michael Bennett	$375,000	$400,000	85%	85%	135%	150%

In addition to the approved NEO compensation modifications, the Compensation Committee also updated the Company’s incentive plan design for the performance-based RSU awards granted in 2018. Working with Korn Ferry, the Compensation Committee determined to modify the relative TSR component of the performance-based RSU awards which, for the 2018 performance-based RSU awards, is based on the Company’s level of achievement of Compounded Annual TSR over the performance period relative to the Compounded Annual TSR of the MSCI Index over the performance period. For 2019, the relative TSR component will be determined based on the ranking of the Company’s TSR over the performance period as compared to the TSR of the other component companies included within the MSCI Index over the performance period. The

Compensation Committee made this change because it believed that a performance metric based on the Company’s percentile ranking relative to other companies in the MSCI Index will avoid potential distortions caused by the results of just a few index participants swaying the weighted MSCI Index. In modifying this component, the Compensation Committee retained a cap so that the maximum award payout is limited to the target award if the Company’s absolute TSR is negative, regardless of how the Company performs on a relative basis.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed the disclosures in the section titled “Compensation Discussion and Analysis” contained in this Proxy Statement and has discussed such disclosures with the management of the Company. Based on such review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

The Compensation Committee

Quentin P. Smith, Jr., Chair

Morton H. Fleischer

Einar A. Seadler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2018, each of Messrs. Quentin P. Smith, Jr., Morton H. Fleischer, Mark N. Sklar (until July 30, 2018) and Ms. Catherine D. Rice (on and after July 30, 2018) served as a member of our Compensation Committee. None of the members of our Compensation Committee has ever been an officer or employee of the Company. None of our executive officers has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth for each of the NEOs the compensation amounts paid or earned for the fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Christopher Volk	2018	800,000	—	3,024,786	2,400,000	30,751	6,255,537
President and Chief	2017	747,000	—	3,200,512	1,924,373	29,726	5,901,611
Executive Officer	2016	725,000	—	3,009,537	1,272,375	30,738	5,037,650

Mary Fedewa	2018	560,000	—	1,512,405	1,344,000	31,335	3,447,740
Chief Operating Officer	2017	471,083	—	859,483	984,992	27,835	2,343,393
	2016	450,000	—	1,358,529	675,000	27,335	2,510,864

Catherine Long	2018	460,000	—	1,068,399	920,000	24,148	2,472,547
Executive Vice President—	2017	443,000	—	740,129	771,893	23,888	1,978,910
Chief Financial Officer and Treasurer	2016	430,000	—	1,135,892	537,500	23,652	2,127,044

Michael Bennett	2018	375,000	—	546,900	637,500	31,091	1,590,491
Executive Vice President—	2017	350,000	—	406,070	518,371	30,555	1,304,996
General Counsel, Chief Compliance Officer and Secretary	2016	340,000	—	641,534	425,000	30,575	1,437,109

Christopher Burbach(5)	2018	375,000	—	546,900	637,500	24,149	1,583,549
Former Executive Vice President—	2017	350,000	—	406,070	518,371	23,674	1,298,115
Underwriting	2016	340,000	—	641,534	371,875	23,449	1,376,858

(1)

The amounts included in this column reflect the aggregate grant date fair value of both restricted stock and RSUs calculated in accordance with FASB ASC Topic 718. The fair value reflects the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The amounts in this column for each fiscal year exclude the effect of any estimated forfeitures of such awards. The basis for the calculation of these amounts is included in Note 7 to our audited consolidated financial statements for fiscal year 2018, which is included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)

The RSUs granted in 2018 to our NEOs include a performance condition based on the Company’s Compounded AFFO Per Share Growth. In accordance with FASB ASC Topic 718, the amounts in this column for 2018 reflect the aggregate grant date fair value of the RSUs assuming the expected level of performance conditions will be achieved.

The aggregate grant date fair value of the 2018 restricted stock grants and of the RSUs (i) assuming that the expected level of performance conditions will be achieved, and (ii) assuming that the highest level of performance conditions will be achieved are as follows:

Name	Value of Restricted Stock at Grant Date ($)	Value of RSU Grants at Grant Date
		Expected Level of Performance Conditions Achieved ($)	Maximum Level of Performance Conditions Achieved ($)
Christopher Volk	641,295	2,383,491	4,307,384
Mary Fedewa	320,659	1,191,746	2,153,692
Catherine Long	226,517	841,882	1,521,418
Michael Bennett	115,952	430,948	778,797
Christopher Burbach(5)	115,952	430,948	778,797

(3)

The amounts included in this column represent the annual cash incentive amounts awarded under our 2015 Incentive Plan, earned in the year indicated and paid in the following year. The cash incentive amounts awarded to our NEOs for 2018 under the 2015 Incentive Plan are described in more detail in the section titled “Compensation Discussion and Analysis” under the heading “Elements of 2018 Compensation—Short-Term Incentives.”

(4)

The following table sets forth the amounts of other compensation, including perquisites and other personal benefits, paid to, or on behalf of, our NEOs included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to us.

Name	Year	Disability Insurance Premium ($)	Annual Physical ($)	Club Dues ($)	401(k) Match ($)	Total ($)
Christopher Volk	2018	10,451	—	9,300	11,000	30,751
	2017	10,451	—	8,475	10,800	29,726
	2016	10,451	1,287	8,400	10,600	30,738

Mary Fedewa	2018	8,335	—	12,000	11,000	31,335
	2017	8,335	—	8,700	10,800	27,835
	2016	8,335	—	8,400	10,600	27,335

Catherine Long	2018	11,012	—	2,136	11,000	24,148
	2017	11,012	—	2,076	10,800	23,888
	2016	11,012	—	2,040	10,600	23,652

Michael Bennett	2018	10,607	184	9,300	11,000	31,091
	2017	10,607	1,195	7,953	10,800	30,555
	2016	10,607	1,490	7,878	10,600	30,575

Christopher Burbach	2018	5,493	—	7,656	11,000	24,149
	2017	5,493	—	7,381	10,800	23,674
	2016	5,493	—	7,356	10,600	23,449

(5)

Mr. Burbach resigned from his position as Executive Vice President—Underwriting of the Company, effective February 28, 2019. Accordingly, his unvested restricted stock and unvested RSUs were forfeited.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made by the Company during 2018 to the individuals named below.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher Volk	Cash Incentive	—	600,000	1,200,000	2,400,000	—	—	—	—	—
	Restricted Stock	2/15/2018	—	—	—	—	—	—	27,139	641,295
	RSUs	2/15/2018	—	—	—	27,139	81,417	244,252	—	2,383,491
Mary Fedewa	Cash Incentive	—	336,000	672,000	1,344,000	—	—	—	—	—
	Restricted Stock	2/15/2018	—	—	—	—	—	—	13,570	320,659
	RSUs	2/15/2018	—	—	—	13,570	40,709	122,126	—	1,191,746
Catherine Long	Cash Incentive	—	230,000	460,000	920,000	—	—	—	—	—
	Restricted Stock	2/15/2018	—	—	—	—	—	—	9,586	226,517
	RSUs	2/15/2018	—	—	—	9,586	28,758	86,273	—	841,882
Michael Bennett	Cash Incentive	—	168,750	318,750	637,500	—	—	—	—	—
	Restricted Stock	2/15/2018	—	—	—	—	—	—	4,907	115,952
	RSUs	2/15/2018	—	—	—	4,907	14,721	44,162	—	430,947
Christopher Burbach(5)	Cash Incentive	—	168,750	318,750	637,500	—	—	—	—	—
	Restricted Stock	2/15/2018	—	—	—	—	—	—	4,907	115,952
	RSUs	2/15/2018	—	—	—	4,907	14,721	44,162	—	430,947

(1)

The amounts reported in these columns represent the range of possible annual cash incentive amounts that could have been paid to our NEOs for 2018 under the 2015 Incentive Plan based upon achievement of specified performance targets set by the Compensation Committee in February 2018. The cash awards under the 2015 Incentive Plan are described in more detail in the section titled “Compensation Discussion and Analysis” under the heading “Elements of 2018 Compensation—Short-Term Incentives.” The actual cash paid in February 2019 for performance in 2018 is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)

The amounts reported in these columns represent potential share payouts with respect to performance-based RSUs granted under the 2015 Incentive Plan. The number of shares of common stock to be earned and delivered with respect to these RSUs will be based (i) 50% on our achievement of Compounded Annual TSR relative to the Compounded Annual TSR of the MSCI Index Return over a three-year period ending December 31, 2020, and (ii) 50% based on the Company’s Compounded AFFO Per Share Growth over the same three-year performance period. If earned, shares of common stock representing 100% of the earned amount of RSUs will vest on December 31, 2020 and will be settled following the completion of our audited financial statements for the fiscal year then ended. The RSUs granted to our NEOs under the 2015 Incentive Plan are described in more detail in the section titled “Compensation Discussion and Analysis” under the heading “Elements of 2018 Compensation—Long-Term Incentives.”

(3)

The amounts reported in this column reflect the restricted stock grants made to each of the NEOs in 2018. These shares are subject to time-based vesting only and vest 25% per year over a four-year period, subject to each NEO’s continued employment through each vesting date. The time-based restricted stock granted to our NEOs under the 2015 Incentive Plan is described in more detail in the Compensation Discussion and Analysis under the heading “Elements of 2018 Compensation—Long-Term Incentives.” The Company did not grant options during 2018.

(4)

The amounts included in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 of restricted stock and RSUs granted during 2018 pursuant to the 2015 Incentive Plan. The RSUs granted in 2018 include a performance condition based on the Company’s Compounded AFFO Per Share Growth. In accordance with FASB ASC Topic 718, the amounts in this column for the RSUs reflect the aggregate grant date fair value of the RSUs assuming the expected level of performance conditions will be achieved. The fair values in this column reflect the expected future cash flows of dividends and, therefore, dividends on unvested shares are not separately disclosed. The basis for the calculation of these amounts is included in Note 7 to our audited consolidated financial statements for fiscal year 2018, which is included in our Annual Report on Form 10-K for the year ended December 31, 2018. Additional information regarding the 2015 Incentive Plan is discussed in further detail in the section titled “Compensation Discussion and Analysis” under the headings “Elements of 2018 Compensation—Long-Term Incentives.”

(5)

Mr. Burbach resigned from his position as Executive Vice President—Underwriting of the Company, effective February 28, 2019. Accordingly, his unvested restricted stock and unvested RSUs were forfeited.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards held by each Named Executive Officer as of December 31, 2018 that have not vested.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher Volk	174,497	4,940,010	402,963	11,407,883
Mary Fedewa	60,408	1,710,150	187,706	5,313,957
Catherine Long	50,015	1,415,925	142,746	4,041,139
Michael Bennett	28,797	815,243	75,147	2,127,412
Christopher Burbach(4)	28,978	820,367	75,147	2,127,412

(1)

The following table sets forth the vesting schedule of the shares reported in this column for each NEO, which shares are subject to time-based vesting only and do not require the achievement of any corporate or individual performance targets to vest. The total number of shares reported in this column includes the shares representing 50% of the 2016 Performance RSUs that were earned as of December 31, 2018 but that vest on December 31, 2019, subject to the continued employment of each NEO through that date:

	Named Executive Officer
Vesting Date	Christopher Volk	Mary Fedewa	Catherine Long	Michael Bennett	Christopher Burbach
2/15/2019	43,504	16,670	14,648	9,268	9,449
12/31/2019	137,956	59,243	50,354	27,984	27,984
2/15/2020	35,490	8,158	6,440	3,479	3,479
12/31/2020	323,607	154,916	114,509	59,654	59,654
2/15/2021	30,119	5,735	4,414	2,333	2,333
2/15/2022	6,784	3,392	2,396	1,226	1,226

(2)	Market value was calculated using the closing price of our common stock as reported on the NYSE on December 31, 2018, which was $28.31.

(3)

Amounts in this column represent equity incentive plan awards made in both 2017 and 2018. The awards made in 2017 are performance-based RSUs that are eligible to vest based (i) 50% on our achievement of Compounded Annual TSR relative to the Compounded Annual TSR of the MSCI Index over a three year period ending December 31, 2019, and (ii) 50% on our achievement of absolute Compounded Annual TSR ranging from at least 4% to over 12% over the same three-year performance period; if earned, shares of common stock representing 50% of the earned amount of RSUs will vest on December 31, 2019 and 50% will vest on December 31, 2020, subject to each NEO’s continued employment through such date. The awards made in 2018 are also performance-based RSUs that are eligible to vest based (i) 50% on our achievement of Compounded Annual TSR relative to the Compounded Annual TSR of the MSCI Index over a three year period ending December 31, 2020, and (ii) 50% based on the Company’s Compounded AFFO Per Share Growth over the same three-year performance period; if earned, shares of common stock representing 100% of the earned amount of RSUs will vest on December 31, 2020 and will be settled following the completion of our audited financial statements for the fiscal year then ended.

(4)

Mr. Burbach resigned from his position as Executive Vice President—Underwriting of the Company, effective February 28, 2019. Accordingly, his unvested restricted stock and unvested RSUs were forfeited.

Options Exercised and Stock Vested

The following table sets forth certain information regarding the vesting of equity awards held by each Named Executive Officer during 2018.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christopher Volk	43,056	1,016,983(2)
	119,335	3,378,374(3)
Mary Fedewa	20,439	482,769(2)
	60,464	1,711,736(3)
Catherine Long	19,412	458,511(2)
	51,877	1,468,638(3)
Michael Bennett	14,784	349,198(2)
	28,687	812,129(3)
Christopher Burbach	14,965	353,473(2)
	29,193	826,454(3)

(1)	STORE does not currently grant stock options and therefore had no option exercises by any NEO in 2018.

(2)

Shares vested on February 15, 2018. Represents the value realized upon vesting calculated by multiplying $23.63, the closing price of our common stock on February 15, 2018, by the number of shares that vested, less the par value of shares ($0.01 per share) paid by the NEO.

(3)

Shares vested on December 31, 2018. Represents the value realized upon vesting calculated by multiplying $28.31, the closing price of our common stock on December 31, 2018, by the number of shares that vested.

Pension Benefits and Nonqualified Deferred Compensation

There were no deferred compensation or defined benefit plans in place for 2018.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In November 2017, each of our NEOs entered into an amended and restated employment agreement (each, an “Employment Agreement,” and collectively, the “Employment Agreements”) with STORE Capital Advisors, LLC, an Arizona limited liability company and wholly owned subsidiary of the Company (“STORE Capital Advisors”), and the Company as the guarantor of the obligations of STORE Capital Advisors thereunder. The Employment Agreements have a four-year term that commenced in November 2017 and are subject to (a) automatic one-year renewal terms unless either party gives the other not less than one-hundred eighty (180) days’ advance notice of nonrenewal and (b) automatic two-year renewal terms if a Change in Control (as described below) occurs within the last two years of the initial term or during any renewal term. The Employment Agreements include provisions that would require the Company or its successors to pay or provide certain compensation and benefits to the NEOs in the event of certain terminations of employment or a change in control of the Company.

Types of Compensation Payable upon Termination of Employment

The table below reflects the types of compensation payable to each of the NEOs in the event of a termination of the executive’s employment under the various circumstances described (in addition to any base salary, incentive bonus and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination):

Termination Scenario	Cash Severance	Restricted Stock(1)	Restricted Stock Units(1)	Other Benefits(2)
Death or Disability	Pro rata portion of target incentive bonus for which the NEO was eligible in the year of termination.	Immediate vesting of unvested shares of restricted common stock.

For awards granted prior to 2018, immediate vesting of unvested RSUs based on the actual level of achievement of the performance criteria as of the date of termination, pro-rated for the number of days that the executive was employed during applicable performance period.

For awards granted in 2018, vesting of unvested RSUs based on the actual level of achievement of the performance criteria as of the end of the performance period, pro-rated for the number of days that the executive was employed during the applicable performance period.

For a period of up to 18 months, the excess of (1) the amount the NEO was required to pay monthly to maintain coverage under COBRA over (2) the amount the NEO would have paid monthly if he or she had continued to participate in our medical and health benefits plan.

Without “Cause”(3) or for “Good Reason”(4)

An amount equal to the target bonus for which the NEO is eligible for the year in which the termination of employment occurs, prorated for the portion of such year during which the NEO was employed by the Company prior to the effective date of the NEO’s termination of employment; plus

An amount equal to two times the sum of:

◇   base salary, plus

◇  the greater of (x) the average cash bonus received by the NEO for the last two completed fiscal years or (y) the cash bonus payable at the target level for the prior year (whether received or not))

Immediate vesting of unvested shares of restricted common stock.

For awards granted prior to 2018, immediate vesting of unvested RSUs based on the actual level of achievement of the performance criteria as of the date of termination, pro-rated for the number of days that the executive was employed during applicable performance period.

For awards granted in 2018, vesting of unvested RSUs based on the actual level of achievement of the performance criteria as of the end of the performance period, pro-rated for the number of days that the executive was employed during the applicable performance period.

For a period of up to 12 months, the excess of (1) the amount the NEO was required to pay monthly to maintain coverage under COBRA over (2) the amount the NEO would have paid monthly if he or she had continued to participate in our medical and health benefits plan.

(1)	Any shares of restricted common stock or RSUs that do not vest as provided are automatically forfeited.

(2)

Payable to the extent the NEO (or his or her eligible dependents in the event of the NEO’s death) is eligible for and elects continued coverage for himself or herself and his or her eligible dependents in accordance with COBRA.

(3)

For all NEOs, “Cause” means the NEO’s (i) refusal or neglect, in the reasonable judgment of our Board, to perform substantially all of his or her employment-related duties, which refusal or neglect is not cured within 20 days of receipt of written notice by us; (ii) willful misconduct; (iii) personal dishonesty, incompetence or breach of fiduciary duty which, in any case, has a material adverse impact on our business or reputation or any of our affiliates, as determined in our Board’s reasonable discretion; (iv) conviction of or entering a plea of guilty or nolo contendere (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction); (v) willful violation of any federal, state or local law, rule or regulation that has a material adverse impact on our business or reputation or any of our affiliates, as determined in our Board’s reasonable discretion; or (vi) any material breach of the NEO’s non-competition, non-solicitation or confidentiality covenants.

(4)

For all NEOs, “Good Reason” means termination of employment by the NEO on account of any of the following actions or omissions taken without the NEO’s written consent: (i) a material reduction of, or other material adverse change in, the NEO’s duties or responsibilities (including in connection with a Change in Control, where the NEO’s duties or responsibilities are materially reduced, or materially adversely changed, as compared to the NEO’s duties or responsibilities prior to such Change in Control), or the assignment to the NEO of any duties or responsibilities that are materially inconsistent with his or her position; (ii) a material reduction in the NEO’s base salary or in the target percentage with respect to the NEO’s cash bonus; (iii) a requirement that the primary location at which the NEO performs his or her duties be changed to a location that is outside of a 35-mile radius of Scottsdale, Arizona or a substantial increase in the amount of travel that the NEO is required to do because of a relocation of our headquarters from Scottsdale, Arizona; (iv) a material breach by us of the NEO’s Employment Agreement; or (v) a failure by us, in the event of a change in control (as defined in the Employment Agreements), to obtain from any successor to us an agreement to assume and perform the NEO’s Employment Agreement. A termination for “good reason” will not be effective until (i) the NEO provides us with written notice specifying each basis for the NEO’s determination that “good reason” exists and (ii) we fail to cure or resolve the NEO’s issues within 30 days of receipt of such notice.

Vesting of Outstanding Equity Awards upon Change in Control

Pursuant to the 2015 Incentive Plan and the applicable award agreements thereunder, upon a Change in Control (as defined in the 2015 Incentive Plan) and regardless of whether the NEO’s employment is terminated by us or he or she resigns for any reason, the NEO will be entitled, (a) with respect to outstanding time-based restricted stock awards that are not assumed or substituted in connection with such Change in Control, immediate vesting of such outstanding restricted stock awards, (b) with respect to outstanding performance-based RSU awards granted prior to 2018 that are not assumed or substituted in connection with such Change in Control, immediate vesting of such outstanding unvested RSU awards based on the actual level of achievement of the performance criteria as of the date of the change in control, and (c) with respect to outstanding performance-based RSU awards granted in 2018 that are not assumed or substituted in connection with such Change in Control, immediate vesting of such outstanding RSU awards at a level equal to the greater of (i) 100% of the target award level payout, and (ii) the amount that would have vested based on the actual level of achievement of the performance criteria as of the date of the Change in Control (calculated as provided in the applicable award agreement). Any RSU that does not vest on the date of such termination is automatically forfeited.

Under the 2015 Incentive Plan and the Employment Agreements, a “Change in Control” includes the occurrence of any of the following events:

•

any person or entity (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of capital stock of the Company) becomes the “beneficial owner” (as such is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person or entity any securities acquired directly from the Company or any affiliate thereof) representing 50% or more of the combined voting power of the then outstanding voting securities of the Company;

•

the Board ceases to be comprised of a majority of directors (i) who were members of the Board at November 2, 2017 or (ii) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors at November 2, 2017 or whose appointment, election or nomination for election was previously so approved or recommended (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors);

•

the consummation of any merger, consolidation, or amalgamation of the Company other than (i) a merger, consolidation, or amalgamation into an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (ii) a merger, amalgamation or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger, amalgamation or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

•

the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition of all or substantially all the Company’s assets, other than (i) a sale or disposition to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale, or (ii) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Potential Payments upon Termination

The following table shows the estimated potential payments that would have been payable to each of our NEOs if a termination without cause or resignation for good reason, or a change in control of the Company, as applicable, had occurred on December 31, 2018.

Name	Benefit	Death or Disability ($)	Termination without Cause or Resignation for Good Reason ($)(2)	Upon a Change in Control ($)(3)
Christopher Volk	Cash Severance	1,200,000	5,996,748	—
	Accelerated Vesting of Restricted Stock	4,940,010	4,940,010	—
	Accelerated Vesting of RSUs(1)	4,860,896	4,860,896	10,094,691
	Health Benefits	17,936	11,957	—
	Total	11,018,842	15,809,611	10,094,691

Mary Fedewa	Cash Severance	672,000	3,451,992	—
	Accelerated Vesting of Restricted Stock	1,710,150	1,710,150	—
	Accelerated Vesting of RSUs(1)	2,170,458	2,170,458	4,657,361
	Health Benefits	14,257	9,505	—
	Total	4,566,865	7,342,105	4,657,361

Catherine Long	Cash Severance	460,000	2,689,393	—
	Accelerated Vesting of Restricted Stock	1,415,925	1,415,925	—
	Accelerated Vesting of RSUs(1)	1,724,749	1,724,749	3,577,303
	Health Benefits	9,012	6,008	—
	Total	3,609,686	5,836,075	3,577,303

Name	Benefit	Death or Disability ($)	Termination without Cause or Resignation for Good Reason ($)(2)	Upon a Change in Control ($)(3)

Michael Bennett	Cash Severance	318,750	2,012,121	—
	Accelerated Vesting of Restricted Stock	815,243	815,243	—
	Accelerated Vesting of RSUs(1)	922,080	922,080	1,889,980
	Health Benefits	9,012	6,008	—
	Total	2,065,085	3,755,452	1,889,980

Christopher Burbach	Cash Severance	318,750	1,958,996	—
	Accelerated Vesting of Restricted Stock	820,367	820,367	—
	Accelerated Vesting of RSUs(1)	922,080	922,080	1,889,980
	Health Benefits	17,936	11,957	—
	Total	2,079,133	3,713,400	1,889,980

(1)

For awards granted in 2017, represents a prorated amount of RSUs granted to the NEOs based upon the actual level of achievement of the performance criteria applicable to outstanding unvested RSUs as of December 31, 2018 and, other than in the case of a Change in Control, further prorated based on the ratio of (a) the number of days that have elapsed from the first day of the performance period to the date of termination, over (b) the total number of days in the performance period. For awards granted in 2018, which contain both a relative Compounded Annual TSR condition and a performance condition based on the Company’s Compounded AFFO Per Share Growth, represents a prorated amount of RSUs granted to the NEOs (i) for the Compounded Annual TSR condition, based on an average closing stock price and an average closing index value for the 20-day trading period ended December 31, 2018, and (ii) for the Compounded AFFO Per Share Growth condition, the expected level of performance that will be achieved and, other than in the case of a Change in Control, further prorated based on the ratio of (A) the number of days that have elapsed from the first day of the performance period to the date of termination, over (B) the total number of days in the performance period.

(2)

If an NEO were terminated for “cause” or resigned without “good reason” on December 31, 2018, the NEO would have been entitled to receive only his or her base salary, cash bonus and any other compensation-related payments that had been earned but not yet paid, and unreimbursed expenses that were owed as of the date of the termination, in each case that were related to any period of employment preceding the NEO’s termination date. The NEO would not have been entitled to any additional payments and would have immediately forfeited all unvested shares of restricted stock and unvested RSUs.

(3)

Pursuant to the 2015 Incentive Plan and the applicable award agreements thereunder, upon a Change in Control, each NEO is entitled to (a) immediate vesting of outstanding unvested time-based restricted shares, (b) with respect to outstanding performance-based RSU awards granted in 2017 that are not assumed or substituted in connection with such Change in Control, immediate vesting of such outstanding unvested RSU awards based on the actual level of achievement of the performance criteria as of the date of the Change in Control, and (c) with respect to outstanding performance-based RSU awards granted in 2018 that are not assumed or substituted in connection with such Change in Control, immediate vesting of such outstanding RSU awards at a level equal to the greater of (i) 100% of the target award level payout, and (ii) the amount that would have vested based on the actual level of achievement of the performance criteria as of the date of the change in control (calculated as provided in the applicable award agreement). The amounts that the NEOs would realize upon a Change in Control that does not involve a termination of employment are reflected in this column; if, in connection with a Change in Control, an NEO were terminated “without cause” or resigned for “good reason” then, in addition to the amounts shown in this column, the NEO would also receive the amounts in respect of Cash Severance, Acceleration of Restricted Stock and Health Benefits shown in the prior column.

OTHER COMPENSATION MATTERS

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Volk. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2018, our last completed fiscal year:

•

the median of the annual total compensation (inclusive of base salary, bonus and other items, as discussed below) of all employees of our company (other than our President and Chief Executive Officer) was $121,638; and

•	the annual total compensation of Mr. Volk, as reported above in the Summary Compensation Table, was $6,255,537.

Based on this information, for 2018, the ratio of the annual total compensation of Mr. Volk, our President and Chief Executive Officer, to the median of the annual total compensation of all employees was 51.4 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we took the following steps:

•

We determined that, as of December 31, 2018, our employee population consisted of 90 individuals, all of whom were full-time employees located in the United States. We selected December 31, 2018 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

•

In accordance with Item 402(u) of Regulation S-K, we are using the same “median employee” identified in 2017 in our 2018 pay ratio calculation, as we believe that there has been no change in our employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio disclosure for 2018. See our proxy statement for our 2018 annual meeting of stockholders for information regarding the process we utilized to identify our “median employee.”

•

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $121,638. The difference between such employee’s base salary and the employee’s annual total compensation represents the employee’s annual bonus and company matching contributions on behalf of the employee to our 401(k) employee savings plan. Since we do not maintain a defined benefit or other actuarial plan for our employees, and do not otherwise provide a plan for payments or other benefits at, following, or in connection with retirement, the “median employee’s” annual total compensation did not include amounts attributable to those types of arrangements.

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board that outlines its responsibilities and the practices it follows. The committee’s charter is available on the Company’s investor relations website at http://ir.storecapital.com and is available in print to any stockholder who requests copies by contacting Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. The Audit Committee is composed of non-employee directors who meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Board has designated each of Joseph M. Donovan, William F. Hipp and Catherine D. Rice as “audit committee financial experts.”

Primary Responsibilities of the Audit Committee and the Audit Committee’s Activities in 2018

The Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements. The Audit Committee oversees the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and the independent auditors, and the Company’s ethical compliance programs, including the Company’s code of conduct. The Audit Committee’s process includes working with members of the Company’s enterprise risk management team, meeting periodically with members of management and receiving reports on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures.

During 2018, among other things, the Audit Committee:

•	engaged Ernst & Young LLP as the Company’s independent auditors;

•	met with the senior members of the Company’s financial management team at each regularly scheduled meeting;

•

held separate private sessions, during its regularly scheduled meetings, with Ernst & Young LLP, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place;

•

received periodic updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting;

•

discussed with Ernst & Young LLP the Company’s internal control assessment process, management’s assessment with respect thereto and Ernst & Young LLP’s evaluation of the Company’s system of internal control over financial reporting;

•	reviewed and discussed with management and Ernst & Young LLP the Company’s periodic reports prior to filing with the SEC;

•	reviewed the Company’s internal audit plan and the performance of the Company’s internal audit function;

•

reviewed with senior members of the Company’s financial management team and Ernst & Young LLP the overall audit scope and plans, the results of internal and external audits, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting; and

•

reviewed with management, including our Executive Vice President—General Counsel, Chief Compliance Officer and Secretary, and Ernst & Young LLP significant risks and exposures identified by management and the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Company’s code of conduct and cybersecurity programs.

2018 Audited Financial Statements

One of the Audit Committee’s primary responsibilities is to assist the Board in overseeing the Company’s management and independent registered public accounting firm in regard to the Company’s financial reporting and internal controls over financial reporting. In performing this oversight function, the Audit Committee relied upon advice and information received in its discussions with management and the independent registered public accounting firm.

In connection with its function to oversee and monitor the Company’s financial reporting process, the Audit Committee has:

•	reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2018;

•

discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by Auditing Standard No. 1301 (formerly Auditing Standard No. 61), Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board;

•

received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	discussed with Ernst & Young LLP its independence and considered whether the provision of non-audit services to the Company was compatible with such independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

This report has been furnished by the members of the Audit Committee of the Board.

The Audit Committee

Joseph M. Donovan, Chair

William F. Hipp

Catherine D. Rice

PROPOSAL NO. 4 – RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

•	What am I voting on?

Stockholders are being asked to ratify the appointment of Ernst & Young LLP, a registered public accounting firm, to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

•	Voting recommendation:

“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

•	Vote Required:

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this non-binding advisory resolution. Broker non-votes or abstentions will have no effect on the result of this proposal.

The Audit Committee of the Board selected Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2019. Although stockholder approval is not required, after careful consideration of the matter, the Board is submitting the selection of E&Y to stockholders for ratification at the Annual Meeting. If the selection of E&Y is ratified, the Audit Committee, in its sole discretion, may change the selection at any time during the year if it determines that such a change would be in the best interest of the Company. Conversely, if stockholders fail to ratify the selection, the Audit Committee will reconsider the selection of E&Y but will not be required to select a different firm. Representatives of E&Y are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

The following table sets forth the aggregate fees paid by us to E&Y for professional services rendered in connection with the audit of the Company’s consolidated financial statements for 2018 and 2017:

	2018	2017
Audit fees(1)	$1,177,397	$1,217,052
Audit-related fees(2)	130,000	12,500
Tax Fees(3)	214,908	160,026
All other fees	—	—

Total	$1,522,305	$1,389,578

(1)

Audit fees consist of fees incurred in connection with the audit of our annual financial statements, as well as services related to SEC matters, including review of registration statements filed and related issuances of agreed-upon procedures letters, consents and other services.

(2)	Audit-related fees consist of fees for attestation services rendered by E&Y related to the issuance of notes through our STORE Master Funding debt program.

(3)	Tax fees consist of fees for professional services rendered by E&Y for tax compliance, tax advice and tax planning.

Our Audit Committee has determined that the provision of services to us described in the foregoing table was compatible with maintaining the independence of E&Y. All (100%) of the services described in the foregoing table with respect to us and our subsidiaries were approved by our Audit Committee in conformity with our pre-approval policy (as described below).

In accordance with its policies and procedures, the Audit Committee selects the Company’s independent registered public accounting firm and separately pre-approves all audit services to be provided by it to the Company. The Audit Committee also reviews and separately pre-approves all audit-related, tax and other services rendered by our independent registered public accounting firm in accordance with the Audit Committee’s charter and policy on pre-approval of audit-related, tax and other services. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of the selection of E&Y as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

OWNERSHIP OF OUR STOCK

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information within our knowledge with respect to the beneficial ownership of our common stock as of March 15, 2019, for:

•	each of our directors (all of whom are director nominees);

•	each Named Executive Officer;

•	each person or group of affiliated persons whom we know to beneficially own more than 5% of our common stock; and

•	all of our directors, director nominees and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the SEC’s rules. In computing the number of shares a person beneficially owns and the corresponding percentage ownership of that person, shares of common stock underlying options and warrants that are exercisable within 60 days of March 15, 2019, are considered to be outstanding. The shares underlying these options and warrants are considered to be outstanding for purposes of calculating the percentage ownership of the person, entity or group that holds those options or warrants but are not considered to be outstanding for purposes of calculating the percentage ownership of any other person, entity or group. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The table is based on 224,521,036 shares of our common stock outstanding as of March 15, 2019. The address for those individuals for which an address is not otherwise indicated is: c/o STORE Capital Corporation, 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage of Common Stock Owned
Greater than Five Percent Beneficial Owners
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	26,616,714(1)	11.85%

Warren E. Buffett Berkshire Hathaway Inc. 2555 Farnam St. Omaha, NE 68131	18,621,674(2)	8.29%

National Indemnity Company 1314 Douglas St. Omaha, NE 68102

FMR LLC 245 Summer St. Boston, MA 02210	14,747,177(3)	6.57%

BlackRock, Inc. 55 East 52nd St. New York, NY 10055	13,433,566(4)	5.98%

Massachusetts Financial Services Company 111 Huntington Avenue Boston, MA 02199	12,359,692(5)	5.50%

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage of Common Stock Owned

Directors and Named Executive Officers
Morton H. Fleischer	494,643	*
Christopher H. Volk	590,799(6)	*
Joseph M. Donovan	57,170(7)	*
William F. Hipp	22,044	*
Catherine D. Rice	5,814	*
Einar A. Seadler	16,576	*
Rajath Shourie	874	*
Quentin P. Smith, Jr.	18,015	*
Mary Fedewa	221,371	*
Catherine Long	218,513	*
Christopher K. Burbach	93,129	*
Michael T. Bennett	164,024(8)	*

All executive officers and directors as a group (12 persons)	1,902,972	*

*	Less than 1% of the outstanding common stock

(1)

Based upon information contained in a Schedule 13G/A filed on February 11, 2019, The Vanguard Group has sole voting power over 261,669 of the reported shares, shared voting power over 228,944 of the reported shares, sole dispositive power over 26,315,177 of the reported shares and shared dispositive power over 301,537 of the reported shares.

(2)

Based upon information contained in a Schedule 13G filed on February 14, 2018, Warren E. Buffett, Berkshire Hathaway, Inc. and National Indemnity Company each have shared voting and dispositive power over all of the reported shares and no sole voting or dispositive power with respect to any of the reported shares.

(3)

Based upon information contained in a Schedule 13G/A filed on January 9, 2019, FMR, LLC has sole voting power over 1,353,295 shares, sole dispositive power over all reported shares and no shared voting or dispositive power with respect to any of the reported shares.

(4)

Based upon information contained in a Schedule 13G/A filed on February 6, 2019, BlackRock, Inc. has sole voting power over 12,602,975 of the reported shares, sole dispositive power over all of the reported shares and no shared voting or dispositive power with respect to any of the reported shares.

(5)

Based upon information contained in a Schedule 13G filed on February 13, 2019, Massachusetts Financial Services Company has sole voting power over 11,375,046 of the reported shares, no shared voting power with respect to any of the reported shares, sole dispositive power over all of the reported shares and no shared dispositive power with respect to any of the reported shares.

(6)

Includes 169,198 shares of our common stock owned by a family trust of which Mr. Volk is co-trustee and 382 shares of our common stock inherited from a family member’s individual retirement account (IRA) and that are held in an inheritance IRA.

(7)

Includes (i) 350 shares of our common stock held in an IRA owned by Mr. Donovan’s spouse, and (ii) 6,000 shares of our common stock held in investment accounts owned by relatives and over which Mr. Donovan has shared dispositive power. Mr. Donovan disclaims any beneficial ownership of any of such shares.

(8)	Includes 24,742 shares of our common stock owned by Mr. Bennett’s spouse, with respect to which Mr. Bennett disclaims any beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations from the officers and directors of such stockholders, the Company believes that during, and with respect to, the year ended December 31, 2018, the Company’s officers, directors, and beneficial owners of more than 10% of the Company’s common stock, satisfied the reporting requirements promulgated under Section 16(a) of the Exchange Act.

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS AND VOTING INFORMATION

The Board is soliciting proxies for the Annual Meeting, and at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and the accompanying notice. This Proxy Statement and the accompanying form of proxy card, and our Annual Report, were first made available to stockholders on or about April [    ], 2019.

Why am I receiving these materials?

We have made these materials available to you over the Internet or, upon your request, have delivered printed copies of these materials to you by mail, in connection with the solicitation of proxies by the Board for use at our Annual Meeting, which will take place on May 30, 2019, at 9:00 a.m., Arizona time. As a stockholder, you are invited to attend the Annual Meeting online and vote your shares electronically on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under the rules of the SEC and that is designed to assist you in voting your shares.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date.

All stockholders receiving the Notice will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help minimize the costs associated with printing and distributing our proxy materials and lessen the environmental impact of our annual meetings.

What is included in the proxy materials? What is a proxy statement and what is a proxy?

The proxy materials include:

•   This Proxy Statement, including the Notice of Annual Meeting of Stockholders; and

•   Our Annual Report on Form 10-K for the year ended December 31, 2018.

If you received a printed copy of these materials by mail, the proxy materials also included a proxy card or a voting instruction form for the Annual Meeting.

A Proxy Statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2019

Annual Meeting. These three officers are Christopher H. Volk, Catherine Long and Michael T. Bennett.

The form of proxy and this Proxy Statement have been approved by the Board and are being provided to stockholders by its authority.

What am I voting on?

The following matters will be presented for stockholder consideration and voting at the Annual Meeting:

•   The election of nine director nominees to serve as directors of the Company until the 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified (Proposal No. 1);

•   A vote to amend the Company’s bylaws to allow stockholders to amend the bylaws by a majority vote of the outstanding shares entitled to be cast on the matter pursuant to a proposal submitted by an eligible stockholder (Proposal No. 2);

•   An advisory vote approving the compensation of the Company’s named executive officers (Proposal No. 3); and

•   The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 4).

What are the Board’s recommendations?

The Board recommends you vote:

•   “FOR” the election of each of the nine director nominees to serve as directors of the Company (Proposal No. 1);

•   “FOR” the proposal to amend the Company’s bylaws to allow stockholders to amend the bylaws by a majority vote of the outstanding shares entitled to be cast on the matter pursuant to a proposal submitted by an eligible stockholder (Proposal No. 2).

•   “FOR” approval of the resolution regarding compensation of the Company’s named executive officers (Proposal No. 3); and

•   “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 4).

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•   View on the Internet the Company’s proxy materials for the Annual Meeting; and

•   Instruct the Company to send future proxy materials to you by email.

Our proxy materials are also available on the Internet at http://www.proxyvote.com and on our investor relations website at http://ir.storecapital.com (information at or connected to our website is not and should not be considered part of this Proxy Statement). Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will lessen the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy-voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?

Holders of record of our common stock at the close of business on the Record Date, April 1, 2019, are entitled to receive notice of the Annual Meeting and to vote their shares of common stock held on that date at the meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, [        ] shares of common stock of the Company were outstanding.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at the Annual Meeting will constitute a quorum. If a quorum is established, each holder of common stock will be entitled to one vote for as many individuals as there are directors to be elected at the Annual Meeting and one vote on each matter to be voted on at the Annual Meeting for each issued and outstanding share of common stock owned on the Record Date. Proxies received but marked as abstentions and broker “non-votes” will be included in the calculation of the number of votes considered to be present at the Annual Meeting and will be counted for quorum purposes.

How can I attend the Annual Meeting?

Stockholders may attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/STOR2019. In order to vote or submit a question during the Annual Meeting, you will need to follow the instructions posted at www.virtualshareholdermeeting.com/STOR2019 and will need the control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials. Broadridge Financial Solutions is hosting our virtual Annual Meeting and, on the date of the Annual Meeting, will be available by telephone at 1-855-449-0991 to answer your questions regarding how to attend and participate in the Annual Meeting.

If I am unable to attend the Annual Meeting on the Internet, can I listen to the Annual Meeting by telephone?

Yes. Although you will not be considered present at the Annual Meeting and will not be able to vote at the Annual Meeting unless you attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/STOR2019, if you are unable to access the Annual Meeting on the Internet, you will be able to call 1-877-328-2502 and listen to the Annual Meeting if you provide the control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials. If you do not intend to attend the Annual Meeting, it is important to vote in advance of the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•    Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and we sent the Notice directly to you. If you requested printed copies of the proxy materials by mail, you also received a proxy card. If you are a stockholder of record, you will receive only one Notice or proxy card for all the shares of common stock you hold in certificate form, in book-entry form and in any Company benefit plan.

•   Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in “street name.” If you are a beneficial owner, the Notice was forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.” If you request printed copies of the proxy materials by mail, you will receive a voting instruction form.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What different methods may I use to vote?

•   Voting Electronically During the Annual Meeting. If you desire to vote electronically during the live webcast of the Annual Meeting, please follow the instructions for attending and voting at the Annual Meeting posted at www.virtualstockholdermeeting.com/STOR2019. You will need the 16-digit control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials. All votes must be received by the independent inspector, Carideo Group, before the polls close at the Annual Meeting.

•   Voting by Proxy for Shares Held by a Stockholder of Record. If you are a stockholder of record, you may instruct the proxy holders named in the accompanying proxy card on how to vote your shares of common stock in one of the following ways:

o  By Telephone or Internet. If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the proxy card. You may also vote by proxy over the Internet by visiting http:// www.proxyvote.com and entering the control number found in the Notice sent to you, or, if you requested printed copies of the proxy materials be sent to you by mail, by following the instructions provided with the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

o  By Written Proxy. If you requested printed copies of the proxy materials be sent to you by mail, you can vote by signing, dating and mailing the proxy card in the prepaid enclosed envelope.

•   Voting by Proxy for Shares Held by Beneficial Owners in Street Name. If you are a beneficial owner, you may instruct the broker, bank or other nominee that holds your shares in “street name” to vote your shares of common stock in one of the following ways:

o  By Telephone or Internet. If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares. You may also vote by proxy over the Internet by visiting http://www.proxyvote.com and entering the control number found in the Notice sent to you, or, if you requested printed copies of the proxy materials be sent to you by mail, by following the instructions provided in the voting instruction form you received from the organization holding your shares.

o  By Written Proxy. If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided.

What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares:

•   “FOR” the election of all director nominees as set forth in this Proxy Statement;

•   “FOR” the proposal to amend our bylaws to allow stockholders to amend our bylaws by a majority vote of the outstanding shares entitled to be cast on the matter pursuant to a proposal submitted by an eligible stockholder;

•   “FOR” the advisory vote to approve the compensation of our named executive officers; and

•   “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

What if I am a beneficial owner and do not give voting instructions to my broker?	If you are a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

•   Non-Discretionary Items. The election of directors, the approval of an amendment to our bylaws and the advisory vote to approve the compensation of our named executive officers are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-discretionary matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

•   Discretionary Items. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 is a discretionary item. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

How many votes are needed to approve each item?

•   The affirmative vote of a plurality of the votes cast at the Annual Meeting, electronically or by proxy, is required for the election of directors (Proposal No. 1). This means that the nine director nominees receiving the greatest number of votes will be elected.

•   The affirmative vote of a majority of the votes cast at the Annual Meeting, electronically or by proxy, is required to approve the amendment to our bylaws to allow stockholders to amend our bylaws by a majority vote of the outstanding shares entitled to be cast on the matter pursuant to a proposal submitted by an eligible stockholder (Proposal No. 2).

•   The affirmative vote of a majority of the votes cast at the Annual Meeting, electronically or by proxy, is required to approve the compensation of our named executive officers (Proposal No. 3). This vote, however, is advisory only and is not binding on the Company, the Board or its Compensation Committee. Although this vote is not binding, the Board and the Compensation Committee will take the results of the vote under advisement when making future decisions regarding the Company’s executive compensation program.

•   The affirmative vote of a majority of the votes cast at the Annual Meeting, electronically or by proxy, is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal No. 4). Although this vote is not binding, the Board and the Audit Committee will take the results of the vote under advisement when making future decisions regarding the Company’s independent registered public accounting firm.

How are abstentions, withhold votes and broker non-votes counted?	Abstentions (or withhold votes in the case of the election of directors) and broker non-votes will be counted to determine whether there is a quorum present at the Annual Meeting. Abstentions and broker non-votes will not be considered votes cast for voting purposes for all proposals.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by:

•   Voting again on a later date through the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by signing and returning a new proxy card or voting instruction form with a later date;

•   By attending the Annual Meeting virtually and voting during the Annual Meeting; or

•   By delivering a written notice of revocation prior to the Annual Meeting to Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

If you are a beneficial owner and your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

Where can I find the voting results of the Annual Meeting?

The Company intends to announce preliminary voting results at the Annual Meeting and disclose final results in a current report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business day period, the Company will disclose preliminary voting results in a Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

Who pays the cost for soliciting proxies by the Board?	The Company will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company’s common stock. In addition to solicitations by mail, officers and regular employees of the Company may, on behalf of the Company, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. We have retained Okapi Partners, LLC to assist in the solicitation of proxies for a fee of $15,000 plus reimbursement of expenses.

If I share an address with another stockholder, and we received only one paper copy of the proxy materials, how may I	We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our obtain an additional copy of the proxy materials?

printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, stockholders may write or call us at the following address and telephone number:

STORE Capital Corporation

Attention: Michael T. Bennett

Executive Vice President–General Counsel, Chief Compliance Officer

and Secretary

8377 East Hartford Drive, Suite 100

Scottsdale, Arizona 85255

(480) 256-1100

Stockholders who hold shares in “street name” may contact their broker, bank or other similar nominee to request information about householding.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Stockholders who intend to present proposals at the 2020 Annual Meeting of Stockholders, and who wish to have those proposals included in the Company’s proxy statement for the 2020 Annual Meeting, must be certain that those proposals are received at the principal executive offices of the Company at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255; Attention: Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary, no later than December 20, 2019. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposal be sent by certified mail, return receipt requested.

Notice of stockholder proposals to be raised from the floor of the 2020 Annual Meeting of Stockholders outside of Rule 14a-8 must be received by the Company’s Secretary at the address set forth above no earlier than November 20, 2019 and not later than 5:00 p.m., Arizona time, on December  20, 2019. The stockholder notice must comply with the information requirements set forth in the Company’s bylaws.

OTHER MATTERS

As of the date of this Proxy Statement, we have not been presented with any other business for consideration at the Annual Meeting. If any other matter is properly brought before the meeting for action by the stockholders, your proxy (unless revoked) will be voted in accordance with the recommendation of the Board, or at the discretion of the proxy holders if no recommendation is made.

ADDITIONAL INFORMATION

Our Annual Report, including financial statements, is filed with the SEC and, along with this Proxy Statement, is available electronically on our investor relations website at http://ir.storecapital.com to all stockholders of record as of April 1, 2019, including those stockholders whose shares are held in a brokerage, bank or similar account, who will receive the same mailing from the organization holding the account. We will provide without charge, upon written request to Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, filed with the SEC for the year ended December 31, 2018.

Annex A

STORE CAPITAL CORPORATION

~~THIRD~~FOURTH AMENDED AND RESTATED BYLAWS

(Effective ~~February 13~~May 30, 2019)

ARTICLE I

OFFICES

Section 1. PRINCIPAL OFFICE. The principal office of the Corporation in the State of Maryland shall be located at such place as the Board of Directors may designate.

Section 2. ADDITIONAL OFFICES. The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. PLACE. All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting.

Section 2. ANNUAL MEETING. An annual meeting of stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors.

Section 3. SPECIAL MEETINGS.

(a) General. Each of the chairman of the board, chief executive officer, president and Board of Directors may call a special meeting of stockholders. Except as provided in subsection (b)(4) of this Section 3, a special meeting of stockholders shall be held on the date and at the time and place set by the chairman of the board, chief executive officer, president or Board of Directors, whoever has called the meeting. Subject to subsection (b) of this Section 3, a special meeting of stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

(b) Stockholder-Requested Special Meetings. (1) Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent) and shall set forth all information relating to each such stockholder and each matter proposed to be acted on at the meeting that would be required to be disclosed in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which a Record Date Request Notice is received by the secretary.

(2) In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than a majority of all of the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”) shall be delivered to the secretary. In addition, the Special Meeting Request shall (a) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (b) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (c) set forth (i) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), (ii) the class, series and number of all shares of stock of the Corporation which are owned (beneficially or of record) by each such stockholder and (iii) the nominee holder for, and number of, shares of stock of the Corporation owned beneficially but not of record by such stockholder, (d) be sent to the secretary by registered mail, return receipt requested, and (e) be received by the secretary within 60 days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

(3) The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 3(b), the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.

(4) In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder-Requested Meeting, then such meeting shall be held at 2:00 p.m., local time, on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation. In fixing a date for a Stockholder-Requested Meeting, the Board of Directors may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting. In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date. The Board of Directors may revoke the notice for any Stockholder-Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of paragraph (3) of this Section 3(b).

(5) If written revocations of the Special Meeting Request have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the secretary: (i) if the notice of meeting has not already been delivered, the secretary shall refrain from delivering the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for a special meeting on the matter, or (ii) if the notice of meeting has been delivered and if the secretary first sends to all requesting stockholders who have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of the meeting or for the chairman of the meeting to adjourn the meeting without action on the matter, (A) the secretary may revoke the notice of the meeting at any time before ten days before the commencement of the meeting or (B) the chairman of the meeting may call the meeting to order and adjourn the meeting without acting on the matter. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

(6) The chairman of the board, chief executive officer, president or Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been received by the secretary until the earlier of (i) five Business Days after actual receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(7) For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or Phoenix, Arizona are authorized or obligated by law or executive order to close.

Section 4. NOTICE. Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions. The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless such stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting.

Subject to Section 11(a) of this Article II, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice. The Corporation may postpone or cancel a meeting of stockholders by making a public announcement (as defined in Section 11(c)(3) of this Article II) of such postponement or cancellation prior to the meeting. Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this section.

Section 5. ORGANIZATION AND CONDUCT. Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment or appointed individual, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting in the following order: the vice chairman of the board, if there is one, the chief executive officer, the president, the vice presidents in their order of rank and seniority, the secretary, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary, or, in the secretary’s absence, an assistant secretary, or, in the absence of both the secretary and assistant secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary. In the event that the secretary presides at a meeting of stockholders, an assistant secretary, or, in the absence of all assistant secretaries, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) concluding a meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 6. QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter of the Corporation (the “Charter”) for the vote necessary for the approval of any matter. If such quorum is not established at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting sine die or from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

Section 7. VOTING. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute, by the Charter, or these Bylaws. Unless otherwise provided by statute or by the Charter, each outstanding share, regardless of class, entitles the holder thereof to cast one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.

Section 8. PROXIES. A holder of record of shares of stock of the Corporation may cast votes in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Corporation before or at the meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.

Section 9. VOTING OF STOCK BY CERTAIN HOLDERS. Stock of the Corporation registered in the name of a corporation, limited liability company, partnership, joint venture, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, managing member, manager, general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any trustee or fiduciary, in such capacity, may vote stock registered in such trustee’s or fiduciary’s name, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt by the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

Section 10. INSPECTORS. The Board of Directors or the chairman of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor to the inspector. Except as otherwise provided by the chairman of the meeting, the inspectors, if any, shall (i) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (ii) receive and tabulate all votes, ballots or consents, (iii) report such tabulation to the chairman of the meeting, (iv) hear and determine all challenges and questions arising in connection with the right to vote, and (v) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 11. ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS.

(a) Annual Meetings of Stockholders. (1) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in this Section 11(a) and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with this Section 11(a).

(2) For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 11 and shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than 5:00 p.m., Mountain Time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Mountain Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(3) Such stockholder’s notice shall set forth:

(i) as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act;

(ii) as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;

(iii) as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,

(A) the class, series and number of all shares of stock or other securities of the Corporation or any affiliate thereof (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person,

(B) the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person,

(C) whether and the extent to which such stockholder, Proposed Nominee or Stockholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (I) manage risk or benefit of changes in the price of Company Securities for such stockholder, Proposed Nominee or Stockholder Associated Person or (II) increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person in the Corporation or any affiliate thereof disproportionately to such person’s economic interest in the Company Securities, and

(D) any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series; (iv) as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (3) of this Section 11(a) and any Proposed Nominee,

(A) the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee and

(B) the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;

(v) the name and address of any person who contacted or was contacted by the stockholder giving the notice or any Stockholder Associated Person about the Proposed Nominee or other business proposal prior to the date of such stockholder’s notice; and

(vi) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

(4) Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a certificate executed by the Proposed Nominee (i) certifying that such Proposed Nominee (a) is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director, including, without limitation, voting on any matter (a “Voting Commitment”) or receiving compensation (a “Compensation Agreement”), that has not been disclosed to the Corporation and (b) will serve as a director of the Corporation if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded).

(5) Notwithstanding anything in this subsection (a) of this Section 11 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting, a stockholder’s notice required by this Section 11(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Corporation not later than 5:00 p.m., Mountain Time, on the tenth day following the day on which such public announcement is first made by the Corporation.

(6) For purposes of this Section 11, “Stockholder Associated Person” of any stockholder shall mean (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors or (ii) provided that the special meeting has been called in accordance with Section 3(a) of this Article II for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice provided for in this Section 11 and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information required by paragraphs (a)(3) and (4) of this Section 11, is delivered to the secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Mountain Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(c) General. (1) If information submitted pursuant to this Section 11 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 11. Any such stockholder shall notify the Corporation of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the secretary or the Board of Directors, any such stockholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 11, and (B) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 11 as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 11.

(2) Only such individuals who are nominated in accordance with this Section 11 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11.

(3) For purposes of this Section 11, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to stockholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time. “Public announcement” shall mean disclosure (A) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (B) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(4) Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, any proxy statement filed by the Corporation with the Securities and Exchange Commission pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 11 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person under Section 14(a) of the Exchange Act.

Section 12. PROXY ACCESS RIGHTS.

(a) Notwithstanding anything to the contrary in these Bylaws, whenever the Board of Directors solicits proxies with respect to the election of Directors at an annual meeting of stockholders, subject to the provisions of this Section 12, the Corporation shall include in its proxy statement and other applicable filings pursuant to Section 14(a) of the Exchange Act (the “Corporation Proxy Materials”), in addition to any individuals nominated for election by or at the direction of the Board of Directors, the name, together with the Required Information (as defined below), of any individual nominated for election to the Board of Directors (each such individual being hereinafter referred to as a “Stockholder Nominee”) by a stockholder or group of no more than 20 stockholders that satisfies the requirements of this Section 12 (such individual or group, including as the context requires each member thereof, being hereinafter referred to as the “Eligible Stockholder”). For purposes of this Section 12, the “Required Information” that the Corporation shall include in the Corporation Proxy Materials is (i) the information provided to the secretary of the Corporation concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation Proxy Materials by the rules and regulations promulgated under the Exchange Act, and (ii) if the Eligible Stockholder so elects, a written statement in support of the Stockholder Nominee’s candidacy, not to exceed 500 words, delivered to the secretary of the Corporation at the time the Notice of Proxy Access Nomination (as defined below) required by this Section 12 is provided (the “Statement”). Notwithstanding anything to the contrary contained in this Section 12, the Corporation may omit from the Corporation Proxy Materials any information or Statement (or portion thereof) that the Board of Directors, in its sole discretion, determines is materially false or misleading, omits to state any material fact necessary in order to make such information or Statement, in light of the circumstances under which it was provided or made, not misleading, or would violate any applicable law or regulation.

(b) To be eligible to require the Corporation to include a Stockholder Nominee in the Corporation Proxy Materials pursuant to this Section 12, an Eligible Stockholder must have Owned (as defined below) at least three percent (3%) or more of the shares of common stock, $0.01 par value per share (the “Common Shares”), of the Corporation outstanding from time to time (the “Required Shares”) continuously for at least three years (the “Minimum Holding Period”) as of both (i) the date the Notice of Proxy Access Nomination is delivered to the secretary of the Corporation in accordance with this Section 12, and (ii) the close of business on the record date for determining the stockholders entitled to vote at the annual meeting of stockholders, and must continuously Own the Required Shares through the date of such annual meeting (and any postponement or adjournment thereof). For purposes of this Section 12, an Eligible Stockholder shall be deemed to “Own” only those outstanding Common Shares as to which the Eligible Stockholder possesses both (i) the full voting and investment rights pertaining to the Common Shares, and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such Common Shares; provided, that the number of Common Shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such Eligible Stockholder or any of its Affiliates (as defined below) in any transaction that has not been settled or closed, including short sales, (B) borrowed by such Eligible Stockholder or any of its Affiliates for any purpose or purchased by such Eligible Stockholder or any of its Affiliates pursuant to an agreement to resell, (C) that are subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument, agreement, arrangement or understanding entered into by such Eligible Stockholder or any of its Affiliates, whether any such instrument, agreement, arrangement or understanding is to be settled with shares or with cash based on the notional amount or value of outstanding Common Shares, in any such case which instrument, agreement, arrangement or understanding has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such Eligible Stockholder’s or its Affiliate’s full right to vote or direct the voting of any such Common Shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of such Common Shares by such Eligible Stockholder or its Affiliate or (D) for which the Eligible Stockholder has transferred the right to vote the shares other than by means of a proxy, power of attorney or other instrument or arrangement that is unconditionally revocable at any time by the Eligible Stockholder and that expressly directs the proxy holder to vote at the direction of the Eligible Stockholder. In addition, an Eligible Stockholder shall be deemed to “Own” Common Shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the full right to instruct how the Common Shares are voted with respect to the election of Directors and possesses the full economic interest in the Common Shares. An Eligible Stockholder’s Ownership of Common Shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such Common Shares, provided, that the Eligible Stockholder has the power to recall such loaned shares on three (3) Business Days’ notice and has in fact recalled such loaned shares as of the time the Notice of Proxy Access Nomination is provided and through the date of the annual meeting of stockholders. For purposes of this Section 12, the terms “Owned,” “Owning” and other variations of the word “Own” shall have correlative meanings. Whether outstanding Common Shares are “Owned” for these purposes shall be determined by the Board of Directors, in its sole discretion. In addition, the term “Affiliate” or “Affiliates” shall have the meaning ascribed thereto under the Exchange Act.

(c) To be eligible to require the Corporation to include a Stockholder Nominee in the Corporation Proxy Materials pursuant to this Section 12, an Eligible Stockholder must provide to the secretary of the Corporation, in proper form and within the times specified below, (i) a written notice expressly electing to have such Stockholder Nominee included in the Corporation Proxy Materials pursuant to this Section 12 (a “Notice of Proxy Access Nomination”) and (ii) any updates or supplements to such Notice of Proxy Access Nomination. To be timely, the Notice of Proxy Access Nomination must be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the one-hundred twentieth (120th) day nor earlier than the close of business on the one-hundred fiftieth (150th) day prior to the first (1st) anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the first (1st) anniversary of the date of the preceding year’s annual meeting of stockholders, in order for the Notice of Proxy Access Nomination to be timely, such nomination must be so delivered not earlier than the close of business on the one-hundred fiftieth (150th) day prior to the date of such annual meeting of stockholders and not later than the close of business on the later of the one-hundred twentieth (120th) day prior to the date of such annual meeting of stockholders, as originally convened, or the tenth (10th) day following the day on which public announcement of the date of such annual meeting of stockholders is first made by the Corporation. In no event shall the public announcement of a postponement or adjournment of an annual meeting to a later date or time commence a new time period for the giving of a Notice of Proxy Access Nomination as described above.

(d) To be in proper form for purposes of this Section 12, the Notice of Proxy Access Nomination delivered to the secretary of the Corporation shall include the following information:

(1) one or more written statements from the record holder of the Required Shares (or from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period and, if applicable, each participant in the Depository Corporation Company (“DTC”) or affiliate of a DTC participant through which the Required Shares are or have been held by such intermediary during the Minimum Holding Period if the intermediary is not a DTC participant or affiliate of a DTC participant) verifying that, as of a date within seven (7) Business Days prior to the date the Notice of Proxy Access Nomination is delivered to the secretary of the Corporation, the Eligible Stockholder Owns, and has Owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide (A) within five (5) Business Days after the record date for the annual meeting of stockholders, written statements from the record holder or intermediaries between the record holder and the Eligible Stockholder verifying the Eligible Stockholder’s continuous Ownership of the Required Shares through the close of business on the record date, together with a written statement by the Eligible Stockholder that such Eligible Stockholder will continue to Own the Required Shares through the date of such annual meeting of stockholders (and any postponement or adjournment thereof), and (B) the updates and supplements to the Notice of Proxy Access Nomination at the times and in the forms required by this Section 12;

(2) a copy of the Schedule 14N filed or to be filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

(3) information that is the same as would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 11(a)(3) of this Article II, including the written consent of the Stockholder Nominee to being named in the Corporation Proxy Materials as a nominee and to serving as a Director if elected;

(4) the undertaking and questionnaire required by Section 11(a)(4) of this Article II;

(5) a copy of any Compensation Agreement to which the Shareholder Nominee is a party;

(6) the written agreement of the Stockholder Nominee, upon such Stockholder Nominee’s election, to make such acknowledgments, enter into such agreements and provide such information as the Board of Directors requires of all Directors at such time, including, without limitation, agreeing to be bound by the Corporation’s Code of Business Conduct and Ethics and other similar policies and procedures;

(7) a representation that the Eligible Stockholder (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and that neither the Eligible Stockholder nor any Stockholder Nominee being nominated thereby presently has such intent, (B) has not nominated and will not nominate for election to the Board of Directors at the annual meeting of stockholders (or any postponement or adjournment thereof) any individual other than the Stockholder Nominee(s) included in the Corporation Proxy Materials pursuant to this Section 12, (C) has not engaged and will not engage in, and has not been and will not be a “participant” in another person’s “solicitation,” each within the meaning of Rule 14a-1(l) under the Exchange Act, in support of the election of any individual as a Director at the annual meeting of stockholders (or any postponement or adjournment thereof) other than such Stockholder Nominee(s) or a nominee of the Board of Directors, (D) has complied, and will comply, with all applicable laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting, including, without limitation, Rule 14a-9 under the Exchange Act, (E) will not distribute to any stockholder any form of proxy for the annual meeting of stockholders other than the form distributed by the Corporation, and (F) has not provided and will not provide facts, statements or information in its communications with the Corporation and the stockholders that were not or will not be true, correct and complete in all material respects or which omitted or will omit to state a material fact necessary in order to make such facts, statements or information, in light of the circumstances under which they were or will be provided, not misleading; and

(8) a written undertaking that the Eligible Stockholder (A) assumes all liability stemming from any legal or regulatory violation arising out of communications with the stockholders by the Eligible Stockholder, its Affiliates and associates or their respective agents or representatives, either before or after providing a Notice of Proxy Access Nomination pursuant to this Section 12, or out of the facts, statements or information that the Eligible Stockholder or its Stockholder Nominee(s) provided to the Corporation pursuant to this Section 12 or otherwise in connection with the inclusion of such Stockholder Nominee(s) in the Corporation Proxy Materials pursuant to this Section 12, and (B) indemnifies and holds harmless the Corporation and each of its Directors, officers and employees against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of such Eligible Stockholder’s nomination of a Stockholder Nominee or the Corporation’s inclusion of such Stockholder Nominee in the Corporation Proxy Materials pursuant to this Section 12.

The Corporation may also require each Stockholder Nominee and the Eligible Stockholder to furnish such other information (A) as may reasonably be required by the Corporation to determine the eligibility of such Stockholder Nominee to serve as an independent Director (as determined under the rules and listing standards of any national securities exchange on which any securities of the Corporation are listed), (B) that could be material to a stockholder’s understanding of the independence or lack of independence of such Stockholder Nominee, or (C) as may reasonably be required by the Corporation to determine whether the Eligible Stockholder meets the criteria for qualification as an Eligible Stockholder.

(e) To be eligible to require the Corporation to include a Stockholder Nominee in the Corporation Proxy Materials pursuant to this Section 12, an Eligible Stockholder must further update and supplement the Notice of Proxy Access Nomination, if necessary, so that the information provided or required to be provided in such Notice of Proxy Access Information pursuant to this Section 12 shall be true, correct and complete as of the record date for the annual meeting of stockholders and as of the date that is ten (10) Business Days prior to such annual meeting (or any postponement or adjournment thereof), and such update and supplement (or a written notice stating that there is no such update or supplement) shall be delivered to the secretary at the principal executive office of the Corporation not later than the close of business on the fifth (5th) Business Day after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than the close of business on the eighth (8th) Business Day prior to the date of the annual meeting of stockholders, if practicable, or, if not practicable, on the first practicable date prior to the annual meeting of stockholders or any postponement or adjournment thereof (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any postponement or adjournment thereof).

(f) In the event that any facts, statements or information provided by the Eligible Stockholder or a Stockholder Nominee to the Corporation or the stockholders ceases to be true, correct and complete in all material respects or omits a material fact necessary to make such facts, statements or information, in light of the circumstances under which they were provided, not misleading, the Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the secretary of the Corporation of any defect in such previously provided facts, statements or information and of the facts, statements or information required to correct any such defect.

(g) Whenever an Eligible Stockholder consists of a group of more than one stockholder, each provision in this Section 12 that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to comply with any other conditions shall be deemed to require each stockholder that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to comply with such other conditions (which, if applicable, shall apply with respect to the portion of the Required Shares Owned by such stockholder). When an Eligible Stockholder is comprised of a group, a violation of any provision of these Bylaws by any member of the group shall constitute a violation by the entire group. No person may be a member of more than one group of persons constituting an Eligible Stockholder with respect to any annual meeting of stockholders. In determining the aggregate number of stockholders in a group, two or more funds that are part of the same family of funds under common management and investment control (a “Qualifying Fund Family”) shall be treated as one stockholder. Not later than the deadline for delivery of the Notice of Proxy Access Nomination pursuant to this Section 12, a Qualifying Fund Family whose share Ownership is counted for purposes of determining whether a stockholder or group of stockholders qualifies as an Eligible Stockholder shall provide to the secretary of the Corporation such documentation as is reasonably satisfactory to the Board of Directors, in its sole discretion, to demonstrate that the funds comprising the Qualifying Fund Family satisfy the definition thereof.

(h) The maximum number of Stockholder Nominees nominated by all Eligible Stockholders and entitled to be included in the Corporation Proxy Materials with respect to an annual meeting of stockholders shall not exceed the greater of (i) two Directors, or (ii) 20% of the number of Directors up for election as of the last day on which a Notice of Proxy Access Nomination may be timely delivered pursuant to and in accordance with this Section 12 (the “Final Proxy Access Nomination Date”) or, if such percentage does not result in a whole number, the closest whole number of Directors below 20%; provided, that the maximum number of Stockholder Nominees entitled to be included in the Corporation Proxy Materials with respect to a forthcoming annual meeting of stockholders shall be reduced by the number of individuals who were elected as Directors at the immediately preceding or second preceding annual meeting of stockholders after inclusion in the Corporation Proxy Materials pursuant to this Section 12 and whom the Board of Directors nominates for re-election at such forthcoming annual meeting of stockholders. In the event that one or more vacancies for any reason occur on the Board of Directors after the Final Proxy Access Nomination Date but before the election of Directors at the forthcoming annual meeting of stockholders and the Board of Directors elects to reduce the size of the Board of Directors in connection therewith, the maximum number of Stockholder Nominees eligible for inclusion in the Corporation Proxy Materials pursuant to this Section 12 shall be calculated based on the number of Directors serving as so reduced. Any individual nominated by an Eligible Stockholder for inclusion in the Corporation Proxy Materials pursuant to this Section 12 whose nomination is subsequently withdrawn or whom the Board of Directors decides to nominate for election to the Board of Directors shall be counted as one of the Stockholder Nominees for purposes of determining when the maximum number of Stockholder Nominees eligible for inclusion in the Corporation Proxy Materials pursuant to this Section 12 has been reached. Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation Proxy Materials pursuant to this Section 12 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees be selected for inclusion in the Corporation Proxy Materials in the event that the total number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 12 exceeds the maximum number of Stockholder Nominees eligible for inclusion in the Corporation Proxy Materials pursuant to this Section 12(h). In the event the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 12 exceeds the maximum number of nominees eligible for inclusion in the Corporation Proxy Materials pursuant to this Section 12(h), the highest-ranking Stockholder Nominee from each Eligible Stockholder pursuant to the preceding sentence shall be selected for inclusion in the Corporation Proxy Materials until the maximum number is reached, proceeding in order of the number of Common Shares (largest to smallest) disclosed as Owned by each Eligible Stockholder in the Notice of Proxy Access Nomination submitted to the secretary of the Corporation. If the maximum number is not reached after the highest-ranking Stockholder Nominee from each Eligible Stockholder has been selected, this selection process shall continue as many times as necessary, following the same order each time, until the maximum number is reached. The Stockholder Nominees so selected in accordance with this Section 12(h) shall be the only Stockholder Nominees entitled to be included in the Corporation Proxy Materials and, following such selection, if the Stockholder Nominees so selected are not included in the Corporation Proxy Materials or are not submitted for election for any reason (other than the failure of the Corporation to comply with this Section 12), no other Stockholder Nominees shall be included in the Corporation Proxy Materials pursuant to this Section 12.

(i) The Corporation shall not be required to include, pursuant to this Section 12, a Stockholder Nominee in the Corporation Proxy Materials for any annual meeting of stockholders (i) for which meeting the secretary of the Corporation receives a notice that the Eligible Stockholder or any other stockholder has nominated one or more individuals for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for Director set forth in Section 11 of this Article II, (ii) if the Eligible Stockholder who has nominated such Stockholder Nominee has engaged in or is currently engaged in or has been or is a “participant” in another person’s “solicitation,” each within the meaning of Rule 14a-1(l) under the Exchange Act, in support of the election of any individual as a Director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (iii) if such Stockholder Nominee would not qualify as independent (as determined under the rules and listing standards of any national securities exchange on which any securities of the Corporation are listed), (iv) if such Stockholder Nominee is or becomes a party to any Voting Commitment, (v) if the election of such Stockholder Nominee as a Director would cause the Corporation to fail to comply with these Bylaws, the Charter of Corporation, the rules and listing standards of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded, or any applicable state or federal law, rule or regulation, (vi) if such Stockholder Nominee is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (vii) if such Stockholder Nominee is a defendant in or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted or has pleaded nolo contendere in such a criminal proceeding within the past ten years, (viii) if such Stockholder Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (ix) if the Eligible Stockholder who has nominated such Stockholder Nominee or such Stockholder Nominee provides any facts, statements or information to the Corporation or the stockholders required or requested pursuant to this Section 12 that is not true, correct and complete in all material respects or that omits a material fact necessary to make such facts, statements or information, in light of the circumstances in which they were provided, not misleading, or that otherwise contravenes any of the agreements, representations or undertakings made by such Eligible Stockholder or Stockholder Nominee pursuant to this Section 12, or (x) if the Eligible Stockholder who has nominated such Stockholder Nominee or such Stockholder Nominee fails to comply with any of its obligations pursuant to this Section 12, in each instance as determined by the Board of Directors, in its sole discretion.

(j) Notwithstanding anything to the contrary set forth herein, the Board of Directors or the chairman of the meeting shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if (i) the Stockholder Nominee(s) and/or the applicable Eligible Stockholder shall have failed to comply with its or their obligations under this Section 12, as determined by the Board of Directors or the chairman of the meeting, or (ii) the Eligible Stockholder, or a qualified representative thereof, does not appear at the annual meeting of stockholders to present the nomination of the Stockholder Nominee(s) included in the Corporation Proxy Materials pursuant to this Section 12. For purposes of this Section 12(j), to be considered a qualified representative of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as its proxy at the annual meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at such annual meeting.

(k) Any Stockholder Nominee who is included in the Corporation Proxy Materials for an annual meeting of stockholders but withdraws from or becomes ineligible or unavailable for election to the Board of Directors at such annual meeting of stockholders shall be ineligible for inclusion in the Corporation Proxy Materials as a Stockholder Nominee pursuant to this Section 12 for the next annual meeting of stockholders. For the avoidance of doubt, this Section 12(k) shall not prevent any stockholder from nominating any individual to the Board of Directors pursuant to and in accordance with Section 11 of this Article II.

(l) This Section 12 provides the exclusive method for a stockholder to require the Corporation to include nominee(s) for election to the Board of Directors in the Corporation Proxy Materials.

Section 13. TELEPHONE MEETINGS. The Board of Directors or chairman of the meeting may permit one or more stockholders to participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at the meeting.

Section 14. CONTROL SHARE ACQUISITION ACT. Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute (the “MGCL”), shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

Section 15. STOCKHOLDERS’ CONSENT IN LIEU OF MEETING. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders.

Section 16. BUSINESS COMBINATIONS. By virtue of a resolution adopted by the Board of Directors prior to or at the time of adoption of these Bylaws (and the adoption of these Bylaws shall be deemed to be, and shall be conclusive evidence of, the adoption of such resolution), any business combination (as defined in Section 3-601(e) of the MGCL) between the Corporation and any other person or entity or group of persons or entities is exempt from the provisions of Subtitle 6 of Title 3 of the MGCL. The approval by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors shall be required in order for the Board of Directors to revoke, alter or amend such resolution or otherwise adopt any resolution that is inconsistent with this Section 16 of Article II or with a prior resolution of the Board of Directors that exempts any business combination between the Corporation and any other person, whether identified specifically, generally or by type, from the provisions of Subtitle 6 of Title 3 of the MGCL.

ARTICLE III

DIRECTORS

Section 1. GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors.

Section 2. NUMBER, TENURE, QUALIFICATIONS AND RESIGNATION.

(a) At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL, nor more than 15, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors.

(b) Any director of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

Section 3. ANNUAL AND REGULAR MEETINGS. An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place of regular meetings of the Board of Directors without other notice than such resolution.

Section 4. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the chairman of the board, the chief executive officer, the president or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the time and place of any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place of special meetings of the Board of Directors without other notice than such resolution.

Section 5. NOTICE. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by United States mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 6. QUORUM. A majority of the directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a particular group of directors is required for action, a quorum must also include a majority or such other percentage of such group.

The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.

Section 7. VOTING. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

Section 8. ORGANIZATION. At each meeting of the Board of Directors, the chairman of the board or, in the absence of the chairman, the vice chairman of the board, if any, shall act as chairman of the meeting. In the absence of both the chairman and vice chairman of the board, the chief executive officer or, in the absence of the chief executive officer, the president or, in the absence of the president, a director chosen by a majority of the directors present, shall act as chairman of the meeting. The secretary or, in his or her absence, an assistant secretary of the Corporation, or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 9. TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 10. CONSENT BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.

Section 11. VACANCIES. If for any reason any or all the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder. Except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any vacancy on the Board of Directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Section 12. COMPENSATION. Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

Section 13. RELIANCE. Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

Section 14. RATIFICATION. The Board of Directors or the stockholders may ratify any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter, and if so ratified, shall have the same force and effect as if originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders. Any action or inaction questioned in any stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and such ratification shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

ARTICLE IV

COMMITTEES

Section 1. NUMBER, TENURE AND QUALIFICATIONS. The Board of Directors may appoint from among its members an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and one or more other committees, composed of one or more directors, to serve at the pleasure of the Board of Directors. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.

Section 2. POWERS. The Board of Directors may delegate to committees appointed under Section 1 of this Article any of the powers of the Board of Directors, except as prohibited by law. Except as may be otherwise provided by the Board of Directors, any committee may delegate some or all of its power and authority to one or more subcommittees, composed of one or more directors, as the committee deems appropriate in its sole and absolute discretion.

Section 3. MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board shall otherwise provide.

Section 4. TELEPHONE MEETINGS. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5. CONSENT BY COMMITTEES WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

Section 6. VACANCIES. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

Section 1. GENERAL PROVISIONS. The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chairman of the board, a vice chairman of the board, a chief executive officer, one or more vice presidents, a chief operating officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or desirable. The officers of the Corporation shall be elected annually by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Each officer shall serve until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 2. REMOVAL AND RESIGNATION. Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board, the chief executive officer, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 3. VACANCIES. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 4. CHAIRMAN OF THE BOARD. The Board of Directors may designate from among its members a chairman of the board, who shall not, solely by reason of these Bylaws, be an officer of the Corporation. The Board of Directors may designate the chairman of the board as an executive or non-executive chairman. The chairman of the board shall preside over the meetings of the Board of Directors. The chairman of the board shall perform such other duties as may be assigned to him or her by these Bylaws or the Board of Directors.

Section 5. CHIEF EXECUTIVE OFFICER. The Board of Directors may designate a chief executive officer. In the absence of such designation, the chairman of the board shall be the chief executive officer of the Corporation. The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

Section 6. CHIEF OPERATING OFFICER. The Board of Directors may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

Section 7. CHIEF FINANCIAL OFFICER. The Board of Directors may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

Section 8. PRESIDENT. In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation. In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

Section 9. VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the chief executive officer, the president or the Board of Directors. The Board of Directors may designate one or more vice presidents as executive vice president, senior vice president, or vice president for particular areas of responsibility.

Section 10. SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors.

Section 11. TREASURER. The treasurer shall have the custody of the funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors. In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation.

The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 12. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, the president or the Board of Directors.

Section 13. COMPENSATION. The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director.

ARTICLE VI

CONTRACTS, CHECKS AND DEPOSITS

Section 1. CONTRACTS. The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors and executed by an authorized person.

Section 2. CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

Section 3. DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the chief executive officer, the president, the chief financial officer, or any other officer designated by the Board of Directors may determine.

ARTICLE VII

STOCK

Section 1. CERTIFICATES. Except as may be otherwise provided by the Board of Directors, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in any manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 2. TRANSFERS. All transfers of shares of stock shall be made on the books of the Corporation, by the holder of the shares, in person or by his or her attorney, in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors that such shares shall no longer be represented by certificates. Upon the transfer of any uncertificated shares, the Corporation shall provide to the record holders of such shares, to the extent then required by the MGCL, a written statement of the information required by the MGCL to be included on stock certificates.

The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

Section 3. REPLACEMENT CERTIFICATE. Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors has determined that such certificates may be issued. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

Section 4. FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

When a record date for the determination of stockholders entitled to notice of and to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to apply to the meeting if adjourned or postponed, except if the meeting is adjourned or postponed to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting shall be determined as set forth herein.

Section 5. STOCK LEDGER. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

Section 6. FRACTIONAL STOCK; ISSUANCE OF UNITS. The Board of Directors may authorize the Corporation to issue fractional shares of stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may authorize the issuance of units consisting of different securities of the Corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

ARTICLE VIII

ACCOUNTING YEAR

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

Section 1. AUTHORIZATION. Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.

Section 2. CONTINGENCIES. Before payment of any dividends or other distributions, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

ARTICLE X

INVESTMENT POLICY

Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate in its sole discretion.

ARTICLE XI

SEAL

Section 1. SEAL. The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland.” The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 2. AFFIXING SEAL. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XII

INDEMNIFICATION AND ADVANCE OF EXPENSES

To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter and these Bylaws shall vest immediately upon election of a director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XIII

WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

ARTICLE XIV

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the Charter or these Bylaws, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine.

ARTICLE XV

AMENDMENT OF BYLAWS

The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws; provided, however, that any amendment to Section ~~13~~14 or Section ~~15~~16 of Article II must be approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

In addition, pursuant to a binding proposal that is submitted to the stockholders for approval at a duly called annual meeting or special meeting of stockholders by a stockholder or group of no more than twenty (20) stockholders:

(a) each of which provides to the Secretary of the Corporation a timely notice of such proposal which satisfies the notice procedures and all other relevant provisions of Section 3 or Section 11 of Article II of these Bylaws and is otherwise permitted by applicable law (the “Notice of Bylaw Amendment Proposal”);

(b) that Owned at least three percent (3%) or more of the Common Shares outstanding from time to time continuously for at least three (3) years as of both (i) the date the Notice of Bylaw Amendment Proposal is delivered to the Secretary of the Corporation in accordance with Section 3 or Section 11 of Article II of these Bylaws, and (ii) the close of business on the record date for determining the stockholders entitled to vote at the relevant annual meeting or special meeting of stockholders; and

(c) that continuously Owns such Common Shares through the date of such annual meeting or special meeting of stockholders (and any postponement or adjournment thereof),

the stockholders shall have the power, by the affirmative vote of a majority of all votes entitled to be cast on the matter, to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws, except that the stockholders shall not have the power to alter or repeal Article XII, Article XIV or this Article XV or adopt any provision of these Bylaws inconsistent with Article XII, Article XIV or this Article XV without the approval of the Board of Directors.

As used in this Article XIV, the term “Owned” shall have the meaning given thereto in Section 12(b) of Article II of these Bylaws, except that any reference to an “Eligible Stockholder” or to the “Notice of Proxy Access Nomination” in the definition of “Owned” shall be deemed to be a reference to the applicable stockholder or group of stockholders or to the Notice of Bylaw Amendment Proposal referred to in this Article XV.

STORE CAPITAL CORPORATION 8377 EAST HARTFORD DRIVE, SUITE 100 SCOTTSDALE, AZ 85255 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/STOR2019 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E59375-P18185 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY STORE CAPITAL CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote “FOR” number(s) of the nominee(s) on the line below. each of the nominees listed in Item 1. 1. Election of Directors Nominees: 01) Joseph M. Donovan 06) Einar A. Seadler 02) Mary Fedewa 07) Rajath Shourie 03) Morton H. Fleischer 08) Quentin P. Smith, Jr. 04) William F. Hipp 09) Christopher H. Volk 05) Catherine D. Rice The Board of Directors recommends you vote “FOR” Item 2. For Against Abstain 2. To approve an amendment to the Company’s bylaws to allow stockholders to amend the bylaws by a majority vote of the outstanding shares entitled to be cast on the matter pursuant to a proposal submitted by an eligible stockholder. The Board of Directors recommends you vote “FOR” Item 3. 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers. The Board of Directors recommends you vote “FOR” Item 4. 4. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees listed in Item 1 and FOR Items 2, 3 and 4. If any other matters properly come before the meeting or any postponement or adjournment of the meeting, the person(s) named in this proxy will vote in their discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E59376-P18185 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STORE CAPITAL CORPORATION FOR USE AT THE 2019 ANNUAL MEETING OF STOCKHOLDERS ON MAY 30, 2019 The undersigned stockholder(s) of STORE Capital Corporation, a Maryland corporation, hereby appoint(s) Michael T. Bennett, Catherine Long and Christopher H. Volk, and each or any of them, as proxies, with full power of substitution, and hereby authorize(s) them to cast on behalf of the undersigned, as designated on the reverse side of this proxy card, all votes that the undersigned is/are entitled to cast at the 2019 Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/STOR2019 on Thursday, May 30, 2019 at 8:00 a.m., Arizona time, or any postponement or adjournment thereof, in accordance with and as more fully described in the Notice of the Annual Meeting of Stockholders and the Proxy Statement, receipt of each of which are hereby acknowledged and the terms of each of which are incorporated by reference, and otherwise to represent the undersigned at the meeting with all powers the undersigned would possess if personally present at the meeting. The undersigned hereby revokes any proxy heretofore given with respect to the 2019 Annual Meeting of Stockholders. THE PERSONS NAMED IN THIS PROXY WILL VOTE YOUR SHARES: (1) AS YOU SPECIFY ON THE BACK OF THIS PROXY CARD, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THE BACK OF THIS PROXY CARD, AND (3) AS THEY DECIDE ON ANY OTHER MATTER PROPERLY COMING BEFORE THE ANNUAL MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side.